AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2005


                           REGISTRATION NO. 333-116512
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                        POST-EFFECTIVE AMENDMENT NO. 6 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                            NETSOL TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)


      Nevada                            2834                     95-4627685
(State or Other Jurisdiction      (Primary Standard            (IRS Employer
of Incorporation              Industrial Classification   Identification Number)
or Organization)                  "SIC" Code Number)

                              ---------------------

                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197
     (Address including the zip code & telephone number including area code, of registrant's principal executive office)

                                  NAEEM GHAURI
                             CHIEF EXECUTIVE OFFICER
                            NETSOL TECHNOLOGIES, INC.
                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   COPIES TO:

                              PATTI L. W. MCGLASSON
                                  MALEA FARSAI
                                 GENERAL COUNSEL
                            NETSOL TECHNOLOGIES, INC.
                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                               ------------------

                                         CALCULATION OF REGISTRATION FEE
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Title of Each  Class of  Securities  to be  Number of Shares    Proposed  Maximum  Proposed  Maximum     Amount of
Registered                                  to be               Offering Price     Aggregate Offering    Registration
                                            Registered(1) (2)   Per Share(1) (2)   Price                 Fee
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Shares of Common Stock, $.001 par value           481,557             $2.20           $1,059,425.40           $124.69
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Shares of Common Stock, $.001 par value           144,052             $2.02           $  290,985.04           $ 34.25
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Shares of Common Stock, $.001 par value,        1,235,469             $2.20           $2,718,031.80           $319.91
underlying warrants and convertible
debentures(3)
------------------------------------------- ------------------- ------------------ --------------------- ----------------
                          TOTAL                 1,861,078                             $4,068,442.24           $478.85
------------------------------------------- ------------------- ------------------ --------------------- ----------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).
(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to anti-dilution provisions of the warrants.
(3) 590,308 of the shares are issuable upon exercise of the warrants and 645,161 of the shares upon conversion of the convertible debentures

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_] ------------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_] ------------------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[_] ------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
[_]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 2005


                                   PROSPECTUS


                        1,861,078 SHARES OF COMMON STOCK
                                       OF
                            NETSOL TECHNOLOGIES, INC.

This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by certain selling stockholders, who will use this prospectus to resell their shares of common stock. The shares of common stock being offered include: shares of common stock acquired by the selling stockholders in a private placement of such shares by NetSol; shares of common stock underlying convertible debentures and warrants acquired by the selling stockholders in a NetSol private placement. Such warrants and convertible debentures have not been exercised or converted. In addition, certain shares of common stock were acquired by selling stockholders in settlement of litigation against NetSol and in exchange for settlement of a tax liability due by our subsidiary located in Pakistan. Certain shares of common stock were acquired by selling stockholders as payment of principal, interest and penalties as payment on a note and as shares in satisfaction of money due for services. A number of shares underlying warrants were acquired pursuant to a placement agent agreement with the warrant holder. In this prospectus, we sometimes refer to the common stock as the securities. In this prospectus, the terms "NetSol," "we," or "us" will each refer to NetSol Technologies, Inc.


We will not receive any proceeds from sales of the shares of common stock by the selling stockholders.


Our common stock is traded on the NASDAQ SmallCap Market under the symbol "NTWK". The closing price of our common stock on September 30, 2005 was $2.02.


We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.


      INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 3

                              ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                                 October 4, 2005

                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS                           1

PROSPECTUS SUMMARY                                                          1

RISK FACTORS                                                                4

USE OF PROCEEDS                                                             8

SELLING STOCKHOLDERS                                                        9

PLAN OF DISTRIBUTION                                                       12

LEGAL PROCEEDINGS                                                          14

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS               15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             17

DESCRIPTION OF SECURITIES                                                  18

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                                 18

DESCRIPTION OF BUSINESS                                                    19

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS                34

DESCRIPTION OF PROPERTY                                                    54

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                             55

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                   56

EXECUTIVE COMPENSATION                                                     57

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE                                                   61

WHERE YOU CAN FIND MORE INFORMATION                                        61

FINANCIAL STATEMENTS                                                       F-1

EXHIBITS                                                                   65

UNDERTAKING                                                                67

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," and "Description of Business" in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about NetSol and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. For a more complete understanding of the risks associated with investing in us, you should read the entire prospectus carefully, including the "Risk Factors" starting on page 4.

      We are an end-to-end information technology ("IT") and business consulting services provider for the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. We help our clients identify, evaluate, and implement technology solutions to meet their most critical business challenges and maximize their bottom line. Our products include sophisticated software applications for the asset-based lease and finance industry. By utilizing our worldwide resources, we believe we are able to deliver high quality, cost-effective IT services, ranging from consulting and application development to systems integration and outsourcing. We have achieved the ISO 9001 and SEI (Software Engineering Institute) Capable Maturity Model ("CMM") Level 3 certifications. Additionally, through our IP Backbone, located in Karachi, Pakistan, we offer a package of wireless broadband services, which include high-speed Internet access, support and maintenance.

      Our subsidiary, Network Technologies Pvt. Ltd., a Pakistan Limited Company, ("NetSol PK"), develops the majority of our software. NetSol PK was the first company in Pakistan to achieve the ISO 9001 and SEI CMM Level 4 software development assessment. As maintained by the SEI, maturity levels measure the maturity of a software company's methodology that in turn ensures enhanced product quality resulting in faster project turn-a-round and a shortened time to market.

      During recent years, we have focused on developing software applications for the leasing and financial service industries. In late 2002, we launched a new suite of software products under the name LeaseSoft. The LeaseSoft suite is comprised of four major integrated asset based leasing/financing software applications. The suite, consisting of a Credit Application Creation System (LeaseSoft.CAC), a Credit Application Processing System (LeaseSoft.CAP), a Contract Activation & Management System (LeaseSoft.CAM) and a Wholesale Finance System (LeaseSoft.WFS), whether used alone or together, provides the user with an opportunity to address specific sub-domains of the leasing/financing cycle from the credit approval process through the tracking of the finance contract and asset.


      In February 2005, We acquired 100% of CQ Systems Ltd., an IT products and service company based in the UK. As a result of this acquisition, we have access to a broad European customer base using IT solutions complementary to NetSol's LeaseSoft product. We plan to leverage CQ Systems' knowledge base and strong presence in the Asset Finance market to launch LeaseSoft in the UK and continental Europe. CQ's strong sales and marketing capability would further help us gain immediate recognition and positioning for the LeaseSoft suite of products. CQ provides sophisticated accounting and administrative software, along with associated services, to leasing and finance companies located in

Europe, Asia and Africa. The products include software modules for asset finance, consumer finance, motor finance, general finance and insurance premium finance. The modules provide an end-to-end contractual solution - from underwriting, contract administration and accounting, through asset disposal and remarketing. Customers include notable European companies such as Scania Finance GB, DaimlerChrysler Services, Broadcastle PLC, Bank of Scotland Equipment Finance and Deutsche Leasing Ltd. The acquisition closed on February 22, 2005 based on March 31, 2004 financial statements of CQ Systems Ltd. with the payment of approximately $1.7 million in cash and 675,292 shares of Company common stock based on a $2.46 per share cost basis. The final payment of consideration will be made after the completion of CQ's March 31, 2006 fiscal year end.

With the acquisition of Pearl Treasury System, whose product offering is now referred to as InBanking(TM), we expand our menu of software into the banking and other financial areas. PTS was originally developed on two tier client server technologies and was designed to provide full process automation and decision support in the front, middle and back offices of treasury and capital markets operations. On an internal review of PTS post acquisition, it was decided to re-write the system within .NET technologies, bringing the system into the leading edge n-tier/browser-based environment. The project name for this program is InBanking(TM), and the Phase One deliverables are nearing completion. InBanking(TM) has more than 70 person years of development effort and $4 million already invested.


      We market our software products worldwide to companies primarily in the automobile finance, leasing and banking industries. In February 2003, we successfully implemented our LeaseSoft.CAM for Daimler Chrysler Singapore and received a fee in excess of $2 million. Some of our other customers include:
Mercedes Benz Finance - Japan; Yamaha Motors Finance - Australia; Tung-Yang Leasing Company Taiwan; Debis Portfolio Systems - UK; DaimlerChrysler Services - Australia; DaimlerChrysler Leasing - Thailand; DaimlerChrysler Services - Korea; UMF Leasing Singapore; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK and Habib Allied Bank UK. With the acquisition of Altvia Technologies, Inc. (now NetSol USA) in June 2003, we believe we acquired, as clients, some of the most well known higher education and telecommunications associations based on the east coast of the United States. We are also a strategic business partner for DaimlerChrysler Services AG, which consists of a group of many companies, including some of the ones referred to above. We have recently added a few new customers such as TIG of the United Kingdom, AMF of Australia, Capital Stream from the United States and a few other in the US and Asia. Additionally, new strategic relationships were formed with Intel Pakistan and Hyundai IT of Korea

      We were incorporated under the laws of the State of Nevada on March 18, 1997. Our principal executive offices are located at 23901 Calabasas Road, Suite 2072, Calabasas, California 91302. Our telephone phone number is (818) 222-9195 and our website address is http://www.netsoltek.com.

      This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by the selling stockholders named in this prospectus, who will use this prospectus to resell their shares of common stock. The shares of common stock consist of shares of common stock, shares of common stock underlying convertible debentures and shares of common stock underlying warrants which were acquired by the selling stockholders in private placements and, those shares of common stock underlying warrants issued to the placement agent as compensation for services provided to NetSol in the aforementioned private placements, shares of common stock issued to a shareholder as settlement of litigation against NetSol, and shares issued to a selling stockholder who was issued shares in exchange for the settlement of a tax liability owed by our subsidiary located in Pakistan. We will not receive any proceeds from sales of our common stock by the selling stockholders. For further information about the selling stockholders, see "Selling Stockholders."

                                  THE OFFERING



Common Stock      This prospectus relates to the offering of 1,861,078 shares of
Offered           our common stock, which may be sold from time to time by the selling stockholders named in this prospectus. Of the total amount offered, 645,161 shares of common stock are issuable upon the conversion of convertible debentures sold by NetSol in a private placement in March 2004 and 322,581 shares of common stock are issuable to such selling stockholders upon the exercise of warrants issued in connection with that placement; 386,362 shares of common stock were issued in a private placement which closed in May 2004, and 193,182 shares of common stock are issuable to the selling stockholders upon the exercise of warrants issued in connection with the private placement. Maxim Group LLC served as NetSol's placement agent in connection with such private placements and, its nominee, Maxim Partners, was issued warrants to purchase up to 74,545 shares of common stock in connection with their services.
                  50,000 shares of common stock were acquired by an individual non-U.S. resident investor in exchange for the payment of a tax liability owed by our Pakistani subsidiary. 45,195 shares of common stock were acquired by a selling stockholder in a settlement agreement between NetSol and the selling stockholder entered into in October 2003. 116,821 shares of common stock were acquired by a selling stockholder, Maxim
                  Partners, who acquired the shares as payment for principal, interest and penalties in connection with a note issued to Maxim Partners in connection with services provided to NetSol in the CQ Systems Ltd. transaction. 27,231 shares of common stock were acquired by a selling stockholder, Maxim Partners, in exchange financial advisory and investment banking services and expenses to the Company during the 2005 calendar year. The shares of our common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders will determine the timing and amount of any sale.

Common Stock      We had 14,162,373 shares of common stock issued and
                  outstanding as of outstanding September 30, 2005.


Use               We will not receive any of the proceeds from sale
of Proceeds       of shares of common stock offered by the selling stockholders.

Trading           Our common stock is currently listed on the NASDAQ
Market            SmallCap Market under the trading symbol "NTWK."

Risk              Investment in our common stock involves a high degree
Factors           of risk. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

                                  RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.


                          RISKS RELATED TO OUR BUSINESS

We May Have Difficulty Raising Needed Capital in the Future, Which Could Significantly Harm Our Business.

We will require additional financing in order to support further expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our securities, control of NetSol may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We Will Require Additional Financing; We May Not Achieve Profitability; We Anticipate Continued Losses; Current Liabilities Exceed Current Assets.


As of the fiscal year ended June 30, 2004 and 2005, we had a positive working capital of $410,991 and $3,458,300. We have current short-term bank notes of $389,089 due within six months. We had a net loss of $2,137,506 in fiscal 2003, a net loss of $2,577,058 in fiscal 2004, and a net income of $663,325 for the year ended June 30, 2005. In addition, we continue to operate at a deficit on a monthly basis, which is not expected to change in the foreseeable future, even with the implementation of our current business plan. See "Management's Discussion and Analysis and Plan of Operations" on page 30 of this prospectus for further information about our current business plan. Notwithstanding that we raised $2,050,000 in March through May 2004, we may need to raise additional funds in the amount of at least $2.0 million to continue operations and to expand and invest in the growth of our business for the next year. Additionally, we required a minimum of $2,000,000 to close the acquisition of CQ Systems Ltd. We cannot assure you that we can sustain or increase profitability. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Although we have improved our financials steadily in last few quarters, no assurance can be given that we will continue to improve our financial condition.


We May Not Be Able To Realize The Benefits Of Our Strategic Plan.

As discussed in "Description of Business" starting on page 39, after the restructuring undertaken in fiscal year 2002 and fiscal year 2003, we have undertaken a business plan designed to optimize this restructuring. Although our management is confident about our ability to realize some benefits from the restructuring, the level of benefits to be realized could be affected by a number of factors including, without limitation: (a) our ability to raise sufficient funds; (b) our ability to continue to operate as planned without further stockholder hostile takeover attempts; (c) our ability to prosper given the current uncertainty in the US technology industry; and, (d) our ability to react effectively to the global political and business effects of the political events around the world and particularly in Pakistan.

We Depend Heavily On A Limited Number Of Client Projects And The Loss Of Any Such Projects Would Adversely Affect Our Operating Results.


As of the fiscal year ended June 30, 2005, we derived approximately 35% , of our net revenues from DaimlerChrysler (which consists of a group of companies and clients). DaimlerChrysler consists of a number of companies, each of which are uniquely different customers and none of which represents greater than 10% of our net revenues. We continue to enhance our relationship with DaimlerChrysler to provide software and support services to them on a global basis. This may increase our reliance on DaimlerChrysler as a revenue source. We also have other significant clients whose business is critical to our success. The loss of any of our principal clients for any reason, including as a result of the acquisition of that client by another entity, could have an adverse effect on our business, financial condition and results of operations.

If Any Of Our Clients Terminate Their Contracts With Us, Our Business Could Be Adversely Affected.

Many of our clients have the ability to cancel certain of their contracts with us with limited advance notice and without significant penalty. Any such termination could result in a loss of expected revenues related to that client's project. A cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

If We Are Unable To Protect Our Proprietary Software, Our Business Could Be Adversely Affected.

Our success as a company depends, in part, upon our work product being deemed proprietary software, along with other intellectual property rights. While both the LeaseSoft and NetSol trade names and marks are copyrighted and trademarked in Pakistan, and we have filed an application for the registration of the inBanking trademark with the U.S. Patent and Trademark office, we have not registered any trademarks or filed any copyrights in any other jurisdictions. We rely on a combination of nondisclosure and other contractual arrangements, and common law intellectual property, trade secret, copyright and trademark laws to protect our proprietary rights. As a matter of course, we generally enter into confidentiality agreements with our employees, and require that our consultants and clients enter into similar agreements. We also limit access to our proprietary information. There can be no assurance that these steps will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted, any such infringement claim will be successfully defended. The cost of defending any such suit will have a negative impact, even if ultimately successful. A successful claim against us could materially adversely affect our business, financial condition and results of operations. If NetSol cannot protect its proprietary information, others could copy our software and compete with us in providing both software and services.

We May Not Have The Right To Resell Or Reuse Software Developed For Specific Clients.

A portion of our business involves the development of software for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the software developed for them for specified periods of time or to specified third parties. There can be no assurance that our clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use our software solutions can be complicated and there can be no assurance that potential disputes will not affect our ability to resell or reuse these software solutions. While we have not incurred such expense in the past, limitations on our ability to resell or reuse software solutions could require us to incur additional expenses to develop new solutions for future projects.

International Expansion Of Our Business Could Result In Financial Losses Due To Changes In Foreign Political And Economic Conditions Or Fluctuations In Currency And Exchange Rates.

We expect to continue to expand our international operations. As well as the two offices in the United States, we currently have offices in Pakistan, the UK and Australia. Additionally, we have entered into an agreement to acquire CQ Systems Ltd., a company organized and located in England. In fact, approximately 90% of our revenue is generated by non-U.S. sources. Our international operations are subject to other inherent risks, including:

      o political uncertainty in Pakistan and the Southeast Asian Region, particularly in light of the United States' war on terrorism and the Iraq war;

      o     recessions in foreign countries;

      o fluctuations in currency exchange rates, particularly the weakness of the U.S. dollar and the effect this may have on U.S. off-shore technology spending;

      o     difficulties and costs of staffing and managing foreign operations;

      o     reduced protection for intellectual property in some countries;

      o political instability or changes in regulatory requirements or the potential overthrowing of the current government in certain foreign countries;

      o     U.S. imposed restrictions on the import and export of technologies;
            and,

      o U.S. imposed restrictions on the issuances of business and travel visas to foreign workers primarily those from Middle Eastern or East Asian countries.

We Are Controlled By and Are Dependent On Our Key Personnel.

Our management is currently controlled and operated by various members of the Ghauri family. Our success will depend in large part upon the continued services of those individuals including Messrs. Salim Ghauri, Najeeb Ghauri and Naeem Ghauri. The death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We entered into employment agreements with Messrs. Salim, Najeeb and Naeem Ghauri effective January 1, 2004, for a period of three
(3) years. Messrs. Salim, Najeeb and Naeem Ghauri have non-competition and anti-raid clauses in their employment agreements with us.

Certain Of Our Management Team Have Relationships Which May Potentially Result In Conflicts Of Interests.


In fiscal year 2002, certain of our management team loaned approximately $141,893 to our Pakistani subsidiary company for operating costs. This loan accrued interest at the rate of 18% per annum and was to be repaid at such time as the Company could afford to repay the loan or through other methods that did not require a cash outlay by the Company, such as the exercise of options by the management team. Also, since 2002 our management team has, in the interest of improving the cash flow of the Company, elected to take only a portion of their salaries, deferring the remainder. In November 2003, the management team exercised options totaling $200,973 the consideration of which was offset against funds due to the Company as repayment of the loan and as due but deferred compensation. In March 2004, the management team exercised options totaling $75,000 of which all but $24,512 was paid for with due but deferred compensation. The remaining $24,511 was paid through the officers' normal salary deferral by the end of August 2004. In December 2004, the officers exercised options to acquire shares for which the officers mistakenly believed sufficient deferred compensation existed to pay for these exercises. When it was discovered that there was not sufficient deferred compensation, the shares were cancelled by the agreement of the Company and the officers. While these transactions were approved by the Board of Directors, which believes such transactions to be fair in their terms, and such transactions have not resulted in the management team choosing personal gain over Company gain, such transactions may have constituted a potential conflict of interest between our management members' personal interest and the interest of the Company in that management could be motivated to repay debts owed to the management team rather than using that money for the Company's growth. This, however, did not occur. See "Certain Relationships and Related Transactions" on page 39 for information about relationships between our officers and/or directors which could result in a Conflict of Interest.

We Face Significant Competition In Markets That Are New And Rapidly Changing.

The markets for the services we provide are highly competitive. We principally compete with strategy consulting firms, Internet professional services firms, systems integration firms, software developers, technology vendors and internal information systems groups. Many of the companies that provide services in the markets we have targeted have significantly greater financial, technical and marketing resources than we do, have greater name recognition and generate greater revenues. Potential customers may also have in house employees that can compete with or replace us. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. We believe that the principal competitive factors in these markets include:

      o our ability to integrate strategy, experience modeling, creative design and technology services;

      o     quality of service, speed of delivery and price;

      o     industry knowledge;

      o     sophisticated project and program management capability; and,

      o     Internet technology expertise and talent.

We believe that our ability to compete also depends on a number of competitive factors outside our control, including:

      o ability of our competitors to hire, retain and motivate professional staff;

      o development by others of Internet services or software that is competitive with our solutions; and

      o     extent of our competitors' responsiveness to client needs.

There can be no assurance that we will be able to compete successfully in these markets.


                   RISKS RELATED TO INVESTING IN THIS OFFERING

Our Stock Price Has Historically Been Volatile; Our Stock Price After This Offering Will Be Subject To Market Factors.

The trading price of our common stock has historically been volatile. The future trading price of our common stock could be subject to wide fluctuations in response to:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by NetSol or competitors;

      o market reaction to any acquisitions, joint ventures or strategic investments announced by NetSol or competitors;

      o     demand for our services and products;

      o changes of shares being sold pursuant to Rule 144 or upon exercise of the warrants; and,

      o general economic or stock market conditions unrelated to NetSol's operating performance.

Potential Future Sales Pursuant To Rule 144 May Have A Depressive Effect On The Trading Price Of Our Securities.

Certain shares of common stock presently held by officers, directors and certain other stockholders are "restricted securities" as that term is defined in Rule 144, promulgated under the Act. Under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may, under certain circumstances sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, including a two-year holding period, the sale of shares by a person without any quantity limitation. Such holding periods have already been satisfied in many instances. Therefore, actual sales or the prospect of sales of such shares under Rule 144 in the future may depress the prices of our common stock.

Provisions of Our Bylaws Hinder Change in Control.


Our bylaws contain provisions that prevent actions being taken by shareholders by written consent. Shareholders actions may only be taken at special meetings called in accordance with our bylaws. Our bylaws limit the manner and timing of calling such meetings by shareholders. These provisions may effectively prevent shareholders from changing board composition and or management in a swift manner.



                                 USE OF PROCEEDS

We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders. Proceeds received by us as a result of the exercise of the warrants by the selling stockholders will be used for working capital purposes.

                              SELLING STOCKHOLDERS

The following table and notes set forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with NetSol or with any of our predecessors or affiliates, the amount of shares of NetSol common stock that are beneficially owned by such stockholder, the amount to be offered for the stockholder's account and the amount to be owned by such selling stockholder upon completion of the offering.


                                                                             Number of Shares of
                          Number of Shares of                                   NetSol Common
                          Netsol Common Stock                                   Stock to be
                          Beneficially Owned       Number of Shares of       Beneficially Owned
Name of Selling                Prior               NetSol Common Stock       UponCompletion of
Stockholder(1)            to the Offering(1)       Being Offered Hereby(1)   the Offering(1)(2)
------------------------  --------------------     ----------------------   --------------------
Maxim Partners, LLC (3)                299,597                    218,597                      0
Natalie L. Khur                         78,410(4)                  78,410                      0
Revocable Trust(4)
Richard E. Kent & Lara                 285,190(5)                 285,190                      0
T. Kent
Alfonse M. D'Amato                     148,826(6)                 148,826                      0
Defined Benefit Plan(6)
Jay Youngerman & Toni                   40,908(7)                  40,908                      0
Youngerman
Girish C Shah IRA (8)                   34,090(9)                  34,090                      0
Douglas Friedenberg IRA                 34,090(9)                  34,090                      0
Standard/SEP DTD
04/16/01(10)
Fred Arena                              34,090(9)                  34,090                      0
Grossman Family Trust                   51,136(11)                 51,136                      0
                                                                                             (11)
Hugh Brook                              34,090(9)                  34,090                      0
Michael K. Harley                       40,323(12)                 40,323                      0
W. R. Savey                             40,323(12)                 40,323                      0
Robert Stranczek                        40,323(12)                 40,323                      0
The Viney Settlement                   120,967(13)                120,967                      0
Number 1 (13)

                                                                             Number of Shares of
                          Number of Shares of                                   NetSol Common
                          Netsol Common Stock                                   Stock to be
                          Beneficially Owned       Number of Shares of       Beneficially Owned
Name of Selling                Prior               NetSol Common Stock       UponCompletion of
Stockholder(1)            to the Offering(1)       Being Offered Hereby(1)   the Offering(1)(2)
------------------------  --------------------     ----------------------   --------------------
Ronald K. Marks                         40,323(12)                 40,323                      0
Leonard Carinci                         40,323(12)                 40,323                      0
Peter J. Jegou(14)                      40,323(12)                 40,323                      0
Joseph Marotta & Nancy                  40,323(12)                 40,323                      0
J. Marotta
D.G. Fountain                           40,323(12)                 40,323                      0
Lee A. Pearlmutter                      40,323(12)                 40,323                      0
Revocable Trust U/A
dated 10/9/92 as amended
2/28/96 (15)
Wayne Saker                             40,323(12)                 40,323                      0
Donald Asher Family                     40,323(12)                 40,323                      0
Trust dated 7/11/01 (16)
Jeffrey Grodko                          40,323(12)                 40,323                      0
Emeric R. Holderith                     20,161(17)                 20,161                      0
John O'Neal Johnston                    20,161(17)                 20,161                      0
trust u/a DTD 5/17/93
                                                                                             (18)
Judith Barclay                          40,323(12)                 40,106                      0
Allen W. Coburn &                       20,161(17)                 20,161                      0
Maureen B. Coburn
John C. Moss                            20,161(17)                 20,161                      0
Landing Wholesale Group                 40,323(12)                 40,323                      0
Defined Benefit Plan(19)
Jerold Weigner & Lilli                  40,323(12)                 40,323                      0
Weigner
Mohammed Iqbal                          50,000(20)                 50,000                      0
ACB Ltd.(21)                            45,195(21)                 45,195                      0
TOTAL                                1,942,078                  1,861,078                      0


      (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such securities.

      (2) None of the Selling Stockholders has held an employment, officer or director position with NetSol within the past three years. Assuming that all shares being registered hereby will be sold, all debentures will be converted and all warrants will be exercised, no selling stockholder will hold a percentage interest in the shares of NetSol in excess of 1 percent at the completion of the offering.


      (3) Maxim Partners LLC owns 98% of Maxim Group LLC, a registered broker dealer. MJR Holdings LLC owns 72% of Maxim Partners LLC. Mike Rabinowitz is the principal manager of MJR Holdings and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned include 74,545 warrants to acquire common stock which are being registered hereby and warrants to acquire 81,000 shares of common stock previously registered which were issued as compensation to Maxim Partners, as nominee of Maxim Group, for services provided to NetSol in its July 2003 private placement. The number of shares also includes 27,231 as payment of invoices for services provided to NetSol in the 2005 calendar year. The number of shares also includes 116,821 as principal, interest and penalties payments under the terms of a note issued to Maxim Partners in connection with services provided to NetSol in its 2005 acquisition of CQ Systems Ltd.


      (4) Adam Kuhr, as trustee, is the beneficial owner of the Natalie L. Kuhr Revocable Trust. The shares of common stock consist of 52,273 shares of common stock and 26,137 shares of common stock underlying warrants acquired in the May 2004 placement.

      (5) Consisting of 190,127 shares of common stock of which 136,364 shares were acquired in the May 2004 placement and 53,763 shares issuable upon conversion of the principal dollar amount of its convertible debenture; and, 95,063 shares of common stock underlying warrants of which 68,182 are shares of common stock underlying warrants issued in the May 2004 placement and 26,881 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.

      (6) Alfonse M. D'Amato is the beneficial owner of the Alfonse M. D'Amato Defined Benefit plan. The shares of common stock consist of 99,217 shares of common stock of which 45,454 shares were acquired in the May 2004 placement and 53,763 shares are issuable upon conversion of the principal dollar amount of its convertible debenture; and, 49,609 shares of common stock underlying warrants of which 22,727 shares of common stock underly warrants issued in the May 2004 placement and 26,882 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.

      (7) Consisting of 27,272 shares of common stock and 13,636 shares of common stock underlying warrants acquired in the May 2004 private placement.

      (8)   Girish C. Shah is the beneficial owner of the Girish C. Shah IRA.

      (9) Consisting of 22,727 shares of common stock and 11,363 shares of common stock underlying warrants acquired in the May 2004 private placement.

      (10) Douglas Friedenberg is the beneficial owner of the Douglas Friedenberg IRA Standard/SEP DTE 04/16/01.

      (11) Raphael Z. Grossman, as trustee, is the beneficial owner of the Grossman Family Trust. The shares of common stock consist of 34,091 shares of common stock and 17,045 shares of common stock underlying warrants acquired in the May 2004 private placement.

      (12) Consisting of 26,882 shares of common stock issuable upon conversion of the principal dollar amount of its debenture and 13,441 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.

      (13) John Viney, as trustee, is the beneficial owner of the Viney Settlement Number 1. Shares of common stock consist of 80,645 shares of common stock issuable upon the conversion of the principal dollar amount of its debenture and 40,332 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.

      (14) Peter J. Jegou is the beneficial holder of 26,882 shares issuable upon the conversion of the principal dollar amount of his convertible debenture and 13,441 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.

      (15)  Lee A. Pearlmutter, as trustee, is the beneficial owner of the Lee
            A. Pearlmutter Revocable Trust dated 10/9/92 as Amended 2/28/96.

      (16) D.S. Asher, as trustee, is the beneficial owner of the Donald Asher Family Trust.

      (17) Consisting of 13,441 shares issuable upon conversion of the principal dollar amount of its convertible debenture and 6,720 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.

      (18) John O'Neal Johnston, as trustee, is the beneficial owner of the John O'Neal Johnston Trust U/A DTD 05/17/93.

      (19) Andrew Bellow Jr. is the beneficial owner of the Landing Wholesale Group Defined Benefit Plan.

      (20) Mr. Iqbal received his shares in a share purchase agreement whereby he received 50,000 shares in exchange for satisfying a tax liability of NetSol's Pakistani subsidiary. This agreement required NetSol to register the shares of common stock in this offering.

      (21) Tony De Nazareth, as managing director, is the beneficial owner of ACB Ltd.

Certain selling stockholders shall receive their shares upon conversion of convertible debentures which were offered to such stockholders in a private placement of Series A 10% Convertible Debentures in March 2004. This private placement resulted in the issuance of convertible debentures with a principal value of $1,200,000. The debentures bear interest at the rate of 10% per annum payable in common stock or cash, which at the option of NetSol will be paid in cash upon conversion. The debentures are convertible at the rate of $1.86 principal value per share. Each debenture holder also received a warrant to purchase fifty percent (50%) of the number of shares of common stock issuable at conversion at the exercise price of $3.30 per share. These warrants may be exercised until May 2009.

Certain of the selling stockholders received their shares in a private placement of shares of common stock and warrants to acquire common stock in May 2004 in which we sold 386,362 shares at $2.20 per share and warrants to acquire up to 193,182 shares of common stock at an exercise price of $3.30 per share. The warrants may be exercised until May 2009.

The Company offered, to each of the warrant holders who acquired their warrants in the Debenture offering and in the May 2004 private placement, the opportunity to exercise such warrants at the reduced price of $2.00 per share. Such option was available until March 17, 2005 and requires such warrant holders to provide both the exercise notice and the full exercise price to the Company prior to that date. Any warrants not exercised by that date reverted to the $3.30 per share exercise price. Only 20,162 warrants were exercised at the reduced price. The remaining warrants have reverted back to the $3.30 per share exercise price.


Pursuant to the placement agent agreements by and between NetSol and Maxim Group LLC, Maxim Partners LLC, as nominee of Maxim Group LLC, received, as part of the compensation for their services, warrants to purchase up to 74,545 shares of our common stock at an exercise price of $2.20 per share. These warrants may be exercised until May 2009. Pursuant to the financial advisory agreement by and between NetSol and Maxim Group LLC, Maxim Partners LLC, as nominee of Maxim Group LLC, received, as part of the compensation for services rendered in connection with NetSol's acquisition of CQ Systems Ltd, a note for a total of $250,000 of which 116,821 were issued at the per share price of $1.87 as partial payment of the principal, interest and penalties due thereunder. Pursuant to the services agreement by and between NetSol and Maxim Group, LLC, Maxim Partners LLC, as nominee of Maxim Group LLC, received as payment of past due invoices totalling $50,922.72, 27,231 shares of common stock at the value of $1.87 per share.


Mr. Mohammed Iqbal received his shares pursuant to a share purchase agreement in March 2004 whereby he paid $100,000 to the Pakistani taxing authorities to satisfy the tax liability of our Pakistan subsidiary.

ACB, Ltd., formerly, Arab Commerce Bank, received its shares as part of a settlement of a complaint against NetSol. The complaint sought damages for breach of a note purchase agreement and note. The terms of the settlement agreement required NetSol to issue to ACB shares of common stock of the Company equal in value to $100,000 plus interest as of the effective date of the agreement. The complaint was dismissed by virtue of this settlement on November 3, 2003. On December 16, 2003, 34,843 shares of the Company's common stock valued at $100,000 were issued pursuant to the terms of the agreement. On February 6 2004, NetSol issued an additional 10,352 shares valued at $35,135 as interest due under the settlement agreement. The terms of the settlement agreement require NetSol to register ACB Ltd's shares herein.

Because the selling stockholders may, under this prospectus, sell all or some portion of their NetSol common stock, only an estimate can be given as to the amount of NetSol common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their NetSol common stock after the date on which they provided information regarding their shareholdings.

                              PLAN OF DISTRIBUTION

Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;


      o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o     an over-the-counter sale;

      o     in privately negotiated transactions; and,

      o     in options transactions.

The shares of our common stock will be listed, and may be traded, on the NASDAQ Small Cap Market under the symbol "NTWK". In addition, the selling stockholders may sell pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration. We have received confirmation from all selling stockholders that they do not have any short positions and have reviewed Regulation M.

To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling stockholders and any other person participating in a distribution will be subject to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

Additionally, we have informed the selling stockholders involved in the private placements, through the offering documents of the following Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

         A.65. Section 5

         An issuer filed a Form S-3 registration statement for a secondary offering of common stock, which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock "against the box" and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

The selling stockholder have represented and warranted that he/she/it had complied with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, including Regulation M, and the applicable state securities laws.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Small Cap Market pursuant to Rule 153 under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including those arising under the Securities Act, and to contribute to payments the selling stockholders may be required to make in respect of such liabilities. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                LEGAL PROCEEDINGS

On July 26, 2002, NetSol was served with a Request for Entry of default by Surrey Design Partnership Ltd. ("Surrey"). Surrey's complaint for damages sought $288,743.41 plus interest at the rate of 10% above the Bank of England base rate from January 12, 2002 until payment in full is received, plus costs. The parties agreed to entry of a Consent Order whereby NetSol agreed to make payments according to a payment schedule. NetSol made payments up to May of 2002 but was unable to make payments thereafter. On September 25, 2002, the Company entered into a settlement agreement with Adrian Cowler ("Cowler"), a principal of Surrey, and Surrey. The Company agreed to pay Cowler (pound)218,000 or approximately $320,460 including interest, which the Company has recorded as a note payable in the consolidated financial statements. The agreement called for monthly payments of (pound)3,000 per month until March 2004 and then (pound)4,000 per month until paid. As of June 30, 2004, the balance was $146,516. During the six months ended December 31, 2004, we paid (pound)12,000 or $21,997. In December 2004, the Company reached an agreement to pay the balance in one lump-sum payment. Cowler agreed to accept (pound)52,000 or $103,371 as payment in full.

On July 31, 2002, Herbert Smith, a law firm in England, which represented NetSol in the Surrey matter filed claim for the sum of approximately $248,871 (which represents the original debt and interest thereon) in the High Court of Justice Queen's Bench Division. On November 28, 2002, a Consent Order was filed with the Court agreeing to a payment plan, whereby we paid $10,000 on execution, $4,000 a month for one year and $6,000 per month thereafter until the debt is paid. The balance owing at March 31, 2005 was $143,321. In April 2005, an agreement was reached with Herbert Smith whereby they accepted $135,000 as payment in full. This final installment of this compromised amount was paid in May 2005.

On March 3, 2004 Uecker and Associates, Inc. as the assignee for the benefit of the creditors of PGC Systems, Inc. formerly known as Portera Systems, Inc. filed a request for arbitration demanding payment from NetSol for the amounts due under a software agreement in the amount of $175,700. A settlement was reached by and between the Company and Portera on November 11, 2004 whereby Portera agreed to a settlement of any and all issues related to the claim in exchange for one time payment of $75,000 which was paid by December 3, 2004.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of NetSol, the principal offices and positions with NetSol held by each person and the date such person became a director or executive officer of NetSol. The Board of Directors elects the executive officers annually. Each year the stockholders elect the Board of Directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The directors and executive officers NetSol are as follows:

--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
                             Year First Elected
                             As an Officer
Name                         Or Director               Age    Position Held with the Registrant        Family Relationship
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Najeeb Ghauri                                  1997      51   Director and Chairman                    Brother to Naeem and
                                                                                                       Salim Ghauri
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Salim Ghauri                                   1999      49   President and Director                   Brother to Naeem and
                                                                                                       Najeeb Ghauri
                        23901 Calabasas Road, Suite 2072
                                Calabasas, CA 91302

Naeem Ghauri                                   1999      47   Chief Executive Officer and Director     Brother to Najeeb and
                                                                                                       Salim Ghauri
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Tina Gilger                                    2005      43   Chief Financial Officer                  None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Patti L. W. McGlasson                          2004      40   Secretary                                None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Shahid Javed Burki                             2000      65   Director                                 None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Eugen Beckert                                  2001      58   Director                                 None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Jim Moody                                      2001      68   Director                                 None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------
Derek Soper                                    2005      67   Director                                 None
--------------------------   ----------------------   -----   --------------------------------------   ---------------------------

Business Experience of Officers and Directors:

NAJEEB U. GHAURI has been a Director of NetSol since 1997. Mr. Ghauri served as NetSol's CEO from 1999-2001 and as Chief Financial Officer from 2001 to 2005. Currently, he is the Chairman of NetSol. During his tenure as CEO, Mr. Ghauri was responsible for managing the day-to-day operations of NetSol, as well as NetSol's overall growth and expansion plan. As the CFO of NetSol, Mr. Ghauri sought financing for NetSol as well as oversaw the day-to-day financial position of NetSol. Prior to joining NetSol, Mr. Ghauri was part of the marketing team of Atlantic Richfield Company ("ARCO"), a Fortune 500 company, from 1987-1997. Mr. Ghauri received his Bachelor of Science degree in Management/Economics from Eastern Illinois University in 1979, and his M.B.A. in Marketing Management from Claremont Graduate School in California in 1983. Mr. Ghauri serves on the boards of the US Pakistan Business Council and Pakistan Human Development Fund, a non-profit organization.

SALIM GHAURI has been with NetSol since 1999 as the President and Director of NetSol. Mr. Ghauri is also the CEO of NetSol Technologies (Pvt.) Ltd., (F/K/A/ Network Solutions (Pvt.) Ltd.), a wholly owned subsidiary of NetSol located in Lahore, Pakistan. Mr. Ghauri received his Bachelor of Science degree in Computer Science from University of Punjab in Lahore, Pakistan. Before NetSol Technologies (Pvt.) Ltd., Mr. Ghauri was employed with BHP in Sydney, Australia from 1987-1995, where he commenced his employment as a consultant. Mr. Ghauri was the original founder of Network Solutions, Pvt. Ltd in Pakistan founded in 1996. Built under Mr. Ghauri's leadership Network Solutions (Pvt) Ltd. gradually built a strong team of I/T professionals and infrastructure in Pakistan and became the first software house in Pakistan certified as ISO 9001 and CMM Level 4 assessed.

NAEEM GHAURI has been NetSol's CEO since August 2001. Mr. Ghauri has been a Director of NetSol since 1999. Mr. Ghauri serves as the Managing Director of NetSol (UK) Ltd., a wholly owned subsidiary of NetSol located in London, England. Under Mr. Ghauri's direction, Pearl Treasury System Ltd. was acquired and NetSol's entered into the banking and financial arenas. Prior to joining NetSol, Mr. Ghauri was Project Director for Mercedes-Benz Finance Ltd., a subsidiary of DaimlerChrysler, Germany from 1994-1999. Mr. Ghauri supervised over 200 project managers, developers, analysis and users in nine European Countries. Mr. Ghauri earned his degree in Computer Science from Brighton University, England.

TINA GILGER jointed NetSol as Chief Financial Officer in July 2005. Ms. Gilger has acted as a consultant to the Company of the past two years in the capacity of controller. During the last three years, Ms. Gilger has acted as an audit liaison for six reporting public companies, of which one was NetSol. From 2000 to 2002, Ms. Gilger acted as audit liaison for public company specializing in reverse mergers for public companies listed on the OTC:BB. Ms. Gilger received her degree in Accounting, with an emphasis in Business Management from the University of Utah in 1990. Ms. Gilger was licensed as a Certified Public Accountant by the State of California in 1992, passing all four parts of the exam on the first attempt.


PATTI L. W. MCGLASSON joined NetSol as corporate counsel in January 2004 and was elected to the position of Secretary in March 2004. Prior to joining NetSol, Ms. McGlasson practiced law at Vogt & Resnick, law corporations, where her practice focused on corporate, securities and business transactions. Ms. McGlasson was admitted to practice in California in 1991. She received her Bachelor of Arts in Political Science in 1987 from the University of California, San Diego and, her Juris Doctor and Masters in Laws in Transnational Business from the University of the Pacific, McGeorge School of Law, in 1991 and 1993 respectively.

EUGEN BECKERT was appointed to the Board of Directors in August 2001. A native of Germany, Mr. Beckert has been with Mercedes-Benz AG/Daimler Benz AG since 1973, working in technology and systems development. In 1992, he was appointed director of Global IT (CIO) for Debis Financial Services, the services division of Daimler Benz. From 1996 to 2004, he acted as director of Processes and Systems (CIO) for Financial Services of DaimlerChrysler in Asia-Pacific. Mr. Beckert is currently a Vice President for DaimlerChrysler and his office is now based in Stuttgart, Germany. Mr. Beckert is an independent director who serves as chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committee.

JIM MOODY was appointed to the Board of Directors in 2001. Mr. Moody served in the United States Congress from 1983-1993 where he was a member of the Ways & Means, Transportation and Public Works committees. Congressman Moody also served on the subcommittees of Health, Social Security, Infrastructure and Water Resources. After his tenure with the U.S. Congress, he was appointed Vice President and Chief Financial Officer of International Fund for Agriculture Development in Rome, Italy from 1995-1998 where he was responsible for formulating and administering $50 million operating budget in support of $500 million loan program as well as managing a $2.2 billion reserve fund investment portfolio. From 1998-2000, Congressman Moody served as the President and CEO of InterAction, a coalition of 165 U.S. based non-profit organizations in disaster relief, refugee assistance and economic development located in Washington, D.C. Since April 2000, Congressman Moody has served as a Financial Advisor to Morgan Stanley in Alexandria, VA where he is responsible for bringing institutional, business and high net-worth individual's assets under management. Mr. Moody also represents Morgan Stanley on the ATC Executive Board. Mr. Moody received his B.A. from Haverford College; his M.P.A. from Harvard University and his Ph.D. in Economics from U.C. Berkeley. Mr. Moody is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance committee. Based on Mr. Moody's experience, the board of directors has determined that Mr. Moody is qualified to act as NetSol's audit committee financial expert. Mr. Moody is an independent director.

SHAHID JAVED BURKI was appointed to the Board of Directors in February 2003. He had a distinguished career with World Bank at various high level positions from 1974 to 1999. He was a Director of Chief Policy Planning with World Bank from 1974-1981. He was also a Director of International Relations from 1981-1987. Mr. Burki served as Director of China Development from 1987-1994 and Vice President of Latin America with World Bank from 1994-1999. In between, he briefly served as the Finance Minister of Pakistan from 1996-1997. Mr. Burki also served as the CEO of the Washington based investment firm EMP Financial Advisors from 1992-2002. Presently, he is the Chairman of Pak Investment & Finance Corporation. He was awarded a Rhodes Scholarship in 1962 and M.A in Economics from Oxford University in 1963. He also earned a Master of Public Administration degree from Harvard University, Cambridge, MA in 1968. Most recently, he attended Harvard University and completed an Executive Development Program in 1998. During his lifetime, Mr. Burki has authored many books and articles including: China's Commerce (Published by Harvard in 1969) and Accelerated Growth in Latin America (Published by World Bank in 1998). Mr. Burki is an independent director. Mr. Burki is the Chairman of and a member of the Compensation Committee and is a member of the Audit Committee.

DEREK SOPER was appointed to the Board of Directors in April 2005 to fill a vacancy left by the departure of Mr. Shabir Randeree. Mr. Soper has both established and managed many finance and leasing companies around the world including Barclays Export and Finance Company in 1971, followed over the next ten years by a number of de novo start and acquisitions to establish Barclays subsidiaries across Europe, North America and South Africa. From 1981 to 1991 he was the Director responsible for leasing, tax based products and structured finance with Kleinwort Benson. In 1991 he was the founding member of AT&T Capital in Europe where he served as Chairman until 1995. During that time thirteen subsidiary companies were established across Europe. Following the establishment of the European business of AT&T Capital he moved to Hong Kong, as Chairman of the Asia Pacific Region, to establish the Company presence in that Region of the World. Following retirement from AT&T Capital in 1998 and after returning to the UK, he joined the Alta Group to establish their presence in Europe. Derek sits on the Business Code of Conduct Committee of the Finance and Leasing Association and is a Past Chairman of the Association. He is a Fellow of the Institute of Directors and keeps in close touch with the US and European Banking and Leasing community through membership of the Equipment Leasing Association of the USA and Leaseurope in Brussels. He is the Author of the leasing textbook "The Leasing Handbook" published by McGraw Hill. Mr. Soper attended Scarborough College in England. Mr. Soper is an independent director and is a member of the Compensation Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of NetSol's Common Stock, our only class of outstanding voting securities as of August 12, 2005, by (i) each person who is known to NetSol to own beneficially more than 5% of the outstanding Common Stock with the address of each such person, (ii) each of NetSol's present directors and officers, and
(iii) all officers and directors as a group:


                                                         Percentage
Name and                          Number of              Beneficially
Address                           Shares(1)(2)           owned(3)
--------------------------        ------------           ------------
Najeeb Ghauri (4)                  1,162,650              8.21%
Naeem Ghauri (4)                   1,011,367              7.14
Salim Ghauri (4)                   1,127,416              7.96
Jim Moody (4)                         98,000                 *
Eugen Beckert (4)                     89,000                 *
Shahid Javed Burki (4)                99,000                 *
Derek Soper(4)                       100,000                 *
Tina Gilger (4)                       31,731                 *
Patti L. W. McGlasson (4)             77,500                 *
Ageel Karim Dhedhi (4)             1,000,000              7.06


All officers and directors
as a group (nine persons)          3,776,664             26.67%

*   Less than one percent


(1) Except as otherwise indicated, NetSol believes that the beneficial owners of the common stock listed in this table, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock relating to options currently exercisable or exercisable within 60 days of September 30, 2005 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(3) Percentage ownership is based on 14,162,373 shares issued and outstanding at September 30, 2005.
(4) Address c/o NetSol Technologies, Inc. at 23901 Calabasas Road, Suite 2072, Calabasas, CA 91302.

                            DESCRIPTION OF SECURITIES

The selling stockholders are offering for sale shares of our common stock, par value $0.001 per share. We only have one class of common stock. Our capital stock consists of 45,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, $.001 par value. No shares of preferred stock have been issued. The terms and rights of the preferred shares may be set by the board of directors at their discretion. Each share of common stock is entitled to one vote at annual or special stockholders meetings. There are no pre-emption rights. We have never declared or paid any dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. For the foreseeable future, we intend to retain any earnings for use in the operation of our business and to fund future growth. The terms of the warrant agreements between the selling stockholders and NetSol contain standard anti-dilution protections.

                                     EXPERTS


The audited financial statements for our company for the fiscal years June 30, 2005 and June 30, 2004 included in this prospectus are reliant on the reports of Kabani & Company, Inc., independent certified public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting The audited financial statements for our company as of the fiscal years ended June 30, 2005 and June 30, 2004 also included in this prospectus are also reliant on the reports of Saeed Kamran Patel & Co., Chartered accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.


The audited financial statements for CQ Systems Ltd as of the year ended March 31, 2004 included in this prospectus are reliant on the reports of CMB Partnership, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.

Malea Farsai, Esq., counsel for our Company, has passed on the validity of the securities being offered hereby.


Kabani & Company, Inc. was not hired on a contingent basis, nor will it receive a direct of indirect interest in the business of the issuer. Neither Kabani & Company, Inc. nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of NetSol. Saeed Kamran Patel & Co., was not hired on a contingent basis, nor will it receive a director or indirect interest in the business of the issuer. Neither Saeed Kamran Patel & Co, nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer of employee of NetSol. CMB Partnership was not hired on a contingent basis by CQ, nor will it receive a direct or indirect interest in the business of issuer. Neither CMB Partnership nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of NetSol. Malea Farsai, Esq. is an employee of NetSol. She has received, as part of her compensation with NetSol, options to purchase and grants of shares of common stock. As of October 4, 2005, Ms. Farsai is the holder of 55,120 shares of common stock of NetSol and options to purchase 29,000 shares of common stock at the exercise price of $.75 per share. These options expire on February 16, 2007. Ms. Farsai also holds options to purchase 10,000 shares at $2.05 per share and 10,000 shares at an exercise price of $4.00 per share, both expiring in February 2009. Ms. Farsai is not nor is it intended that she will be a promoter, underwriter, voting trustee, director or officer of NetSol.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have indemnified each member of the board of directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             DESCRIPTION OF BUSINESS

GENERAL


NetSol Technologies, Inc. (f/k/a NetSol International, Inc.) ("NetSol") is an end-to-end information technology ("I/T") and business consulting services provider for the lease and finance, banking and financial services industries. Since we were founded in 1997, we have developed enterprise solutions that help clients use I/T more efficiently in order to improve their operations and profitability and to achieve business results. Our focus has remained the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. By utilizing our worldwide resources, we believe we have been able to deliver high quality, cost-effective I/T services. NetSol Technologies Pvt. Ltd. ("NetSol PK") develops the majority of the software for us. NetSol PK was the first company in Pakistan to achieve the ISO 9001 accreditation. NetSol PK was the first software company in Pakistan to achieve ISO 9001 accreditation in 1998 and was again the first software company in Pakistan to obtain Carnegie Mellon's Software Engineering Institute ("SEI") Capable Maturity Model ("CMM") Level 4 assessment in 2004.


COMPANY BUSINESS MODEL


NetSol now offers a broad spectrum of I/T products and I/T services which management believes deliver a high return on investment for its customers. NetSol has perfected its delivery capabilities by continuously investing in its software development and Quality Assurance ("QA") processes. NetSol believes its key competitive advantage is its ability to build high quality enterprise applications using its offshore development facility in Lahore, Pakistan. A major portion of NetSol's revenues are derived from exports in general and LeaseSoft in particular. The use of the facility in Pakistan as the basis for software development, configuration and professional services represents a cost-effective and economical cost arbitrage model that is based on the globally acclaimed advantages of outsourcing and offshore development. NetSol management believes that the use of this model will only further benefit the Company in its penetration of European, developed and developing country markets.


Achieving Software Maturity and Quality Assurance.

NetSol, from the outset, invested heavily in creating a state of the art, world-class software development capability. A series of QA initiatives have delivered to NetSol the ISO 9001 certification as well as the CMM level 4 assessment. Achieving this CMM level 4 required dedication at all our corporate levels.

SEI's CMM, which is organized into five maturity levels, has become a de facto standard for assessing and improving software processes. Through the CMM, SEI and the software development community have established an effective means for modeling, defining, and measuring the maturity of the processes used by software professionals. The CMM for software describes the principles and practices underlying software process maturity and is intended to help software organizations improve the maturity of their software processes in terms of an evolutionary path from ad hoc, chaotic processes to mature, disciplined software processes. Mature processes meet standardized software engineering methods and integrable into a customer's system. Mature processes ensure enhanced product quality resulting in faster project turn around and a shortened time-to-market. In short, a mature process would, ideally, have fewer bugs and integrate better into the customer's system.


We have always strived to improve quality in every aspect of our business. This quality drive, based on our vision, trickles from the top to the lowest levels in the organization. We believe that it is this quality focus that enabled our software development facility to become the first ISO 9001 certified software development facility in Pakistan in 1999. This accomplishment marked the beginning of the Company's continuing long term program towards achieving the higher challenges of SW-CMM. Thanks to the dedication of the Company's employees, it was the first to reach CMM level 4 in Pakistan.

Professional Services.

We offer a broad array of professional services to clients in the global commercial markets and specialize in the application of advanced and complex I/T enterprise solutions to achieve its customers' strategic objectives. Our service offerings include bespoke software development, software analysis and design, testing services, off shore as well as onsite quality assurance services, consultancy in quality engineering and process improvement including assistance in implementation of ISO and CMM quality standards, Business Process Reengineering, Business Process Outsourcing systems reengineering, maintenance and support of existing systems, technical research and development, project management, market research and project feasibilities.

Outsourcing involves operating all or a portion of a customer's technology infrastructure, including systems analysis, system design and architecture, change management, enterprise applications development, network operations, desktop computing and data center management.

Systems integration encompasses designing, developing, implementing and integrating complete information systems.

I/T and management consulting services include advising clients on the strategic acquisition and utilization of I/T and on business strategy, operations, change management and business process reengineering.


The experience gained by us through its own software quality endeavors, has enabled us to offer consultancy services in the areas of Software Quality, Process Improvement, ISO Certification and SW-CMM Implementation. ISO certification and CMM services include, but are not limited to GAP Analysis against the standard ISO/CMM; Orientation Workshops; Guiding the Implementation of the plan developed after the GAP Analysis; Training on Standard Processes; Process implementation support off-site and on-site; assessment training; and assistance through the final assessment (Certification Audit for ISO). NetSol has been chosen by the Pakistan Software Export Board under the direction of the Ministry of Information Technology and Telecommunication to provide consultancy to local software houses. Management believes this demonstrates that NetSol has not only led the way in setting standards for the IT industry in Pakistan, but is instrumental in assisting local companies to achieve quality standards.


LeaseSoft

We also develop advanced software systems for the asset based lease and finance industries. We have developed "LeaseSoft" a complete integrated lease and finance package. LeaseSoft, a robust suite of four software applications, is an end-to-end solution for the lease and finance industry. The four applications under LeaseSoft have been designed and developed for a highly flexible setting and are capable of dealing with multinational, multi-company, multi-asset, multi-lingual, multi-distributor and multi-manufacturer environments.

LeaseSoft is a result of more than six years of effort resulting in over 60 modules grouped in four comprehensive applications. These four applications are complete systems in themselves and can be used independently to exhaustively address specific sub-domains of the leasing/financing cycle. And, if used together, they fully automate the entire leasing / financing cycle. The constituent software applications are:

      o LeaseSoft Electronic Point of Sale (LeaseSoft ePOS). LeaseSoft.ePOS is a web-based point of sale system for the use of dealers, brokers, agents and sales officers to initiate credit applications. It is a web-based system and, though it can be used with equal efficiency on an intranet, the real ability is to harness the power of the Internet to book sales. LeaseSoft.ePOS users create quotations and financing applications (Proposals) for their customers using predefined financial products. The application is submitted to the back office system [such as LeaseSoft.CAP] for approval. After analysis, the application is sent back to the LeaseSoft.ePOS system with a final decision.

      o Credit Application Processing System (CAP Formally known as Proposal Management System, PMS). LeaseSoft.CAP provides companies in the financial sector an environment to handle the incoming credit applications from dealers, agents, brokers and the direct sales force. LeaseSoft.CAP automatically gathers information from different interfaces like credit rating agencies, evaluation guides, contract management systems and scores the applications against defined scorecards. All of this is done in a mechanized workflow culminating with credit team members making their decisions more quickly and accurately. Implementation of LeaseSoft.CAP dramatically reduces application-processing time in turn resulting in greater revenue through higher number of applications finalized in a given time. LeaseSoft.CAP is also an excellent tool to reduce probability of a wrong decision thus again providing a concrete business value through minimizing the bad debt portfolio.

      o Contract Management System (CMS). LeaseSoft.CMS provides comprehensive business functionality that enables its users to effectively and smoothly manage and maintain a contract with the most comprehensive details throughout its life cycle. It also provides interfaces with company banks and accounting systems. LeaseSoft.CAM also effectively maintains details of all business partners that do business with NetSol including, but not limited to, customers, dealers, debtors, guarantors, insurance companies and banks. A number of leasing consultants have provided their business knowledge to make this product a most complete lease and finance product. NetSol's LeaseSoft.CAM provides business functionality for all areas that are required to run an effective, efficient and customer oriented lease and finance business.

      o Wholesale Finance System (WFS). LeaseSoft.WFS automates and manages the floor plan/bailment activities of dealerships through a finance company. The design of the system is based on the concept of one asset/one loan to facilitate asset tracking and costing. The system covers credit limit, payment of loan, billing and settlement, stock auditing, online dealer and auditor access and ultimately the pay-off functions.


Typically, NetSol's sales cycle for these products ranges between two to five months. We derive our income both from selling the license to use the products as well as from related software services. The related services include requirement study/gap analysis, customization on the basis of gaps development, testing, configuration, installation at the client site, data migration, training, user acceptance testing, supporting initial live operations and, finally, the long term maintenance of the system. Any changes or enhancement done is also charged to the customer. In the requirements study/gaps analysis, the NetSol LeaseSoft team goes to the client site to study the client's business and functional requirements and maps them against the existing functionality available in LeaseSoft. LeaseSoft has now reached a stage where hardly, if any gaps, are identified as a result of such a study. In the customization phase, the gaps are made part of LeaseSoft through a development cycle. This development takes place in Lahore, Pakistan. Then the new as per requirement system is thoroughly tested. This phase also takes place in Pakistan. LeaseSoft is a highly parameterized configurable application and hence it is able to be configured according to the business of the customer. This phase can take place both onsite as well as in Lahore but is usually at least partially done in Lahore. Next, follows the installation of the system at client site. If the customer was using some other system and already has data in electronic form, then NetSol's data migration team migrates this data from the old system to the LeaseSoft database. Data migration is a mix of both client site and Lahore based work. The client is also imparted training in the areas of business user training, functional business training and system administration training. Training is followed by user acceptance testing (UAT) where client nominated staff and NetSol consultants test the system against the customer business requirements. After UAT, the system is put in normal business use. LeaseSoft is a mission critical software, and the whole business operations, from the asset side of a finance/leasing company, hinge upon the performance of the system. Hence in the early days after going live, NetSol consultants remain at the client site to assist the company in smooth operations. After this phase, the regular maintenance and support services phase for the implemented software begins. In addition to the daily rate paid by the customer for each consultant, the customer also pays for all the transportation related expenses, boarding of the consultants, and a living allowance. These practices enable NetSol to increase marginal revenue in a proportion larger than the marginal cost incurred.

License fees can vary generally between $100,000 up to $1,000,000 per license depending upon the size of the customer and the complexity of the customer's business. There are various attributes which determine the level of complexity, a few of which are: number of contracts; size of the portfolio; business strategy of the company; number of business users; and, branch network of the customer. The Company recognizes revenue from license contracts without major customization when a non-cancelable, non-contingent license agreement has been signed, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. However, revenue from sale of licenses with major customization, modification, and development is recognized on percent of completion basis. Revenue from software services includes fixed price contracts and is recognized in accordance with the percentage of completion method using the output measure of "Unit of Work Completed." The annual maintenance fee, which usually is an agreed upon percentage of overall monetary value of the implementation, then becomes an ongoing revenue stream realized on a yearly basis.

As a marketing strategy NetSol is preparing a lighter version of LeaseSoft to target companies with simpler business models. LeaseSoft is highly modular. Hence various sets of functionalities can be used against the restricted requirements of the client. The first deployment of this lighter version is currently being carried out in Maritius for Mauritius Commercial Bank.

Acquisition of CQ Systems Ltd., UK.

In February 2005, NetSol acquired 100% of CQ Systems Ltd., an IT products and service company based in the UK. As a result of this acquisition, NetSol has access to a broad European customer base using IT solutions complementary to NetSol's LeaseSoft product. NetSol plans to leverage CQ Systems' knowledge base and strong presence in the Asset Finance market to launch LeaseSoft in the UK and continental Europe. CQ's strong sales and marketing capability would further help NetSol gain immediate recognition and positioning for the LeaseSoft suite of products.

NetSol has an active plan to gradually move some of the software production activities at CQ Systems to its offshore development center in Lahore. This transition is expected to last about twelve months, during which time most of the quality assurance, documentation and some of the CQ products core software development activities would transition to Lahore. While it is expected that a gradual reduction in costs on a like for like basis at CQ Systems will occur during the twelve month transition period, the expected growth in CQ Systems business over the next eighteen months, may result in a personnel growth at CQ Systems during that same period.

NetSol will continue to manage LeaseSoft pre-sales support and deliveries by having two specialized pools of resources for each of the four products under LeaseSoft. One group focuses on software development required for customization and enhancements. The second group comprises of LeaseSoft consultants concentrating on implementation and onsite support. Both groups are being continually trained in the domain of finance and leasing, system functionality, communication skills, organizational behavior and client management.

The Asian continent, Australia and New Zealand, from the perspective of LeaseSoft marketing, are targeted by NetSol Technologies from its Lahore subsidiary and its newly opened offices in Beijing. NetSol UK, both through its base in London and its CQ Systems Ltd. offices located in Horsham, United Kingdom, focuses on the European market. NetSol UK has also appointed a representative in Denmark to further focus on Denmark as well as the neighboring countries. The marketing for LeaseSoft in USA and Canada is carried out directly by the Company. NetSol Technologies (Pvt.) Limited services and NetSol UK market whenever and wherever required.

NetSol has established a strategy to aggressively market LeaseSoft in various regions of the world. As part of the strategy, NetSol is forming alliances with reputable IT companies and has already appointed distributors in Singapore and Japan. NetSol has entered into a mutually non-exclusive agreement with Singapore Computer Systems (SCS) that allows SCS to market LeaseSoft in the entire Asia Pacific Region. Furthermore, NetSol is looking forward to developing partner networks all across the world with reputable companies.

Launch of NetSol CQ office in Beijing, China

As part of the same strategy and focus on marketing LeaseSoft, NetSol has recently established a new sales office in Beijing, China, which will act not only as the sales and marketing front for NetSol in the People's Republic of China but also act as the liaison office for its ongoing operations and implementation services for DaimlerChrysler Services and other clients in the country. The new Asia Pacific office is jointly managed by NetSol Technologies, Inc. and its wholly owned U.K. subsidiary, CQ Systems Ltd.

Management believes that LeaseSoft has begun to be recognized as a unique, world-class product offering. This belief is based on the following instances:

      o     Breakthrough with Toyota in Thailand and China

      o Breakthrough in non-captive finance as evidenced by agreement with Mauritius Commercial Bank in Mauritius

      o It has been recognized as a Solution Blueprint by Intel Corporation. Intel has very stringent technical and market potential criteria for designating a solution as a "solution blueprint"

      o     Frame Agreement with DaimlerChrysler Services AG (DCS)

NetSol's Frame Agreement with DCS short lists LeaseSoft as a preferred software provider for managing the wholesale and retail side of leasing and finance business of DCS. DCS supports the sales of DaimlerChrysler vehicles through financial services.

The current LeaseSoft client base includes DaimlerChrysler Services (Australia, Japan, New Zealand, Singapore, South Korea, Thailand, China and Taiwan), Yamaha Motors Finance Australia, Toyota Motors Finance China, Mercedes Benz Finance Japan, Toyota Leasing Thailand and Mauritius Commercial Bank.


NetSol also maintains a LeaseSoft specific product website www.leasesoft.biz

Status of New Products and Services


inBanking(TM)
With the acquisition of Pearl Treasury System, whose product offering is now referred to as InBanking(TM), the Company expands its menu of software into the banking and other financial areas. In 2003, NetSol acquired the intellectual property rights ("IPR") of Pearl Treasury System ("PTS"). PTS was developed to 70% completion in the late 1990s, led by its system designer who had 30 plus years in banking through positions as Trader and Head of Trading, Treasury, Risk, Operations and IT for banks such as Bankers' Trust and Mitsubishi Trust & Banking.

PTS was originally developed on two tier client server technologies and was designed to provide full process automation and decision support in the front, middle and back offices of treasury and capital market operations. On an internal review of PTS post-acquisition, it was decided to re-write the system with in the .NET technologies, bringing the system into the n-tier/browser based environment. The project name for this program is inBanking(TM), and the Phase One deliverables are nearing completion. InBanking(TM) has more than 70 person years of development effort and $4 million already invested.

The tremendous flexibility enabled by the comprehensive data model and multi-tier architectural design of InBanking(TM) has been fully recognized, identifying the potential to further develop InBanking(TM) beyond treasury and capital markets. Additionally, inBanking(TM) is modular and can therefore be implemented as solutions for, example, front office trading, middle office credit or market risk, or back office settlement. InBanking(TM) can also be implemented to support all these areas, plus others, as a single fully integrated solution.

InBanking(TM) provides NetSol with the significant opportunity to gain a sizable share of the treasury, capital markets and wholesale banking systems markets. Following a lull in the banking solution purchase market, caused by Y2K and disasters such as 9/11, market analysts, such as Celent and IBS Publishing, are forecasting significant system replacement activity over the next few years, particularly in the area of treasury management.

NetSol is currently and actively seeking a small number of banks and financial institutions to be pilot development partners for the final stage of the Phase One development program, implementing InBanking(TM) to support their specific requirements.

TiG-NetSol

In November 2004, the Company entered into a joint venture agreement with The Innovation Group ("TiG") whereby the TIG-NetSol (Pvt) Ltd., a Pakistani company, now called Extended Innovation, provides support services enabling TiG to scale solution delivery operations in key growth markets. TiG-NetSol operations are centered in NetSol's IT Village in Lahore, Pakistan, with a back up facility in Bangalore, India. NetSol owns 50.5 percent of the new venture, with TiG owning the remaining 49.5 percent. The entities share equally in the revenues of the joint venture. The outsourcing model between TiG and NetSol involves services pertaining to business analyses, configuration, testing, software quality assurance (SQA), as well as, technical communication for TiG software. Initiated with a 10 person outsourcing team in Lahore in February 2005, this arrangement has extended to a 35 person team in July 2005 with the additional resources catering to the increased influx of outsourcing of configuration and testing assignments from TiG. Backed up by a dedicated 4Mbps fiber optic link for communication and teleconferencing, this arrangement will allow NetSol's human resources to efficiently and effectively respond to additional outsourcing and offshore configuration work.

GROWTH THROUGH ACQUISITION AND ALLIANCES

In Mid-2004, NetSol management identified mergers and acquisitions as potential methods of capitalizing on the demand of the Company's flagship product, LeaseSoft and assisting the Company in launching its treasury banking software systems. This, together with the visible turnaround in the services and outsourcing sectors in global markets, led to a growth strategy encompassing both organic growth and mergers and acquisitions. While the calendar year 2004, focused on capitalizing on organic growth and investing in building up the Company's marketing and sales organization, the early part of 2005 saw a renewed focus on mergers and acquisitions. In February 2005, the Company closed the acquisition of CQ Systems Ltd., a UK based company. With a client network reaching across Europe, CQ Systems provides a platform for the Company's LeaseSoft products in the UK and continental Europe.

The Company continues to explore mergers and acquisition opportunities, both in the USA and Europe. Management believes that great value can be added to the Company by completing a series of acquisitions over the next five years. The model of targeting well established, profitable product companies, within NetSol's domain, management believes, has proven successful with the CQ acquisition. Management believes this model can be replicated over the next five years.

Growth through Establishing Partners Network

NetSol is well aware that market reach is essential to effectively market IT products and services around the globe. For this purpose, the Company is looking forward to establishing a network of partners worldwide. These companies will represent NetSol in their respective countries and will develop business for NetSol. Keeping these strategic objectives in view, NetSol has entered into a mutually non-exclusive agreement with Singapore Computer Systems (SCS) that allows SCS to market LeaseSoft in the entire Asia Pacific region.


Strategic Alliances

LeaseSoft is recognized as Solution Blueprint by Intel Corporation. Intel has very stringent technical and market potential criteria for marking a solution as solution blueprint. The document is also available online from Intel's website http://www.intel.com/business/bss/solutions/blueprints/industry/finance/ index.htm


NetSol and Intel Corporation have a strategic relationship that would potentially permit NetSol to market its core product, `LeaseSoft', through Intel websites. In a joint press release made earlier in 2004, by both NetSol and Intel, both companies would deliver a new Solution Blueprint for its core leasing solution. With the collaboration to create a world-class blueprint for the leasing and finance industry, deployment should become even faster and smoother for our customers. Intel's website defines Intel's Solution Blueprints as detailed technical documents that define pre-configured, repeatable solutions based on successful real-world implementations. Built on Intel(R) architecture and flexible building block components, these solutions help deliver increased customer satisfaction, lower operating costs, and better productivity.

DaimlerChrysler Services Asia Pacific has established "Application Support Center (ASC)" in Singapore to facilitate the regional companies in LeaseSoft related matters. This support center is powered by highly qualified technical and business personnel. ASC LeaseSoft in conjunction with NetSol Technologies (Pvt.) Ltd. Lahore are supporting DCS companies in seven different countries in Asia and this list can increase as other DCS companies from other countries may also opt for LeaseSoft. In June 2004, the Company entered into a Frame Agreement with DaimlerChrysler AG. This agreement, which serves as a base line agreement for use of the LeaseSoft products by DaimlerChrysler Services AG companies and affiliated companies, represents what management believes to be an endorsement of the LeaseSoft product line and the capabilities of NetSol to worldwide DaimlerChrysler Financial Services (DCFS) entities. This endorsement has had a tremendous impact on our perspective customers, it has helped our sales and Business Development personnel to market and sell our LeaseSoft solution to blue chip customers around the world. This relationship has resulted in new agreements with DCFS and has served as a marketing source which has resulted in agreements with companies such as Toyota


With the recent deregulation of Pakistan's telecommunications sector and the government's desire to attract investors to the country, while experiencing an unprecedented increase in exports, Pakistan is keen to build a solid technology infrastructure to support the growth expected over the next several years. The areas within Pakistan expected to receive major information technology investments by the government are education, public sector automation, railways and the country's armed forces.


As compared to the previous year, NetSol (Pvt) Ltd. was able to materialize a number of service contracts within the local Pakistani public and defense sectors. An important aspect of these contracts is that not all of them focused solely on software development and engineering. This year, NetSol has gone a step further by providing both consultancy services to organizations so as to improve their quality of operations and services and, wining strategically important assignments with the E-Governance domains for organizations of national significance in Pakistan including, but not limited to, the Prime Minister's office and the lower and upper houses of Parliament. These clients include private as well as public sector enterprises. Also, NetSol was successful in consolidating its standing as one of the preferred solutions providers for the Military sector and Defense organizations. The service offerings of NetSol has now diversified into a comprehensive supply chain of end to end services and solutions catering to private and public sectors, consultancies, applications development, systems engineering integration as well as other supporting processes for turnkey projects.

NetSol Akhter Pvt. Ltd., a subsidiary of the Company with ownership of 50.1% by the Company and 49.9% by Akhter Group, is a company capitalizing on the high growth of the telecommunications market in Pakistan. NetSol Akhter provides ISP services to clients in the three major cities of Pakistan and is looking to expand its service offerings. NetSol management took this strategic step to maintain its focus in the core business of software development and IT services.

As a direct result of a delay in the PTCL privatization, the state owned telecommunications monopoly, NetSol-Akhter has faced delays in finalizing cross network pricing and infrastructure rollout. However, the recent completion of the PTCL privatization process would provide some much needed impetus to the rollout plans. A giant UAE based telecom group (Eitesalat) has acquired 26% of PTCL for $2.6MN and will be taking over the management control of this state owned telecom giant of Pakistan.


Technical Affiliations

We currently have technical affiliations as: a MicroSoft Certified Partner; a member of the Intel Early Access Program; and, an Oracle Certified Partner.

MARKETING AND SELLING

The Marketing Program

The Marketing Program


NetSol management is optimistic that the Company will experience ever increasing opportunities for its products offerings in 2006. The Company is aggressively growing the marketing and sales organizations in the United Kingdom in conjunction with CQ Systems Ltd., in Pakistan and the USA. Management believes that the year 2006 will follow 2005 as a year for continued growth, the launching of footprints in new markets, while penetrating in the established markets such as Asia Pacific and Europe.


While affiliations and partnering result in potential growth for the Company, marketing and selling remain essential to building Company revenue. The objective of the Company's marketing program is to create and sustain preference and loyalty for NetSol as a leading provider of enterprise solutions, e-services consulting and software solutions. Marketing is performed at the corporate and business unit levels. The corporate marketing department has overall responsibility for communications, advertising, public relations and the website and also engineers and oversees central marketing and communications programs for use by each of the business units.


Our dedicated marketing personnel within the business units undertake a variety of marketing activities, including sponsoring focused client events to demonstrate our skills and products, sponsoring and participating in targeted conferences and holding private briefings with individual companies. We believe that the industry focus of our sales professionals and our business unit marketing personnel enhances their knowledge and expertise in these industries and will generate additional client engagements. As the US technology market gradually improves, NetSol marketing teams are concentrating on the markets overseas with cautious entry into the US market.


The Markets

NetSol provides its services primarily to clients in global commercial industries. In the global commercial area, our service offerings are marketed to clients in a wide array of industries including, automotive: chemical; tiles/ceramics; Internet marketing; software; medical; banks; U.S. higher education and telecommunication associations and, financial services.


Geographically, NetSol has operations on the West Coast of the United States, Central Asia, Europe, and Asia Pacific regions.

During the last two fiscal years ended June 30, 2005, NetSol's revenue mix by major markets was as follows:

                                           2005      2004
                                          ------    ------
North American (NetSol USA)                  2%       12%
Europe (CQ Systems Ltd.,
NetSol Technologies, UK Ltd.)               24%        6%
Other International (Abraxas, NetSol
Technologies Pvt. Ltd.,                     74%       82%
NetSol Pvt., Ltd., NetSol Connect)

Total Revenues                             100%      100%


Fiscal Performance Overview


We have effectively expanded our development base and technical capabilities by training our programmers to provide customized I/T solutions in many other sectors and not limiting ourselves to the lease and finance industry.


NetSol Technologies PVT Ltd.


Our subsidiary in Pakistan continues to perform strongly and has enhanced its capabilities and expanded its sales and marketing activities. In May 2004, NetSol inaugurated its newly built Technology Campus in Lahore, Pakistan. This was followed by a formal inauguration on March 4, 2005, by the Prime Minister of Pakistan, Shaukat Aziz. This state of the art, purpose-built and fully dedicated IT and software development facility, is the first of its kind in Pakistan. NetSol also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry has invested nearly 10 million Rupees (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. This facility currently houses over 400 employees and thus has become the backbone of the NetSol business model providing world class IT talent and a cost arbitrage that is attractive to its western customers.

The Lahore operation supports our worldwide customer base of the LeaseSoft suite of products and all other product offerings. NetSol has continued to lend support to the Lahore subsidiary to further develop its quality initiatives and infrastructure. The major initiative in this area is the final stage of phase 1 of the development of the technology campus. The development facility in Pakistan, being the engine, which drives NetSol, continues to be the major source of revenue generation. The Pakistan operation has contributed nearly 53% of 2005, with $6.6 million in revenues for the current year. This was accomplished primarily through export of I/T Services and product licensed to the overseas markets. The total revenue of NetSol Pakistan, including the Pakistan domestic market, was $6.55 million with profit of $3.3 million.

Seeking to take further advantage of the bourgeoning Pakistani markets, including the capital markets, the Company listed NetSol Technologies Ltd. on the Karachi Stock Exchange ("KSE") in August 2005. The initial public offering of stock, of NetSol Technologies Ltd., together with the pre-initial public offering private placement, raised over $5.83 million. NetSol Technologies Ltd. is listed on the KSE under the symbol "NETSOL". Trading of `NETSOL' on the KSE commenced on August 26, 2005. The successful listing of the subsidiary in this emerging capital markets, has increased visibility in Pakistan capturing the interest of both public and private sectors for new business opportunities. Furthermore, NetSol expects to leverage its position as one of the most reputed software developer's in Pakistan with a much improved balance sheet to attract major new projects and customers.

While available to support its product and services base on a world-wide basis, NetSol Tecnologies PVT Ltd.'s selling and marketing efforts are focused on Asia. Using the distribution channels in Lahore, Beijing and many client sites, we are consolidating the Australian office and merging it with the Lahore facility. The existing senior management from Australia will now be directed by the Lahore operation which will serve the Australian-New Zealand markets. The Company expects to save nearly $250,000 by this initiative.


NetSol has signed on new customers for LeaseSoft as well as bespoke development services. For LeaseSoft the following new projects were earned by the Company:


      o DaimlerChrysler Auto Finance China- Licensing and customization of LeaseSoft CAP, CMS & WFS.

      o Toyota Leasing Thailand (TLT) - Licensing, customization and implementation of LeaseSoft CAP (formerly PMS), CMS & WFS.

      o TLT is a volume leader in captive finance companies in Thailand. NetSol considers it a big strategic break as delivering successfully in Thailand will position NetSol to target Toyota Finance companies around the world.

      o Mercedes Benz Finance Japan-Licensing and implementation of LeaseSoft WFS.

      o     Toyota Motor Finance China- Licensing and implementation of
            LeaseSoft WFS.

      o Mauritius Commercial Bank, Mauritius- Licensing and implementation of LeaseSoft CMS and LeaseSoft CAP.

      o CMM Evaluation Consultancy Services for the Pakistan Software Export Board (PSEB).

As a part of Ministry of Information Technology's efforts for the process improvements in the operations of Pakistani software houses, NetSol, under the auspices of PSEB, is actively undertaking exercises for these consultancy services for different software companies. The key aspects of these services would be CMM1 introduction, gap analyses for ISO 9001:2000 compliant procedures, CMM Level 2/3 pre-assessments, consultancies, evaluations and tracking/analyses of such improvements. The clientele for these NetSol professional services includes: DPS Islamabad, Shaukat Khanum Memorial Trust (SKMT) Lahore, ProSol Islamabad, GeoPac Islamabad, yEvolve Karachi, and Avanza Solutions, Karachi.

Management believes that NetSol has been identified as a premium IT company in Pakistan and with its matured products and services, local demand is surging. A few of the recently signed agreements in the private and public sectors are:

      o     Pakistan Administrative Staff College

      o     Government of Punjab (Motor Transport Management)

      o     Pakistan Software Export Board

      o     Ministry of Defense (multiple projects)

      o     All Pakistan Textiles Processing Mills Association (APTPMA)

      o National Assembly and Senate of Pakistan (Electronic Government Directorate)

      o Prime Minister of Pakistan's Secretariat (Electronic Government Directorate)

      o     Armed Forces Institute of Dentistry

There is a growing domestic business in Pakistan for the IT and IT enabled services, as stated above, and NetSol is strategically positioned to support a very stable and economically beneficial pipeline to win many more and major new projects in the public and private sectors. NetSol will continue to strengthen its position as a dominant IT solutions provider in this explosive growth market.

NetSol IT Matrix (NITM) for Information Security and related services.

NetSol has entered into a joint venture agreement with IT Matrix, Saudi Arabia, for the provision of information security and related consultancy services for the growing IT services market in Pakistan. Realizing the already established potential of information security strength of NetSol in Pakistan and the capability/experience of IT Matrix Saudi Arabia, the organizations agreed to form a new business entity in Pakistan (NITM) to jointly pursue the information security business. IT Matrix is among the few companies in the region which has built its Information Security solutions integrating hardware, software and services. It is currently the leading Information Security solutions provider in the Kingdom of Saudi Arabia, with corporate offices in Riyadh and one branch office in Al-Khobar (Easter Province). The company has partnerships with a number of leading information security vendors in the world and is the first company in the region to have built its IT security technologies with 100% local development in Saudi Arabia.

The business objectives of the joint venture will be to: develop intellectual capital in the form of information security technologies; information security professional consultancy services; methodologies for implementation and maintenance; information security training and educational material with delivery mechanism and sales of information security consulting services; NITM developed information security technologies; support services for information security technology (people and processes); information security training and education; and, 24x7 security surveillance centers.

NetSol Technologies UK Ltd


NetSol Technologies Limited, the Company's UK subsidiary, was formed in Fiscal 2003. Located in the heart of the City of London, one of the world's major banking and finance centers, the company is resourced with experts from the financial services industry, including its chairman, Ed Holmes, with experience such as Group Executive Europe and chairman/CEO of Citibank International Plc.. The UK subsidiary is responsible for the Company's activities in the UK, Europe and Middle East and includes the spearheading of the sales and marketing efforts for InBanking(TM), NetSol's treasury and wholesale banking solution; plus ongoing marketing and sales of the LeaseSoft portfolio of leasing solutions and NetSol's range of on and off-shore IT services.

With the acquisition of CQ Systems, Ltd., which is managed by NetSol UK, the Company has added a complimentary suite of leasing products. CQ Systems Ltd. was established in 1986 and provides robust, powerful, scalable and safe contract management and accounting solutions for the installment credit, motor finance and asset finance markets. The modules provide an end-to-end contractual solution - from underwriting, contract administration and accounting through to asset disposal and re-marketing. Today CQ has more than 55 banking, independent and captive finance house clients in the UK, Europe, Africa and Asia. The revenue generated by CQ Systems from the date of acquisition (Feb 21 to June 30, 2005) was $2.3 million, or 18% of the Company's total revenues. The net income before tax reported for the same period was about $432,000. In terms of CQ Systems stand alone revenues for year 2004-2005, the revenues exceeded $6 million.

Subsequent to the CQ Systems acquisition, it was decided to use NetSol UK as a marketing arm of the Lahore subsidiary and mergers and acquisition arm of the Company.

Depending solely upon organic growth, the UK company produced $688,000 in revenue for the current fiscal year or 5.53% of the Company's total revenues. The net income was reported approximately $159,900. The main focus of this entity is to market the array of banking and leasing solutions in the heart of the financial district in London and the rest of Europe.

Depending solely upon organic growth, the UK company produced $688,000 in revenue for the current fiscal year or 5.53% of the Company's total revenues. Net income of approximately $159,900 was reported. The main focus of this entity is to market the array of banking and leasing solutions in the heart of the financial district in London and the rest of Europe.

NETSOL TIG, JOINT VENTURE

As disclosed before, the newly formed outsourcing joint ventures of NetSol with a UK based IT solutions provider TIG, Plc. contributed approximately $448,000 in revenue in just five months or 3.6% of the Company's revenues. The total net profit was $250,000 before adjusting the minority interest; NetSol owns 51% while TIG owns 49% of the JV.

NETSOL CONNECT

In August 2003, NetSol entered into an agreement with United Kingdom based Akhter Group PLC (Akhter). Under the terms of the agreement, Akhter Group acquired 49.9% of the Company's subsidiary; Pakistan based NetSol Connect Pvt Ltd., an Internet service provider (ISP) in Pakistan. As part of this Agreement, NetSol Connect changed its name to NetSol Akhter. A change in the ownership structure in September 2003 and the consolidation and readjustment of the revenue model caused revenue reduction in fiscal year 2004 as compared to the fiscal year 2003. During the current fiscal year, NetSol Connect steadily grew its presence in three cities (Karachi, Lahore and Islamabad) by acquiring a small Internet online company called Raabta Online in early 2004. This created a national presence for wireless broadband business in key markets that have experienced explosive growth.. NetSol Akhter with its new laser and wireless technologies has a potential to become a major brand in Pakistan. The partnership with Akhter Computers is designed to rollout the services of connectivity and wireless to the Pakistani national market.

Akhter, one of the oldest established computer companies in the UK, is well recognized as a provider of managed Internet services, integrated networks, both local area networks and wide area networks, as well as metropolitan area networks within the UK. Akhter owned proprietary broadband technologies and solutions will provide NetSol Connect a technologically strong platform for strengthening its telecommunications infrastructure within Pakistan with a goal of becoming a leading provider of broadband Internet access to both residential and commercial users.

The initial stage of the agreement provides NetSol with an investment of up to $1 million in cash to launch a broadband infrastructure in Karachi, the largest business hub in Pakistan. The initial infrastructure will provide a 155MB backbone and a 5MB broadband to customer premises using a proprietary broadband technology and an infrastructure consisting of 20 hubs. After the successful launch of the initial six-month beta program to Karachi's residential and commercial customers, additional rollouts of the hubs are scheduled in Lahore and Islamabad within a 12-month period. The second investment into the program could provide up to $20 million to create the first Terabit backbone in Pakistan. This will allow NetSol to provide data, voice, video and other multi-media services to major cities within Pakistan.

NetSolConnect Pvt Ltd. will continue to aggressively seek revenues to growth. The revenue contribution for NetSolConnect was $1.14 million or about 9.2% of 2005 revenues. The total net loss was $27,422 before adjusting the minority interest.


NetSol USA


In February 2005, NetSol USA operations were merged with the parent company. NetSol USA managed the successful completion and implementation of projects for a Seattle based software company, Capital Stream. This contract was awarded at the end of 2003 and was completed in the middle of fiscal year 2005. With NetSol USA focusing on consulting services in areas not necessarily compatible with the NetSol products and services base, and the completion of the Capital Stream project the Company elected to consolidate the Maryland office into the Company's headquarters in Calabasas, California. NetSol USA was responsible for $295,000 in revenues or 2.4% of total revenues to the Company. The downsizing of NetSol USA office would contribute to over $250,000 of annual savings.


LeaseSoft Sales


LeaseSoft received a major recognition when DaimlerChrysler Services (DCS) AG, Germany signed a global frame agreement with NetSol for LeaseSoft. Under terms of the open-ended global frame contract, LeaseSoft is named as one of the strategic, asset-based, finance software solutions for DCS.

Within the DCS locations, the Global Frame Agreement was responsible for the following additional sales of LeaseSoft in the year ended June 30, 2005: licensing and implementation of LeaseSoft PMS, CMS and WFS for DaimlerChrysler Auto Finance China; and, Licensing and Implementation of LeaseSoft WFS for Mercedes Benz Finance Japan.

Other than DCS, NetSol was also successful in entering into agreements with new customers in the region. A major breakthrough was Toyota Leasing Thailand allowing NetSol to offer and provides services to another leader in the region's automotive markets. This arrangement was later extended to a second Toyota client in China (Toyota Motors Finance China (TMFCN)). New customers included: licensing and implementation of WFS, CMS and PMS for Toyota Leasing Thailand; licensing and implementation of LeaseSoft for Toyota Motors Finance China; and, licensing and implementation of LeaseSoft PMS and CMS for Mauritius Commercial Bank, Mauritius.


Technology Campus


We broke ground for our Technology Campus in January 2000 with a three-phase plan of completion. Initially, we anticipated the completion of Phase One by fall 2001, but due to the delay in financing, and other challenges we faced, the completion was delayed. The Technology Campus was completed in May 2004 and the Lahore operations relocated to the facilities in May 2004. By relocating the entire Lahore operation from its previously leased premises to the Campus, the Company saves approximately $150,000 annually. The campus is currently capable of housing over 2,500 IT professionals in approximately three acres of land. The campus site is located in Pakistan's second largest city, Lahore, with population of six million. An educational and cultural center, the city is home to most of the leading technology oriented academia of Pakistan including names like LUMS, NU-FAST & UET. These institutions are also the source of quality IT resources for the Company. Lahore is a modern city with very good communication infrastructure and road network. The Technology campus is located at about a 5-minute drive from the newly constructed advanced and high-tech Lahore International Airport. This campus is the first purpose built software building with state of the art technology and communications infrastructure in Pakistan. The Company has made this investment to attract contracts and projects from blue chip customers from all over the world.

Employees


We believe we have developed a strong corporate culture that is critical to our success. Our key values are delivering world-class quality software, client-focused timely delivery, leadership, long-term relationships, creativity, openness and transparency and professional growth. The services provided by NetSol require proficiency in many fields, such as computer sciences, programming, mathematics, physics, engineering, and communication and presentation skills. Almost every one of our software developers is proficient in the English language. English is the second most spoken language in Pakistan and is mandatory in middle and high schools.

To encourage all employees to build on our core values, we reward teamwork and promote individuals who demonstrate these values. NetSol offers all of its employees the opportunity to participate in its stock option program. Also, we have an intensive orientation program for new employees to introduce our core values and a number of internal communications and training initiatives defining and promoting these core values. We believe that our growth and success are attributable in large part to the high caliber of our employees and our commitment to maintain the values on which our success has been based. NetSol worldwide is an equal opportunity employer. NetSol attracts professionals not just from Pakistan, where it is very well known, but also I/T professionals living overseas.


Management believes it has been successful in capitalizing on the "Reverse Brain Drain" phenomenon whereby it has been able to attract and retain highly qualified and suitably experienced IT and management professionals working overseas and returning to Pakistan. These include senior management as well as software development professionals that shall directly contribute to the organization improvement of various engineering processes and procedures at NetSol.

NetSol believes it has gathered, over the course of many years, a team of very loyal, dedicated and committed employees. Their continuous support and belief in the management has been demonstrated by their further investment of cash. Most of these employees have exercised their stock options during very difficult times for us. Management believes that its employees are the most valuable asset of NetSol. The Company's survival in the most challenging times is due, in part, to their dedication towards continuous achievement of highest quality standards and customer satisfaction. With each acquisition, NetSol is able to combine both work forces. For example, NetSol and CQ Systems have effectively and swiftly integrated the culture, systems and processes creating an environment satisfactory for its employees.

Overall, NetSol as a global IT company has over 25% female employees with the biggest concentration in our development facility in Lahore. The Company is an equal opportunity employer. Being a successful company with a well respected name in the business community, NetSol encourages its employees to actively participate and contribute to charitable contributions for catastrophic tragedies such as Tsunami disaster and the Gulf Coast disaster caused by Katrina Hurricane in the US.


There is significant competition for employees with the skills required to perform the services we offer. We believe that we have been successful in our efforts to attract and retain the highest level of talent available, in part because of the emphasis on core values, training and professional growth. We intend to continue to recruit, hire and promote employees who share this vision.


As of June 30, 2005, we had 530 employees; comprised of 410 IT project personnel in Pakistan, UK and Australia and 125 non-IT personnel in Pakistan, UK, Australia and US. This includes 40 employees in sales and marketing and 85 in general and administration. There are a total of five part-time employees and the rest are full time-employees. None of our employees are subject to a collective bargaining agreement. Our telecom subsidiary NetSolConnect has over 99 full time employees based in Karachi, Pakistan


Competition

Neither a single company nor a small number of companies dominate the I/T market in the space in which we compete. A substantial number of companies offer services that overlap and are competitive with those offered by NetSol. Some of these are large industrial firms, including computer manufacturers and computer consulting firms that have greater financial resources than NetSol and, in some cases, may have greater capacity to perform services similar to those provided by NetSol.


Some of our competitors are International Decisions Systems, Inc., McCue Systems, EDW, Data Scan, Inc., AIPAC, CHP, KPMG, LMK Resources, Systems Innovations (Si3), Bearing Point, Kalsoft, Systems Limited, Oratech Pakistan, Tech Access Pakistan and a few others These companies are scattered worldwide geographically. In terms of offshore development, we are in competition with some of the Indian companies such as Wipro, HCL, TCS, InfoSys, Satyam Infoway and others. Many of the competitors of NetSol have longer operating history, larger client bases, and longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, and public relations resources than NetSol. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, financial condition and results of operations.


Customers


Some of the customers of NetSol include: DaimlerChrysler Services AG; DaimlerChrysler Asia Pacific - Singapore; Mercedes Benz Finance - Japan; Yamaha Motors Finance - Australia; Debis Portfolio Systems - UK; DaimlerChrysler Services - Australia; DaimlerChrysler Leasing - Thailand; DaimlerChrysler Services - Korea; UMF Leasing Singapore; MCB Mauritius; Toyota Leasing Thailand; Toyota Motors Finance, China; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK, TIG Plc in UK and, Habib Allied Bank UK. NetSol is also a strategic business partner for DaimlerChrysler Services (which consists of a group of many companies), which accounts for approximately 20% of our revenue. No other individual client represents more than 10% of the revenue for the fiscal year ended June 30, 2005.

As compared to the previous year, NetSol (Pvt.) Ltd. was able to materialize a number of services contracts within the local Pakistani public and defense sectors. An important aspect of these contracts is that not all of them were solely focusing on software development and engineering. This year, NetSol, has gone a step further by providing consultancy services to organizations so as to improve their quality of operations and services in addition to winning strategically important assignments within the E-Governance domain for organizations of national significance in Pakistan, including, Prime Minister's office and the lower and upper houses of Parliament These clients include private as well as public sector enterprises. Also, NetSol was successful in consolidating its standing as one of the preferred solutions providers for the Military sector and Defense organizations. The service offering portfolio of NetSol has now diversified into a comprehensive supply chain of end to end services and solutions catering to BPR, consultancies, applications development, engineering as well as other supporting processes


New Local Customers are as follows:

      o     Pakistan Administrative Staff College

      o     Government of Punjab (Motor Transport Management)

      o     Pakistan Software Export Board

      o     Ministry of Defense (multiple projects)

      o     All Pakistan Textiles Processing Mills Association (APTPMA)

      o Prime Minister of Pakistan's Secretariat (Electronic Government Directorate)

      o National Assembly and Senate of Pakistan (Electronic Government Directorate)

      o     Armed Forces Institute of Dentistry

The Internet

We are committed to regaining and extending the advantages of our direct model approach by moving even greater volumes of product sales, service and support to the Internet. The Internet provides greater convenience and efficiency to customers and, in turn, to us. We receive 150,000 hits per month to www.netsoltek.com. We also maintain a product specific website for LeaseSoft at www.leasesoft.biz.


NetSol's software development and SQA team as well as its clients use its web based customer relationship management solution (HelpDesk) for timely and direct communication during the support and maintenance phases of Through its Web sites, customers, potential customers and investors can access a wide range of information about the Company's product offerings, can configure and purchase systems on-line, and can access volumes of support and technical information about the Company. More details can be found on http://www.netsolhelp.com.

Operations


Our headquarters are in Calabasas, California. Nearly 80% of the production and development is conducted at NetSol PK in Lahore, Pakistan. The other 20% of development is conducted in the Proximity Development Center or "PDC" in Horsham, UK to cater to the UK and continental European customers. The majority of the marketing is conducted through NetSol Technologies, Pvt Ltd in Lahore, Pakistan, NetSol UK, CQ Systems in the UK, and NetSol CQ in Beijing, China These are the core operating companies engaged in developing and marketing IT solutions and software development and marketing.

NetSol UK, together with CQ Systems Ltd., services and supports the clients in the UK and continental Europe. NetSol PK services and supports the customers in the Asia and South Asia regions.

A significant portion of our software is developed in Pakistan. Despite global unrest, due to the Iraq war and international terrorism, as well as economic pressure due to skyrocketing oil prices, the economy of Pakistan has made a positive turn around. The economy of Pakistan has grown to over 8.6% in 2005 and it is expected to sustain the same trend for years. For the first time in the history of Pakistan, the foreign exchange reserve has exceeded $13.0 billion in comparison with just below $2.0 billion in 2000. There has been a massive surge in FDI or foreign direct investments in Pakistan by foreigners. These investments have been in many sectors, to name a few: industrial infrastructure, telecom, oil & gas, stock market and real estate. The stock market in Pakistan is the most bullish in the Asia Pacific region with market growth over 600% year to date (Karachi Stock Exchange on October 18, 2001 was at 1,103 points vs. about 7,700 in recent times). Pakistan, now a close US ally, is recognized by the western world as becoming very conducive and attractive for foreign collaboration and investments. The breakthrough `thawing' of relationships between Pakistan and its biggest democratic neighbor, India, has stabilized the South East Asia region. This environment has raised the comfort and confidence of foreign investors and major US and European corporations to enhance their businesses in Pakistan. Due to many strategic measures and decisions by the government of Pakistan, the telecom sector has been privatized. Several new foreign telecom giants have made some serious investments in Pakistan. The biggest example is an U.A.E. based Telecom giant `EITESALAAT' which acquired 26% or management control of `PTCL' a government owned telecom company. This reflects a true potential and tremendous growth opportunities in Pakistan.

The Company is in an extremely strong position to continue to use this offshore model, which includes competitive price advantage to serve its customers. Due to all major improvements economically, politically and regionally, Pakistan's perception is improving drastically in recent months. A few major names such as Microsoft, Oracle, Cisco, Tata Consulting Services (India) and many other major names have recently signed agreements for collaboration and alliances with Pakistani companies. NetSol's few major successes achieved in 2005 were:

      *     A successful acquisition of CQ systems of UK
      *     A successful JV of NetSol and TIG to use offshore development model
      *     A global frame agreement with Daimler Credit Services
      *     Adding blue chip customers such as Toyota Leasing Thailand.

Just recently Moody's International assessed Pakistan as less vulnerable than many countries in the Asia Pacific region. Also, Standard & Poors rating on Pakistan has been improved to positive. The present government has taken major bold steps to attract new foreign investment and bolster the local economy. The confidence of the local investors and foreign investors has been undoubtedly enhanced resulting in stronger demand of new listing in the stock markets. Also recently the telecom sector received a boost when the IT ministry was able to successfully auction two new mobile phones licenses for a total of $592 million to two European Telecom conglomerates. This was a landmark development and it simply underscores the confidence and growing interest of foreign companies in investing in Pakistan.


Organization

NetSol Technologies, Inc. (formerly NetSol International, Inc.) was founded in 1997 and is organized as a Nevada corporation. We amended our Articles of Incorporation on March 20, 2002 to change our name to NetSol Technologies, Inc.


Our success, in the near term, will depend, in large part, on our ability to:
(a) continue to grow revenues and improve profits, (b) raise funds for continued operations and growth; (c) make a major entry in the US market and, (d) streamline sales and marketing efforts in the Asia Pacific region, Europe, Japan and Australia. However, management's outlook for the continuing operations, which has been consolidated and has been streamlined, remains optimistic and bullish. With continued emphasis on a shift in product mix towards the higher margin consulting services, the Company anticipates to be able to continue to improve operating results at its core by reducing costs and improving gross margins. Management is very excited and positive about a seamless transition and integration of CQ Systems with NetSol front end and back end operations.


Intellectual Property

We rely upon a combination of nondisclosure and other contractual arrangements, as well as common law trade secret, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require our consultants and clients to enter into these agreements, and limits access to and distribution of our proprietary information. The NetSol logo and name, as well as the LeaseSoft logo and product name have been copyrighted and trademark registered in Pakistan. An application has been filed in the US Patent and Trademark Office for the trademark "inBanking".

Governmental Approval and Regulation


Our current operations do not require specific governmental approvals. Like all companies, including those with multinational subsidiaries, we are subject to the laws of the countries in which we maintain subsidiaries and conduct operations. Pakistani law allows a tax exemption on income from exports of IT services and products up to 2016. While foreign based companies may invest in Pakistan, repatriation of their investment, in the form of dividends or other methods, requires approval of the State Bank of Pakistan. The present Pakistani government has effectively reformed the policies and regulations effecting foreign investors and multinational companies thus, making Pakistan an attractive and friendly country in which to do business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS


The following discussion is intended to assist in an understanding of NetSol's financial position and results of operations for the year ended June 30, 2005.


Forward-Looking Information.

This report contains certain forward-looking statements and information relating to NetSol that is based on the beliefs of its management as well as assumptions made by and information currently available to its management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", and similar expressions as they relate to NetSol or its management, are intended to identify forward-looking statements. These statements reflect management's current view of NetSol with respect to future events and are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected. NetSol's realization of its business aims could be materially and adversely affected by any technical or other problems in, or difficulties with, planned funding and technologies, third party technologies which render NetSol's technologies obsolete, the unavailability of required third party technology licenses on commercially reasonable terms, the loss of key research and development personnel, the inability or failure to recruit and retain qualified research and development personnel, or the adoption of technology standards which are different from technologies around which the Company's business ultimately is built. NetSol does not intend to update these forward-looking statements.

PLAN OF OPERATIONS

Management has set the following new goals for NetSol's next 12 months.

Initiatives and Investment to Grow Capabilities


      o     Achieve CMM Level 5 Accreditation in 2005.
      o Enhance Software Design, Engineering and Service Delivery Capabilities by increasing investment in training.
      o Enhance and invest in R&D or between 7-10% of yearly budgets in financial, banking and various other domains within NetSol's core competencies.
      o Aggressively expand the sales and marketing organizations in all key locations by hiring senior and successful personnel.
      o Recruiting additional senior level managers in Lahore, China and, UK offices to be able to support potential new customers from the North American, Asian Pacific and European markets.
      o Aggressively exploit the booming Chinese market by strengthening NetSol's presence in China.
      o Launch its marketing presence in the US markets through M&A activities in the domain of our core competencies.
      o Embark on a program of recruiting the best available talent in Project and Program Management
      o Increase Capex, to enhance Communications and Development Infrastructure. Roll out a second phase of construction of technology Campus in Lahore to respond to a growth of new orders and customers.
      o Launch new business development initiatives in hyper growth economies such as China and Eastern Europe.
      o Create new technology partnership with Oracle and strengthen our relationship with Intel in Asia Pacific and in the USA.
      o Aggressively market LeaseSoft especially in Asia Pacific, Europe and globally.
      o Forge a partnership with a US based telecom company for its telecom division to fully exploit the explosive market potential in Pakistan.

Top Line Growth through Investment in marketing organically and by mergers and acquisition ("M&A") activities:

      o Launch LeaseSoft into new markets by assigning new, well established companies as distributors in Europe, Asia Pacific and North America.
      o     Aggressive marketing in China for LeaseSoft and related services.
      o Expand relationships with key customers in the US, Europe and Asia Pacific.
      o     Product Positioning through alliances and partnership.

      o     Joint Ventures.
      o     Direct Marketing of Services.
      o Embark on roll up strategy by broadening M&A activities broadly in the software development domain.
      o Enhance the sales and marketing organization by hiring new key executives in the US, UK and Asia.
      o Effectively position and marketing campaign for `Inbanking' or PTS. This is a potentially big revenue generator in the banking domain for which NetSol has already invested significant time and resources towards completing the development of this application.
      o Explore new diversified opportunities in the areas of Business process Outsourcing.

Funding and Investor Relations:

      o Raise new capital from emerging markets without or limited usage of NetSol securities to further strengthen the balance sheet and capital resources.
      o Attract long term institutional investors and partners both in the US and in Asia.
      o Infuse new capital from potential exercise of outstanding investors' warrants and employees options for business development and enhancement of infrastructures.
      o Continuing to efficiently and prudently manage cash requirements and raise capital from the markets only as it deems absolutely necessary to execute the growth strategy.
      o Enhance the visibility of company's stock to US based institutional investors, funds and research analysts.

Improving the Bottom Line:

      o Continue to review costs at every level to consolidate and enhance operating efficiencies.
      o     Grow process automation.
      o     Profit Centric Management Incentives.
      o     More local empowerment and P&L Ownership in each Country Office.
      o Improve productivity at the development facility and business development activities.
      o Cost efficient management of every operation and continue further consolidation to improve bottom line.
      o Integrate and centralize the US headquarters and Australian operations and improve the costs and bottom line.

Management believes that NetSol is in a position to derive higher productivity based on current capital employed.


Management continues to be focused on building its delivery capability and has achieved key milestones in that respect. Key projects are being delivered on time and on budget, quality initiatives are succeeding, especially in maturing internal processes. Management believes that further leverage was provided by the development `engine' of NetSol, which became CMM Level 2 in early 2002. In a quest to continuously improve its quality standards, NetSol reached CMM Level 4 assessment in December 2004. According to the website of SEI of Carnegie Mellon University, USA, only a few software companies in the world have announced their assessment of level 4. Now, as a result of achieving CMM level 4, the Company is experiencing a growing demand for its products and alliances from blue chip companies worldwide. NetSol is now aiming for CMM level 5, the highest CMM level, potentially as early as 2005. NetSol plans to further enhance its capabilities by creating similar development engines in other Southeast Asian countries with CMM levels quality standards. This would make NetSol much more competitive in the industry and provide the capabilities for development in multiple locations. Increases in the number of development locations with these CMM levels of quality standards will provide customers with options and flexibility based on costs and broader access to skills and technology.

MATERIAL TRENDS AFFECTING NETSOL

NetSol has identified the following material trends affecting NetSol

Positive trends:


      o Outsourcing of services and software development is growing worldwide.
      o The Global IT budgets are estimated to exceed $1.2 trillion in 2004, according to the internal estimates of Intel Corporation. About 50% of this IT budget would be consumed in the U.S. market alone primarily on the people and processes.
      o Cost arbitrage, labor costs still very competitive and attractive when compared with India.
      o Overall economic expansion worldwide and explosive growth in the merging markets specifically.
      o Regional stability and improving political environment between Pakistan and India.
      o Economic turnaround in Pakistan including: a steady increase in gross domestic product; much stronger dollar reserves, which is at an all time high of over $13 billion; stabilizing reforms of government and financial institutions; improved credit ratings in the western markets, and elimination of corruption at the highest level.
      o Stronger ties between the US and Pakistan creating new investment and trade opportunities.

      o Robust growth in outsourcing globally and investment of major US and European corporations in the developing countries.
      o     Chinese economic boom leading to new market opportunities.


Negative trends:


      o The disturbance in Middle East and rising terrorist activities post 9/11 worldwide have resulted in issuance of travel advisory in some of the most opportunistic markets. In addition, travel restrictions and new immigration laws provide delays and limitations on business travel.
      o Negative perception and image created by extremism and terrorism in the South Asian region.
      o Skyrocketing oil prices and unfortunate affects of Hurricane Katrina on US economy.
      o     Continuous impact of Iraq war on US and global economy.

CRITICAL ACCOUNTING POLICIES

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of NetSol including information regarding contingencies, risk and financial condition. Management believes our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout NetSol. Primary areas where our financial information is subject to the use of estimates, assumptions and the application of judgment include our evaluation of impairments of intangible assets, and the recoverability of deferred tax assets, which must be assessed as to whether these assets are likely to be recovered by us through future operations. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS

The recoverability of these assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of" which requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. The impact of modifying any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset.

INCOME TAXES


We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for tax able temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. During the fiscal years ended June 30, 2005 and 2004, we estimated the allowance on net deferred tax assets to be one hundred percent of the net deferred tax assets.


CHANGE IN MANAGEMENT AND BOARD OF DIRECTORS


Chief Financial Officer

In July 2005, Mr. Najeeb Ghauri resigned from his position of Chief Financial Officer of the Company retaining his position as Chairman of the Board under an Executive capacity. Ms. Tina Gilger a CPA and formerly the Company's controller was appointed by the board of directors to replace Mr. Ghauri.


Board of Directors

At the 2005 Annual Shareholders Meeting a seven member board was elected. The shareholders voted in an overwhelming majority for the new slate of directors. The board now consists of Mr. Najeeb U. Ghauri, Mr. Jim Moody, Mr. Salim Ghauri, Mr. Eugen Beckert, Mr. Naeem U. Ghauri, Mr. Shahid Burki, and Mr. Irfan Mustafa. Mr. Shabir Randeree did not stand for reelection. Mr. Randeree's refusal to stand for reelection is not of the result of any disagreement with NetSol relating to our operations, policies or practices. Effective May 2, 2005, Mr. Mustafa resigned from the board of directors. Mr. Mustafa will continue to serve on the board of the Company's Pakistani subsidiary. Mr. Mustafa's decision to resign from the board was due to personal conflicts and was not the result of any disagreement with NetSol relating to our operations, policies or practices. Effective April 27, 2005, Mr. Derek Soper was appointed to fill the vacancy in the board left by Mr. Randeree's departure.

Committees


The Audit committee is made up of Mr. Jim Moody as chairman, Mr. Burki and Mr. Beckert as members. The Compensation committee currently consists of Mr. Burki as its chairman. The Nominating and Corporate Governance Committee currently consists of Mr. Beckert as chairman and Mr. Moody as members. Additional members of the Compensation committee will be appointed at the next board of directors meeting.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                  JUNE 30, 2004
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations have been derived from the audited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") as of June 30, 2004 and the audited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") as of March 31, 2004. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of June 30, 2004, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2003, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements are prepared . The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.


The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                       FOR THE PERIOD ENDED JUNE 30, 2004
                                   (UNAUDITED)

                                                   NetSol           CQ Systems
                                                as of 6/30/04      as of 3/31/04      Pro Forma             Pro Forma
                                                (Historical)        (Historical)      Adjustment             Combined
                                               ---------------    ---------------   ---------------      ---------------
                                               ASSETS

  Current Assets                               $     3,556,429    $     2,337,549   $      (700,000) (1) $     5,193,978
  Property & equipment, net                          4,203,580            260,517                --            4,464,097
  Intangible assets, net                             4,218,039                 --         3,507,687  (1)       7,725,726

                                               ---------------    ---------------   ---------------      ---------------
  Total assets                                 $    11,978,048    $     2,598,066   $     2,807,687      $    17,383,801
                                               ===============    ===============   ===============      ===============


                                     LIABILITIES & STOCKHOLDERS' EQUITY

  Current liabilities                          $     3,145,438    $     1,600,914   $            --      $     4,746,352
 Obligations under capitalized leases,
      less current maturities                           27,604             70,424                --               98,028
 Deferred tax                                               --              5,366                --                5,366
 Notes payable                                          89,656                 --                --               89,656
 Deferred liability                                         --                 --         2,052,254  (!)       2,052,254
 Convertible debenture                                 985,243                 --                --              985,243

                                               ---------------    ---------------   ---------------      ---------------
       Total liabilities                             4,247,941          1,676,704         2,052,254            7,976,899
 Minority interest                                     410,728                 --                --              410,728

  Stockholders' equity;
       Common stock                                      9,483            159,210          (158,528) (1)          10,165
       Additional paid in capital                   38,885,878                 --         1,676,113  (1)      40,561,991
       Stock subscription receivable                  (333,650)                --                --             (333,650)
       Treasury stock                                  (21,457)                --                --              (21,457)
       Other comprehensive income (loss)              (238,562)           138,784          (138,784) (1)        (238,562)
       Accumulated earnings (deficit)              (30,982,313)           623,368          (623,368) (1)     (30,982,313)

                                               ---------------    ---------------   ---------------      ---------------
       Total stockholders' equity                    7,319,379            921,362           755,433            8,966,174

                                               ---------------    ---------------   ---------------      ---------------
  Total liabilities and stockholders' equity   $    11,978,048    $     2,598,066   $     2,807,687      $    17,383,801
                                               ===============    ===============   ===============      ===============

NOTES:
(1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol.
The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31, 2006 financials have been prepared. The initial purchase price and 1st installment allocation is as follows:

            Purchase Price allocation:                       Initial   1st Installment
            Common Stock, 681,965 shares             $           682   $           682
            Additional paid in capital                     1,676,113         1,676,113
            Cash                                             700,000           700,000
            Cash, provided by short-term notes             1,000,000         1,000,000
            Additional consideration payable               3,353,587         1,052,254
                                                     ---------------   ---------------
            Total purchase price                     $     6,730,382   $     4,429,049
                                                     ===============   ===============

            CQ equity (net assets and liabilities)   $       921,362   $       921,362
            Intangible assets:
            Customer Lists              1,316,880                            1,316,880
            Licenses                    2,190,807                            2,190,807
            Goodwill                    2,301,333
                                                     ---------------   ---------------
                                         5,809,020         5,809,020         3,507,687

                                                     ---------------   ---------------
                                                     $     6,730,382   $     4,429,049
                                                     ===============   ===============

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2004
                                   (UNAUDITED)

                                                       NetSol          CQ Systems
                                                   as of 6/30/04      as of 3/31/04       Pro Forma             Pro Forma
                                                   (Historical)       (Historical)       Adjustment              Combined
                                                 ---------------    ---------------    ---------------       ---------------
      Net Revenue                                $     5,749,062    $     4,640,653    $            --         $  10,389,715

      Cost of revenue                                  2,699,675          1,833,994                 --             4,533,669

                                                 ---------------    ---------------    ---------------       ---------------
      Gross profit                                     3,049,387          2,806,659                 --             5,856,046

      Operating expenses                               5,757,405          1,895,988            701,537(3)          8,354,927

                                                 ---------------    ---------------    ---------------       ---------------
      Income (loss) from operations                   (2,708,018)           910,671           (701,537)           (2,498,881)

      Other income and (expenses)                       (142,199)          (214,819)                --              (357,018)

                                                 ---------------    ---------------    ---------------       ---------------
      Income (loss) from continuing operations        (2,850,217)           695,852           (701,537)           (2,855,899)

      Minority interest in subsidiary                    273,159                 --                 --               273,159

                                                 ---------------    ---------------    ---------------       ---------------
      Net income (loss)                               (2,577,058)           695,852           (701,537)           (2,582,740)

      Other comprehensive income (loss):
      Translation adjustment                            (387,859)           110,837                 --              (277,022)

                                                 ---------------    ---------------    ---------------       ---------------
      Comprehensive income (loss)                $    (2,964,917)   $       806,689    $      (701,537)      $    (2,859,762)
                                                 ===============    ===============    ===============       ===============



      EARNINGS PER SHARE

      Weighted -average number of
      shares outstanding                               8,563,518            100,000                                8,663,518
                                                 ===============    ===============                          ===============

      Income (loss) per share                    $         (0.30)   $          6.96                         $         (0.30)
                                                 ===============    ===============                          ===============

NOTES:

(1) Loss per share data shown above are applicable for both primary and fully diluted.
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 shares as if outstanding as of July 1, 2003.
(3)   Amortization of intangible assets acquired in acquisition

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                  JUNE 30, 2003
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations has been derived from the audited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") as of June 30, 2003 and the audited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") as of March 31, 2003. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of June 30, 2003, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2002, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements have been prepared. The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.

The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                       FOR THE PERIOD ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                                  NetSol           CQ Systems
                                              as of 6/30/03      as of 3/31/03        Pro Forma            Pro Forma
                                               (Historical)       (Historical)       Adjustment             Combined
                                             ---------------    ---------------    ---------------      ---------------

                                                    ASSETS
Current Assets                               $     1,774,553    $     1,470,485    $      (700,000)     $     2,545,038
Property & equipment, net                          2,037,507            197,481                 --            2,234,988
Intangible assets, net                             4,930,191                 --          3,507,687  (1)       8,437,877
                                             ---------------    ---------------    ---------------      ---------------
Total assets                                 $     8,742,251    $     1,667,966    $     2,807,687      $    13,217,903
                                             ===============    ===============    ===============      ===============


                                    LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities                          $     3,533,614    $     1,139,770    $            --      $     4,673,384
Obligations under capitalized leases,
less current maturities                                7,111              8,330                 --               15,441
Deferred tax                                              --              1,892                 --                1,892
Notes payable                                        126,674                 --          1,648,865  (1)       1,775,538
                                             ---------------    ---------------    ---------------      ---------------
Total liabilities                                  3,667,399          1,149,992          1,648,865            6,466,255

Stockholders' equity;
Common stock                                           5,757            159,210           (158,528) (1)           6,439
Additional paid in capital                        33,409,953                 --          1,676,113  (1)      35,086,066
Stock subscription receivable                        (84,900)                --                 --              (84,900)
Other comprehensive income (loss)                    149,297             27,947            (27,947) (1)         149,297
Accumulated earnings (deficit)                   (28,405,255)           330,816           (330,816) (1)    (28,405,255)
                                             ---------------    ---------------    ---------------      ---------------
Total stockholders' equity                         5,074,852            517,973       (2)1,158,822            6,751,647

                                             ---------------    ---------------    ---------------      ---------------
Total liabilities and stockholders' equity   $     8,742,251    $     1,667,965    $     2,807,687      $    13,217,902
                                             ===============    ===============    ===============      ===============

(1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol.
The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31,
2006 financials have been prepared. The initial purchase price and 1st installment allocation is as follows:
        Purchase Price allocation:                        Initial         1st Installment
        Common Stock, 681,965 shares                            $ 682              $ 682
        Additional paid in capital                          1,676,113          1,676,113
        Cash                                                  700,000            700,000
        Cash, provided by short-term notes                  1,000,000          1,000,000
        Additional consideration payable                    3,353,587            648,865
                                                      ----------------   ----------------
           Total purchase price                           $ 6,730,382        $ 4,025,660
                                                      ================   ================

        CQ equity (net assets and liabilities)              $ 517,973          $ 517,973
        Intangible assets:
           Customer Lists           1,316,880                                  1,316,880
           Licenses                 2,190,807                                  2,190,807
           Goodwill                 2,704,722
                                --------------                           ----------------
                                    6,212,409               6,212,409          3,507,687

                                                      ----------------   ----------------
                                                          $ 6,730,382        $ 4,025,660
                                                      ================   ================

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                                NetSol           CQ Systems
                                             as of 6/30/03      as of 3/31/03       Pro Forma           Pro Forma
                                             (Historical)       (Historical)        Adjustment           Combined
                                            ---------------    ---------------    ---------------    ---------------

Net Revenue                                 $     3,745,386    $     3,821,892    $            --      $ 7,567,278 -

Cost of revenue                                   1,778,993          1,654,608                 --          3,433,601

                                            ---------------    ---------------    ---------------    ---------------
Gross profit                                      1,966,393          2,167,284                 --          4,133,677

Operating expenses                                4,434,643          2,013,685            701,537(3)       7,149,862

                                            ---------------    ---------------    ---------------    ---------------
Income (loss) from operations                    (2,468,250)           153,599           (701,537)        (3,016,185)

Other income and (expenses)                        (147,331)           (34,560)                --           (181,891)

                                            ---------------    ---------------    ---------------    ---------------
Income (loss) from continuing operations         (2,615,581)           119,039           (701,537)        (3,198,076)

Gain from discontinuation of a subsidiary           478,075                 --                 --            478,075

                                            ---------------    ---------------    ---------------    ---------------
Net income (loss)                                (2,137,506)           119,039           (701,537)        (2,720,001)

Other comprehensive income (loss):
Translation adjustment                             (380,978)            70,997                 --           (309,981)

                                            ---------------    ---------------    ---------------    ---------------
Comprehensive income (loss)                 $    (2,518,484)   $       190,036    $      (701,537)   $    (3,029,982)
                                            ===============    ===============    ===============    ===============


EARNINGS PER SHARE

Weighted -average number of
shares outstanding                                5,194,167            100,000                                5,294,167
                                            ===============    ===============                           ===============

Income (loss) per share                     $         (0.41)   $          1.19                          $         (0.51)
                                            ===============    ===============                           ===============


NOTES:

(1) Loss per share data shown above are applicable for both primary and fully diluted.
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 as if outstanding as of July 1, 2002.
(3)   Amortization of intangible assets acquired in acquisition

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations have been derived from the unaudited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") for the six months ending December, 2004 and the unaudited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") for the six months ending December 31, 2004. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The Company has accounted for the acquisition under the purchase method of accounting for business combinations. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of December 31, 2004, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2003, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements have been prepared. The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.


The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                     FOR THE PERIOD ENDED DECEMBER 31, 2004
                                   (UNAUDITED)

                                                  NetSol          CQ Systems
                                              as of 12/31/04    as of 12/31/04       Pro Forma             Pro Forma
                                               (Historical)      (Historical)        Adjustment            Combined
                                             ---------------    ---------------   ---------------       ---------------

ASSETS
Current Assets                               $     5,541,780    $     2,013,642   $      (700,000)  (1) $     6,855,422
Property & equipment, net                          4,276,307            339,527                --             4,615,834
Intangible assets, net                             4,003,151                 --         3,507,687   (1)       7,510,838

                                             ---------------    ---------------   ---------------       ---------------
Total assets                                 $    13,821,238    $     2,353,169   $     2,807,687       $    18,982,094
                                             ===============    ===============   ===============       ===============


LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities                          $     2,567,863    $     1,467,228   $            --       $     4,035,092
Obligations under capitalized leases,
less current maturities                               56,910            124,803                --               181,713
Deferred tax                                              --              5,442                --                 5,442
Deferred liability                                        --                 --         1,886,588   (1)       1,886,587
Convertible debenture                                130,292                 --                --               130,292

                                             ---------------    ---------------   ---------------       ---------------
Total liabilities                                  2,755,065          1,597,473         1,886,588             6,239,126
Minority Interest                                     99,752                 --                --                99,752

Stockholders' equity;
Common stock                                          12,254            159,210          (158,528)  (1)          12,936
Additional paid in capital                        43,072,118                 --         1,676,113   (1)      44,748,231
Common stock to be issued                            254,800                 --                --               254,800
Stock subscription receivable                     (1,234,650)                --                --            (1,234,650)
Treasury stock                                       (27,197)                --                --               (27,197)
Other comprehensive income (loss)                   (446,970)            43,149           (43,149)  (1)        (446,970)
Accumulated earnings (deficit)                   (30,663,934)           553,337          (553,337)  (1)     (30,663,934)

                                             ---------------    ---------------   ---------------       ---------------
Total stockholders' equity                        10,966,421            755,696           921,099            12,643,216

                                             ---------------    ---------------   ---------------       ---------------
Total liabilities and stockholders' equity   $    13,821,238    $     2,353,169   $     2,807,687       $    18,982,094
                                             ===============    ===============   ===============       ===============

NOTES:
 (1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol. The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31, 2006 financials have been prepared. The initial purchase price and 1st installment allocation is as follows:
        Purchase Price allocation:                            Initial         1st Installment
        Common Stock, 681,965 shares                               $ 682                 $ 682
        Additional paid in capital                             1,676,113             1,676,113
        Cash                                                     700,000               700,000
        Cash, provided by short-term notes                     1,000,000             1,000,000
        Additional consideration payable                       3,353,587               886,588
                                                          ---------------    ------------------
           Total purchase price                              $ 6,730,382           $ 4,263,383
                                                          ===============    ==================

        CQ equity (net assets and liabilities)                 $ 755,696             $ 755,696
        Intangible assets:
           Customer Lists           1,316,880                                        1,316,880
           Licenses                 2,190,807                                        2,190,807
           Goodwill                 2,466,999
                                 -------------                               ------------------

                                    5,974,686                  5,974,686             3,507,687

                                                          ---------------    ------------------
                                                             $ 6,730,382           $ 4,263,383
                                                          ===============    ==================

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                     FOR THE PERIOD ENDED DECEMBER 31, 2004
                                   (UNAUDITED)

                                                NetSol           CQ Systems
                                            as of 12/31/04     as of 12/31/04      Pro Forma               Pro Forma
                                             (Historical)       (Historical)       Adjustment              Combined
                                           ---------------    ---------------    ---------------       ---------------
Net Revenue                                $     4,781,532    $     2,485,266    $            --          $  7,266,798

Cost of revenue                                  1,601,655          1,550,006                 --             3,151,661

                                           ---------------    ---------------    ---------------       ---------------
Gross profit                                     3,179,877            935,260                 --             4,115,137

Operating expenses                               2,520,798            833,863            350,769(3)          3,705,427

                                           ---------------    ---------------    ---------------       ---------------
Income (loss) from operations                      659,079            101,397           (350,769)              409,710

Other income and (expenses)                       (354,958)             6,782                 --              (348,176)

                                           ---------------    ---------------    ---------------       ---------------
Income (loss) from continuing operations           304,121            108,179           (350,769)              (61,534)

Minority interest in subsidiary                     14,259                 --                 --                14,259

                                           ---------------    ---------------    ---------------       ---------------
Net income (loss)                                  318,380            108,179           (350,769)               75,793

Other comprehensive income (loss):
Translation adjustment                            (173,409)           (95,635)                --              (269,044)

                                           ---------------    ---------------    ---------------       ---------------
Comprehensive income (loss)                $       144,971    $        12,544    $      (350,769)      $       193,251
                                           ===============    ===============    ===============       ===============


EARNINGS PER SHARE

Weighted -average number of
shares outstanding                              10,755,918            100,000                               10,855,918
                                           ===============    ===============                          ===============

Income (loss) per share                    $          0.03    $          1.08                          $          0.01
                                           ===============    ===============                          ===============


NOTES:
(1)  Loss per share data shown above are applicable for primary
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 shares as if outstanding as of July 1, 2003.
 (3) Amortization of intangible assets acquired in acquisition

RESULTS OF OPERATIONS


THE YEAR ENDED JUNE 30, 2005 COMPARED TO THE YEAR ENDED JUNE 30, 2004

Net revenues for the year ended June 30, 2005 were $12,437,653 as compared to $5,749,062 for the year ended June 30, 2004. Net revenues are broken out among the subsidiaries as follows:

                                2005           %           2004            %
                           --------------                ------------
 Netsol USA                $      295,725      2.38%     $    676,857     11.77%
 Netsol Tech (1)                6,557,031     52.73%        3,190,049     55.49%
 Netsol Private (2)               776,572      6.24%          483,788      8.42%
 Netsol Connect                 1,143,616      9.19%          778,598     13.54%
 Netsol UK                        687,620      5.53%          356,215      6.20%
 Netsol-Abraxas Australia         217,470      1.75%          263,555      4.58%
 CQ Systems                     2,311,345     18.58%               --      0.00%
 Netsol-TiG                       448,274      3.60%               --      0.00%
                           --------------   -------      ------------   -------
     Total Net Revenues    $   12,437,653    100.00%     $  5,749,062    100.00%
                           ==============   =======      ============   =======

----------
      (1)   Refers to NetSol Technologies (Pvt.) Limited
      (2)   Refers to NetSol (Private) Limited

The total consolidated net revenue for fiscal year 2005 was $12,437,653 compared to $5,749,062 in fiscal year 2004. This is a nearly 116% increase in revenue. The increase is attributable to increased sales, the acquisition of CQ Systems and the forming of the joint-venture with TiG.

The fiscal year ended June 30, 2005 was a very busy and exciting period for NetSol worldwide. The Company added a few major new customers such as DaimlerChrysler in China, Japan, and New Zealand and Toyota Leasing Thailand and China. In addition, many new customers were added in Pakistan in both the public and private sectors. NetSol signed many new alliances and partnerships in fiscal year 2005. The most significant of all was the joint venture with a UK based company, The Innovation Group ("TiG"). NetSol owns 51% of this new entity while TIG owns 49%. The partnership is designed to outsource the global IT projects of TiG to NetSol in Pakistan.

NetSol made a significant move by acquiring 100% of a UK based software company CQ Systems Ltd. in February 2005. The acquisition of CQ Systems has provided NetSol a very strong and seasoned management team with a mature, profitable, business.

NetSol's global frame agreement with DaimlerChrysler Services ("DCS") qualifies NetSol as a preferred vendor to DCS in 40 plus countries where DCS operates. As a direct result of the successful implementations of some of our current systems with DaimlerChrysler and the signing of the global frame agreement, we are noticing a significant increase in demand for LeaseSoft. Although the sales cycle for LeaseSoft is rather long, we are experiencing a 100% increase in product demonstration, evaluation and assessment by blue chip companies in the UK, Australia, Japan, Europe, North America and Pakistan. In fiscal year 2005, NetSol raised the pricing of its LeaseSoft licenses significantly due primarily to a surge in demand. In spring of 2005, one complete system was sold to Toyota Leasing Thailand ("TLT") for nearly $2.3 million that includes over $1.2 million for license fees.

A number of large leasing companies will be looking to renew legacy applications. This places NetSol in a very strong position to capitalize on any upturn in IT spending by these companies. NetSol is well positioned to sell several new licenses in fiscal year 2006 that could potentially increase the sales and bottom line. As the Company sells more of these licenses, management believes it is possible that the margins could increase to upward of 70%. The license prices of these products vary from $100,000 to an excess of $1,000,000 with additional charges for customization and maintenance of between 20%-30% each year.

The gross profit was $7,682,904 for year ended June 30, 2005 as compared with $3,049,387 for the same period of the previous year. This is a 152% increase. The gross profit percentage was 62% for the current fiscal year and 53% in the prior year. While the cost of sales and the cost of delivery of projects have both been reduced in the current year, the Company maintained all its delivery commitments and has won new business from existing and new customers. While management is striving to negotiate better pricing on new agreements, the Company has been required to react to overall general economic factors in determining its present pricing structure. The gross profit margin was also improved due to improved quality standards such as achieving the assessment of CMM Level 4 in 2004.

Operating expenses were $6,618,199 for the year ended June 30, 2005 as compared to $5,757,405 for the year ended June 30, 2004. During the years ended June 30, 2005 and 2004, the Company issued 188,972 and 48,613 restricted common shares in exchange for services rendered, respectively. The Company recorded this non-cash compensation expense of $246,650 and $48,240 for the years ended June 30, 2005 and 2004, respectively. Total professional service expense, including non-cash compensation, was $604,192 and $464,332 for the years ended June 30, 2005 and 2004, respectively. During the years ended June 30, 2005 and 2004, the Company recorded depreciation and amortization expense of $1,564,562 and $1,240,792, included in this increase is the addition of the completion of the Lahore facility. Salaries and wages expenses were $2,022,183 and $1,493,252 for the years ended June 30, 2005 and 2004, respectively, or an increase of $528,931 or 35%. The addition of the new subsidiary, CQ Systems and the forming of the joint-venture with TiG, as well as an increase in development, sales and administration employees resulted in the increase. Approximately 250 new employees were added throughout the Company during the current fiscal year. General and administrative expenses were $1,588,456 and $1,759,607 for the years ended June 30, 2005 and 2004, respectively, a decrease of $171,151. This decrease is due to consolidation of US offices, streamlining of corporate overheads and reduction of operating expenses in the Lahore facility due to elimination of building rent. In the prior year, the general and administrative expense included non-recurring expenses for moving both the headquarters office and the Pakistan companies into the new facility, $105,608 in costs for placing the convertible debenture and $122,500 for settlement of legal disputes. Also, the Company had to incur extra costs for the annual shareholders meeting including proxies mailing and other administrative related costs and travel expenses.

Selling and marketing expenses increased to $782,488 for the year ended June 30, 2005 as compared to $253,701 for the year ended June 30, 2004, reflecting the growing sales activity of the Company and the addition of the new subsidiary, CQ Systems and the joint-venture, NetSol-TIG. The Company wrote-off, as uncollectible, bad debts of $13,118 and $219,909, during the years ended June 30, 2005 and 2004, respectively.

The income from operations in fiscal year 2005 was $1,064,705 compared to a net loss from operations of $2,708,018 in fiscal year 2004. Included in these amounts are non-cash charges of depreciation and amortization of $1,564,562 and $1,240,792, settlement expenses of $43,200 and $122,500 and bad debt expense of $13,118 and $219,909, respectively. Net income in fiscal year 2005 was $663,325 compared to a net loss of $2,577,058 in fiscal year 2004 or 125.74% decrease. The current fiscal year amount includes a net reduction of $111,073 compared to an add-back of $273,159 in the prior year for the 49.9% minority interest in NetSol Connect and NetSol-TiG owned by another party. The Company also recognized non-recurring expenses including $209,848 and $137,230 expense for the beneficial conversion feature on notes payable and convertible debenture, a gain of $0 and $104,088, from writing off a note payable in one of the subsidiaries that had been paid through the issuance of stock by the parent in the prior year and, a gain of $404,136 and $216,230 from the settlement of a debt, respectively. In addition, during the current fiscal year, the Company recorded an expense of $255,130 for the fair market value of options and warrants granted. The net income per share was $0.06 in 2005 compared to a loss of $0.33 in 2004. The total weighted average of shares outstanding basic was
11.6 million and diluted was 14.8 million against basic and diluted 7.9 million in 2004.

The net EBITDA income for fiscal 2005 was $2,454,164 compared to loss for fiscal 2004 of $1,029,751 after amortization and depreciation charges of $1,564,562 and $1,240,792, income taxes of $10,416 and $76,638, and interest expense of $215,861 and 229,877, respectively. Although the net EBITDA income is a non-GAAP measure of performance we are providing it for the benefit of our investors and shareholders to assist them in their decision-making process.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash position was $1,371,727 at June 30, 2005 compared to $871,161 at June 30, 2004. In addition the Company had $205,480 compared to $391,403 in certificates of deposit. The total cash position, including the certificates of deposits, was $1,577,207 as of June 30, 2005 compared to $1,262,564 as of June 30, 2004. Net cash provided by operating activities amounted to $243,872 for the year ended June 30, 2005, as compared to used for $1,770,591 for the comparable period last fiscal year. The decrease is mainly due to an increase in accounts receivable and other assets offset by an increase in accounts payable.

Net cash used by investing activities amounted to $4,697,488 for the year ended June 30, 2005, as compared to providing $3,406,964 for the comparable period last fiscal year. The difference lies primarily in the purchase of CQ Systems and the related increase in intangible assets acquired. During the prior fiscal year, the Company had proceeds of $210,000 from the sale of a minority interest in the Company's subsidiary NetSol Connect, whereas in the current fiscal year the Company received $178,521 of additional capital from the minority interests. In addition, the Company had net purchases of property and equipment of $1,468,499 compared to $2,861,754 for the comparable period last fiscal year. The majority of this reflects the capitalized costs of the Lahore facility of approximately $1.37 million and $2.32 million, respectively.

Net cash provided by financing activities amounted to $4,826,927 and $5,774,256 for years ended June 30, 2005, and 2004, respectively. The current fiscal year included the cash inflow of $1,512,000 from the sale of common stock and $1,260,057 from the exercising of stock options and warrants, compared to $1,848,750 and $1,445,392 in the prior year, respectively. In the current fiscal year, the Company had net proceeds from loans of $1,247,351 as compared to $1,301,571 in the comparable period last year. The Company also obtained a $1,200,000 convertible debenture during the prior fiscal year. The short term notes acquired during the current fiscal year were utilized to execute the acquisition of CQ Systems.

As of June 30, 2005 the Company's working capital (current assets less current liabilities) totaled $3,458,302 compared to $410,991 as of June 30, 2004, a increase of $3,047,311. In the current fiscal year, the Company sold a total of $1,512,000 of its common stock in private placements. In fiscal 2004, the Company raised capital from financing with Maxim Group of $1.85 million, net of expenses. In addition, $1.2 million in convertible debentures were issued during the prior fiscal year and approximately $487,000 from the exercising of warrants. The Company has over $3.9 million in accounts receivable and $1.96 million in revenues in excess of billings. The Company plans on pursuing various and feasible means of raising new funding to expand its infrastructure, enhance product offerings and beef up marketing and sales activities in strategic markets. The strong growth in earnings and the signing of larger contracts with Fortune 500 customers, largely depends on the financial strength of NetSol. Generally, the bigger name clients and new prospects diligently analyze and take into consideration a stronger balance sheet before awarding big projects to vendors. Therefore, NetSol would continue its effort to further enhance its financial resources in order to continue to attract large name customers and big value contracts.

Management expects to continue to improve its cash position in the current and future quarters due to the new business signed up in the last quarter. In addition, the Company anticipates additional exercises of investor warrants and employee stock options in the current and subsequent quarters. The Company has consistently improved its cash position in last four quarters through investors' exercise of warrants, employee options exercised, private placements and the signing of new business. We anticipate this trend to continue in the current and future quarters, further improving the cash resources and liquidity position. Management is committed to implementing the growth business strategy that was ratified by the board of directors in July 2005. The company would continue to inject new capital towards expansion, grow sales and marketing and further enhancement of delivery capabilities.

NetSol's Technology Campus in Lahore was completed in May 2004 and the staff was relocated into this new building. The Phase One will easily hold up to 500 programmers, engineers and other related staff. NetSol has already experienced a very positive response to this move from the business community, our existing customers and prospective new customers worldwide. The completion of technology campus is a major milestone for NetSol, employees, customers and the shareholders. Due to its recent growth, management has already started the planning of constructing a new phase by erecting another structure behind the current building.

DIVIDENDS AND REDEMPTION

It has been the Company's policy to invest earnings in the growth of the Company rather than distribute earnings as dividends. This policy, under which dividends have not been paid since the Company's inception and is expected to continue, but is subject to regular review by the Board of Directors.

                             DESCRIPTION OF PROPERTY

Company Facilities

As of December 2003, we moved from our corporate headquarters in California to one with approximately 1,919 rentable square feet and a monthly rent of $3,934. The lease is a two-year and one-half month lease expiring in December 2005. Our current facilities are located at 23901 Calabasas Road, Suite 2072, Calabasas, California, 91302.

Other leased properties as of the date of this report are as follows:

Location/Approximate Square Feet                           Purpose/Use                          Monthly Rental Expense

Australia.....................   1,140                     Computer and General Office           $1,380

Beijing.......................     188                     General Office                        $1,900

London........................     378                     General Office                        $5,500

Horsham (CQ Systems)..........   6,570                     Computer and General Office          $10,989

The Australian lease is a three-year lease that expires in September 2007. It is rented at the rate of $1,380 per month. It is rented at the rate of $1,380 per month. The Beijing lease is a one year lease that expires in June 2006. The monthly rent is $2,280 per month with the first two months free bringing the average monthly rent to $1,900 per month. The London operations of NetSol UK are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $5,500 per month. The CQ Systems facilities, located in Horsham, United Kingdom are leased until June 23, 2011 for an annual rent of (pound)75,000 (approximately $131,871.15) with an early termination option in June 2006.

Upon expiration of its leases, NetSol does not anticipate any difficulty in obtaining renewals or alternative space.

Lahore Technology Campus


The newly built Technology Campus was inaugurated in Lahore, Pakistan in May 2004. This facility consists of 40,000 square feet of computer and general office space. This facility is state of the art, purpose-built and fully dedicated for IT and software development; the first of its kind in Pakistan. Title to this facility is held by NetSol Technologies Pvt. Ltd. and is not subject to any mortgages. The Company also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry has invested early 10 million Rupees (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. NetSol has currently over 400 employees in this new facility.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In 2002, Najeeb, Naeem and Salim Ghauri loaned $141,893 to the Company's Pakistani subsidiary for business operations at the Pakistani subsidiary, including but not limited to payroll and other office related expenses. At the time of this loan, the Company was unable to borrow funds from any third party. The loan accrues interest at 18% per annum and was understood to be due at such time as the Company was able to repay it. The principal and accrued interest of $57,776 was paid in full by offsetting funds due from the lenders as a result of option exercises in the amount of $200,973 in November 2003.

Since 2002, Najeeb, Naeem and Salim Ghauri have deferred portions of their salaries, receiving lower cash pay-outs. These deferred amounts have been used by the officers to offset funds due for option exercises.

In January 2004, we entered into employment agreements with Najeeb Ghauri, Naeem Ghauri, and Salim Ghauri. These agreements were amended effective April 1 2005. Despite this amendment, which resulted in salary increases to all three named employees, the employees have elected to defer the portion of the salary due for option exercises. These agreements are discussed in the section entitled "Executive Compensation" beginning on page 59.

In March 2004, Najeeb and Naeem Ghauri exercised options to acquire shares of common stock of the Company. At the time of the exercise, they mistakenly believed that sufficient funds were due to them from the Company and compensation deferral to pay for these options. Upon the exercise, Mr. Najeeb Ghauri owed $30,851.54 and Mr. Naeem Ghauri owed $7,249.30 to the Company. The funds due were repaid through the normal salary deferral to the Company by the end of May, in the case of Mr. Naeem Ghauri and, the end of August 2004, in the case of Mr. Najeeb Ghauri

In December 2004, Najeeb, Naeem and Salim Ghauri exercised options to acquire shares of the Company's common stock. At the time of the exercise, they mistakenly believed that sufficient funds were due to them from compensation deferral to pay for these options. Upon discovering that sufficient liabilities were not available to offset the monies due for the exercise, these shares were immediately cancelled by the Company.

In July 2005, the Company's Board of Directors approved compensation for service on the Board. This compensation is discussed in the sections entitled "Executive Compensation" and "Compensation of Directors" beginning on pages 53 and 56 respectively.

In July 2005, the Board also approved compensation for service on the Audit, Compensation and Nominating and Corporate Governance Committees. This compensation is discussed in sections entitled "Compensation of Directors" beginning on page 56.

The Company's management believes that the terms of these transactions were no less favorable to us than would have been obtained from an unaffiliated third party in similar transactions. Certain of the transactions, such as the exercise of options by Company employees against salary and other funds due are unavailable to unaffiliated third parties. However, the Company believes that such transactions are favorable to the Company in that the Company, which has traditionally been in a cash poor position, has not been required to use cash resources to pay salaries, expense reimbursements or loans. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors. Nevertheless, the errors related to the March 2004 and December 2004 transactions may constitute violations of Section 13(k)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by the Company and/or the named officers.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION - Common stock of NetSol Technologies, Inc. is listed and traded on the NASDAQ SmallCap Market under the ticker symbol "NTWK."

The table shows the high and low intra-day prices of our common stock as reported on the composite tape of the NASDAQ for each quarter during the last two fiscal years. Per share stock prices have been adjusted to reflect the 1 for 5 reverse stock split which occurred in August 2003.


-------------------- ----------------------------- ---------------------------- ---------------------------------------
                               2003-04                       2004-05                           2005-06
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------
                         High            Low           High           Low              High                Low
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------
1st (ended               5.50           1.94           1.99          1.09              2.36                1.65
September 30)
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------
2nd  (ended              3.16           2.05           2.71          1.14
December 31)
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------
3rd (ended March         3.15           2.07           2.67          1.82
31)
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------
4th (ended June 30)      3.09           2.01           2.15          1.84
-------------------- -------------- -------------- ------------- -------------- ------------------- -------------------

RECORD HOLDERS - As of September 30, 2005, the number of holders of record of our common stock was 167. As of September 30, 2005, there were 14,162,373 shares of common stock issued and outstanding.


DIVIDENDS - We have not paid dividends on its Common Stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of its business.

                             EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the executive officers of NetSol who received compensation of, or in excess of, $100,000 during the fiscal year ended June 30, 2005. The following information for the officers includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

------------------------------------------- --------------- ------------------------------ --------------------------------

                                                               Annual Compensation(1)          Long Term Compensation

------------------------------------------- --------------- -------------------- --------- -------------- -----------------
                                                                                             Long Term       Securities
       Name and Principal Position           Fiscal Year          Salary          Bonus    Compensation      Underlying
                                                Ended                                       Awards (2)        Options/
                                                                                            Restricted        SARs (4)
                                                                                               Stock
                                                                                             Awards(3)
------------------------------------------- --------------- -------------------- --------- -------------- -----------------
Najeeb U. Ghauri, Chairman, Director        2005            $250,000             -0-       -0-            500,000(10)
                                                                                                          500,000(11)




                                            2004            $200,000             -0-       -0-            50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $120,000             -0-       -0-             -0-
------------------------------------------- --------------- -------------------- --------- -------------- -----------------
Naeem Ghauri, CEO, Director                 2005            $280,000(12)         -0-       -0-            500,000(10)
                                                                                                          500,000(11)

                                            2004            $207,900             -0-       -0-            50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $125,000             -0-       -0-            -0-
------------------------------------------- --------------- -------------------- --------- -------------- -----------------

------------------------------------------- --------------- ------------ ------------ ------------------- -----------------
Salim Ghauri, President, Director           2005            $150,000     -0-          -0-                 500,000(10)
                                                                                                          500,000(11)

                                            2004            $110,000     -0-          -0-                 50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)-
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $100,000     -0-          -0-                 -0-
------------------------------------------- --------------- ------------ ------------ ------------------- -----------------
Patti   L.   W.   McGlasson,    Secretary,  2005            $100,000     $10,000
Corporate Counsel
                                            2004            $82,000                   5,000(13)           5,000(14)
                                                                                                          5,000(15)
                                                                                                          20,000(8)
                                                                                                          30,000(9)
------------------------------------------- --------------- ------------ ------------ ------------------- -----------------


(1) Other than as stated, no officers received any bonus or other annual compensation other than salaries during fiscal 2005 or any benefits other than those available to all other employees that are required to be disclosed. These amounts are not inclusive of automobile allowances, where applicable.
(2) No officers received any long-term incentive plan (LTIP) payouts or other payouts during fiscal years 2004, 2003 or 2002.
(3)   All stock awards are shares of our Common Stock.
(4) All securities underlying options are shares of our Common Stock. We have not granted any stock appreciation rights. No options were granted to the named executive officers in fiscal year 2003. Options are reflected in post-reverse split numbers. All options are currently exercisable or may be exercised within sixty (60) days of the date of this prospectus and are fully vested.
(5) Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $2.21 per share. These options must be exercised within five years after the grant date.

(6) Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $3.75 per share. These options must be exercised within five years after the grant date.
(7) Includes options to purchase 12,500 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.
(8) Includes options to purchase 20,000 shares of our common stock at $2.65 per share. These options must be exercised within five years after the grant date.
(9) Includes options to purchase 30,000 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.
(10) Includes options to purchase 500,000 shares of our common stock granted on April 1, 2005 at the exercise price of $1.94 per share. 25% of these options vest each quarter beginning on the quarter ended June 30, 2005. Options must be exercised within five years after the grant date.
(11) Includes options to purchase 500,000 shares of our common stock granted on April 1, 2005 at the exercise price of $2.91 per share. 25% of these options vest each quarter beginning on the quarter ended June 30, 2005.

(12) Mr. Ghauri salary is 160,000 British Pounds Sterling. The total in this table reflects a conversion rate of 1.75 dollars per pound.

(13) In May 2004, Ms. McGlasson received 5,000 shares of common stock as a performance bonus arising out of her services as counsel for the Company.
(14) Includes options to purchase 5,000 shares of common stock at the exercise price of the lesser of the $2.30 or the market price of the shares on the date of exercise less $2.00.

(15) Includes options to purchase 5,000 shares of common stock at the exercise price of $3.00 per share.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

Name                         Shares Acquired on         Value Realized (1) ($)     Number of Unexercised      Value of unexercised
                             Exercise (#)                                          Options/SARs at fiscal     in-the-money at fiscal
                                                                                   year end (##)              year end($)Exercisable
                                                                                   Exercisable (2) /          (2) / Unexercisable
                                                                                   Unexercisable

---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Najeeb Ghauri, CFO ,         120,000                    $0.00                      550,000/750,000            $0.00/$0.00
Director , Chairman

---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Salim Ghauri, President,     107,500                    $0.00                      550,000/750,000            $0.00/$0.00
Director

---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Naeem Ghauri, CEO, Director  102,770                    $0.00                      510,000/750,000            $0.00/$0.00

---------------------------- -------------------------- -------------------------- -------------------------- ----------------------
Patti L. W. McGlasson,       10,000                     $0.00                      60,000/0.00                $0.00/$0.00
Secretary
Corporate Counsel
---------------------------- -------------------------- -------------------------- -------------------------- ----------------------


(1) The closing price of the stock at the June 30, 2005, Fiscal Year End was $1.879.
(2)   All options are currently exercisable.

EMPLOYMENT AGREEMENTS

Effective January 1, 2004, we entered into an employment agreement with Naeem Ghauri as our Chief Executive Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of 110,000 pounds sterling. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to (pound)160,000 per annum (approximately $280,000 per annum based on a exchange rate of 1.75) and, to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, we entered into an employment agreement with Najeeb Ghauri as Chief Financial Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of $200,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $250,000 per annum and to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, we entered into an employment agreement with Salim Ghauri as the President and Chief Executive Officer our Pakistan subsidiary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either us or Mr. Ghauri. The agreement provides for a yearly salary of $110,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $150,000 per annum and to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005

Effective January 1, 2004, we entered into an employment agreement with Patti L.
W. McGlasson as legal counsel. Her agreement was amended effective May 1, 2005 to provide a yearly salary of $100,000. Ms. McGlasson also received options to purchase up to 10,000 shares of common stock at an exercise price equal to the lesser of $2.30 or the market price of the shares on the date of exercise less $2.00. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Effective March 26, 2004, Ms. McGlasson was elected to the position of Secretary. In connection with her role as Secretary, Ms. McGlasson received options to purchase up to 10,000 shares of common stock at $3.00 per share. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Ms. McGlasson also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

All of the above agreements provide for certain paid benefits such as employee benefit plans and medical care plans at such times as we may adopt them. The agreements also provide for reimbursement of reasonable business-related expenses and for two weeks of paid vacation. The agreements also provide for certain covenants concerning non-competition, non-disclosure, indemnity and assignment of intellectual property rights. NetSol currently has two incentive and nonstatutory stock option plans in force for 2001, 2002 and 2003 and two other plans from 1997 and 1999. No options have been issued under the 1997 and 1999 plans in the past two fiscal years.

The 2001 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,985,000 have been granted. The grant prices range between $.75 and $2.50.

The 2002 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,418,000 options have been granted. The grant prices range between $2.21 and $5.00.

In March 2004, our shareholders approved the 2003 stock option plan. This plan authorizes up to 2,000,000 options to purchase common stock of which 876,500 have been granted. The grant prices range between $2.64 and $5.00.


In March 2005, our shareholders approved the 2004 stock option plan. This plan authorizes up to 5,000,000 options to purchase common stock of which 3,109,833 have been granted. The grant prices range between $1.50 and $2.91.


COMPENSATION OF DIRECTORS

For the 2004 term, Non-Management members of the Board of Directors of the Company receive cash compensation of $2,000 for each face to face meeting and $1,000 for each board teleconference meeting with a minimum duration of two hours. Each board member is to receive 2,000 shares of restricted common stock upon completion of the 2004 term and options to purchase up to 20,000 shares at the exercise price of $2.64 and options to acquire up to 30,000 shares at the exercise price of $5.00 per share. The options vest and are exercisable immediately.

For the 2004 term, Management members of the Board of Directors of the Company receive no cash compensation for meeting attendance but are granted options to a purchase up to 20,000 shares at the exercise price of $2.64 and options to acquire up to 30,000 shares at the exercise price of $5.00 per share. The options vest and are exercisable immediately.

For the 2005 term, Management members of the Board of Directors of the Company, which includes Mr. Najeeb Ghauri, receive no compensation for meeting attendance. However, non-management members of the Board receive cash compensation of $5,000 and options to purchase 25,000 shares of common stock at the exercise price of $1.93 and options to acquire up to 25,000 shares at the exercise price of $2.89. The options vest and are exercisable immediately.

All directors are entitled to reimbursement of approved business expenses.

The Audit Committee Chairman receives $5,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. The Compensation Committee Chairman receives $4,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. The Nominating and Corporate Governance Chairman receives $3,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. Each member of the Audit, Nominating and Corporate Governance and Compensation Committee shall also receive $1,250 per meeting.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS


Kabani & Company's report on NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern uncertainty in June 30, 2004.

In connection with the audit of NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005 there were no disagreements, disputes, or differences of opinion with Kabani & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Kabani & Company would have caused Kabani & Company to make reference to the matter in its report.

Saeed Kamran Patel & Co.'s report on NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit of NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005 there were no disagreements, disputes, or differences of opinion with Saeed Kamran Patel & Co. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Saeed Kamran Patel & Co. would have caused it to make reference to the matter in its report.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the Commission referred to above.

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Description                                                                 Page
-----------                                                                 ----

Report of Independent Registered Public Accounting Firm......................F-2

Auditor's Report to the Members..............................................F-3

Consolidated Balance Sheet as of June 30, 2005...............................F-6

Consolidated Statements of Operations for the Years
Ended June 30, 2005 and 2004.................................................F-4

Consolidated Statements of Stockholders' Equity for the Years
Ended June 30, 2005 and 2004.................................................F-5

Consolidated Statements of Cash Flows for the Years Ended
June 30, 2005 and 2004.......................................................F-7

Notes to Consolidated Financial Statements...................................F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the accompanying consolidated balance sheet of NetSol Technologies, Inc. and subsidiaries as of June 30, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of NetSol Technologies (PVT) Limited, NetSol
(PVT) Limited, NetSol Connect (PVT) Limited and TiG-NetSol (PVT) Limited, whose statements reflect combined total assets of approximately $11,669,359 as of June 30, 2005 and combined total net revenues of $8,925,493 and $4,452,435 for the years ended June 30, 2005 and 2004, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and in our opinion, insofar as it relates to the amounts included for NetSol Technologies (PVT) Limited, NetSol (PVT) Limited, NetSol Connect (PVT) Limited, and TiG-NetSol (PV) Limited, for the years ended June 30, 2005 and 2004, is based solely on the report of the other auditors.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetSol Technologies, Inc. and subsidiaries as of June 30, 2005 and the results of its consolidated operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.



/s/ Kabani & Company, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
August 18, 2005

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the balance sheet of TIG-NetSol (Private) Limited, a Pakistan subsidiary of NetSol Technologies, Inc., as of June 30, 2005, and the related statements of operations, and cash flows for the year ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of TIG-NetSol (Private) Limited, a Pakistan subsidiaries of NetSol Technologies, Inc. as of June 30, 2005 the results of its consolidated operations and its cash flows for the year ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
August 15, 2005

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the balance sheet of NetSol Connect (PVT) Limited, a Pakistan subsidiary of NetSol Technologies, Inc., as of June 30, 2005, and the related statements of operations, and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the NetSol Connect (PVT) Limited, a Pakistan subsidiaries of NetSol Technologies, Inc. as of June 30, 2005 and the results of its operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
August 15, 2005

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the balance sheet of NetSol (PVT) Limited, a Pakistan subsidiary of NetSol Technologies, Inc., as of June 30, 2005, and the related statements of operations, and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of NetSol (PVT) Limited, a Pakistan subsidiaries of NetSol Technologies, Inc. as of June 30, 2005 and the results of its consolidated operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
August 15, 2005

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NetSol Technologies, Inc. and subsidiaries
Calabasas, California

We have audited the balance sheet of NetSol Technologies (PVT) Limited, a Pakistan subsidiary of NetSol Technologies, Inc., as of June 30, 2005, and the related statements of operations, and cash flows for the years ended June 30, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of NetSol Technologies (PVT) Limited, a Pakistan subsidiaries of NetSol Technologies, Inc. as of June 30, 2005 and the results of its operations and its cash flows for the years ended June 30, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.


/s/ Saeed Kamran Patel & Co.
CHARTERED ACCOUNTANTS

Lahore, Pakistan
August 15, 2005

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2005

                                     ASSETS
Current assets:
     Cash and cash equivalents                                                    $  1,371,727
     Certificates of deposit                                                           205,480
     Accounts receivable, net of allowance for doubtful accounts of $80,000          3,906,360
     Revenues in excess of billings                                                  1,958,950
     Other current assets                                                              931,344
                                                                                  ------------
         Total current assets                                                                        8,373,861
Property and equipment, net of accumulated depreciation                                              5,114,776
Intangibles:
     Product licenses, renewals, enhancedments, copyrights,
         trademarks, and tradenames, net                                             4,915,794
     Customer lists, net                                                             1,554,992
     Goodwill                                                                        1,166,611
                                                                                  ------------
         Total intangibles                                                                           7,637,397
                                                                                                  ------------
         Total assets                                                                             $ 21,126,034
                                                                                                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses                                        $  2,927,233
     Current portion of notes and obligations under capitalized leases               1,089,192
     Billings in excess of revenues                                                    149,014
     Due to officers                                                                    47,636
     Deferred liability                                                                313,397
     Loans payable, bank                                                               389,089
                                                                                  ------------
         Total current liabilities                                                                   4,915,561

Obligations under capitalized leases, less current maturities                                          122,426
Convertible debenture                                                                                  138,175
                                                                                                  ------------
         Total liabilities                                                                           5,176,162
Minority interest                                                                                     700,320
Commitments and contingencies                                                                              --

Stockholders' equity:
     Common stock, $.001 par value; 25,000,000 share authorized;
         13,830,884 issued and outstanding                                              13,831
     Additional paid-in-capital                                                     46,610,747
     Treasury stock                                                                    (27,197)
     Accumulated deficit                                                           (30,318,988)
     Stock subscription receivable                                                    (616,650)
     Common stock to be issued                                                         108,500
     Other comprehensive loss                                                         (520,691)
                                                                                  ------------
         Total stockholders' equity                                                                 15,249,552
                                                                                                  ------------
         Total liabilities and stockholders' equity                                               $ 21,126,034
                                                                                                  ============

       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  For the Years
                                                                  Ended June 30,
                                                              2005            2004
                                                          ------------    ------------
Net revenues                                              $ 12,437,653    $  5,749,062
Cost of revenues                                             4,754,749       2,699,675
                                                          ------------    ------------
Gross profit                                                 7,682,904       3,049,387

Operating expenses:
       Selling and marketing                                   782,488         253,701
       Depreciation and amortization                         1,564,562       1,240,792
       Impairment of assets                                         --         203,312
       Settlement costs                                         43,200         122,500
       Bad debt expense                                         13,118         219,909
       Salaries and wages                                    2,022,183       1,493,252
       Professional services, including non-cash
           compensation                                        604,192         464,332
       General and adminstrative                             1,588,456       1,759,607
                                                          ------------    ------------
           Total operating expenses                          6,618,199       5,757,405
                                                          ------------    ------------
Income (loss) from operations                                1,064,705      (2,708,018)
Other income and (expenses)
       Loss on sale of assets                                   (2,082)        (35,173)
       Beneficial conversion feature                          (209,848)       (137,230)
       Fair market value of options and warrants              (255,130)             --
       Gain on forgiveness of debt                             404,136         320,318
       Interest expense                                       (215,861)       (229,877)
       Other income and (expenses)                              (1,106)         16,401
       Income taxes                                            (10,416)        (76,638)
                                                          ------------    ------------
Income (loss) before minority interest in subsidiary           774,398      (2,850,217)
Minority interest in subsidiary (income)/loss                 (111,073)        273,159
                                                          ------------    ------------
Net income (loss)                                              663,325      (2,577,058)
Other comprehensive loss:
       Translation adjustment                                 (282,129)       (387,859)
                                                          ------------    ------------
Comprehensive income (loss)                               $    381,196    $ (2,964,917)
                                                          ============    ============
Net income (loss) per share:
       Basic                                              $       0.06    $      (0.33)
                                                          ============    ============
       Diluted                                            $       0.04    $      (0.33)
                                                          ============    ============
Weighted average number of shares outstanding:
       Basic                                                11,597,625       7,881,554
                                                          ============    ============
       Diluted                                              14,776,323       7,881,554
                                                          ============    ============

       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JUNE 30, 2004 AND 2005



                                                     Common Stock             Additional
                                                    -------------               Paid-in        Treasury
                                              Shares           Amount           Capital         Shares
                                           -----------------------------     ------------    -------------
Balance at June 30, 2003                      5,757,175     $      5,756     $ 33,409,954    $          --

Issuance of common stock for cash             1,413,187            1,414        1,616,923
Issuance of common stock for services             3,613                4            8,996
Excercise of common stock options             1,067,309            1,068        1,369,484
Excercise of common stock warrants              390,000              390          487,110
Issuance of common stock in
   exchange for notes payable & interest        601,343              601        1,070,028
Issuance of common stock in
   exchange for settlement                       45,195               45          135,088
Issuance of common stock in
   exchange for purchase of Altiva              100,000              100             (100)
Issuance of common stock in
   exchange for purchase of Pearl                60,000               60          166,800
Issuance of common stock to directors
   in exchange for services                      45,000               45           39,195
Purchase of treasury shares                                                                     (21,457)
Beneficial conversion feature                        --               --          351,987
Fair market value of warrants issued                 --               --          230,413
Foreign currency translation adjustments             --               --               --
Net loss for the year                                --               --               --

                                           ------------     ------------     ------------    -------------
Balance at June 30, 2004                      9,482,822     $      9,483     $ 38,885,878    $     (21,457)
                                           ============     ============     ============    =============

                                                               Other
                                                               Compre-
                                              Stock            hensive                            Total
                                           Subscriptions       Income/        Accumulated      Stockholders'
                                            Receivable         (Loss)           Deficit          Equity
                                           -------------    -------------    -------------    ------------
Balance at June 30, 2003                   $     (84,900)   $     149,297    $ (28,405,255)   $  5,074,852

Issuance of common stock for cash                                                                1,618,337
Issuance of common stock for services                                                                9,000
Excercise of common stock options               (248,750)                                        1,121,802
Excercise of common stock warrants                                                                 487,500
Issuance of common stock in
   exchange for notes payable & interest                                                         1,070,629
Issuance of common stock in
   exchange for settlement                                                                         135,133
Issuance of common stock in
   exchange for purchase of Altiva                                                                      --
Issuance of common stock in
   exchange for purchase of Pearl                                                                  166,860
Issuance of common stock to directors
   in exchange for services                                                                         39,240
Purchase of treasury shares                                                                        (21,457)
Beneficial conversion feature                                                                      351,987
Fair market value of warrants issued                                                               230,413
Foreign currency translation adjustments                        (387,859)                         (387,859)
Net loss for the year                                                         (2,577,058)       (2,577,058)
                                           -------------    -------------    -------------    ------------
Balance at June 30, 2004                   $    (333,650)   $    (238,562)   $ (30,982,313)   $  7,319,379
                                           =============    =============    =============    ============

                                    Continued

       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY - Continued
                   FOR THE YEARS ENDED JUNE 30, 2004 AND 2005

                                                        Common Stock            Additional
                                              ----------------------------       Paid-in         Treasury
                                                 Shares          Amount          Capital          Shares
                                              ------------    ------------    ------------    -------------
Balance at June 30, 2004                         9,482,822           9,483    $ 38,885,878    $     (21,457)

Issuance of common stock for cash                1,477,619           1,478       1,540,022
Issuance of common stock for services              188,972             189         246,461
Excercise of common stock options                1,210,110           1,210       1,806,523
Excercise of common stock warrants                 145,162             145         290,179
Issuance of common stock in
      exchange for notes payable & interest        247,684             248         413,540
Issuance of common stock for
      conversion of convertible debentures         564,519             564       1,049,436
Additional shares issued for the
      purchase of PTS acquisition                   40,000              40          91,560
Issuance of common stock in
      exchange for purchase of CQ Systems          759,468             760       1,815,541
Issuance of common stock in
      exchange for accrued expenses                 34,528              34          49,934
Purchase of treasury shares                                                                      (51,704)
Issuance of treasury shares for debt                                                              45,964
Capital contribution from issuance of
      subsidiary stock on foreign exchange                                         859,223
Fair market value of warrants issued                    --              --         249,638
Fair market value of options issued                                                5,492
Cancellation of shares                            (320,000)           (320)       (692,680)
Foreign currency translation adjustments                --              --              --
Net income for the year                                 --              --              --

                                              ------------    ------------    ------------    -------------
Balance at June 30, 2005                        13,830,884    $     13,831    $ 46,610,747    $     (27,197)
                                              ============    ============    ============    =============

                                                                                 Other
                                                                                 Compre-
                                                   Stock                         hensive                            Total
                                              Subscriptions       Shares to      Income/        Accumulated      Stockholders'
                                                Receivable        be Issued      (Loss)           Deficit           Equity
                                              -------------    -------------   -------------    -------------    ------------
Balance at June 30, 2004                      $    (333,650)   $          --   $    (238,562)   $ (30,982,313)   $  7,319,379

Issuance of common stock for cash                  (138,000)         108,500                                        1,512,000
Issuance of common stock for services                                                                                 246,650
Excercise of common stock options                  (838,000)                                                          969,733
Excercise of common stock warrants                                                                                    290,324
Issuance of common stock in
      exchange for notes payable & interest                                                                           413,788
Issuance of common stock for
      conversion of convertible debentures                                                                          1,050,000
Additional shares issued for the
      purchase of PTS acquisition                                                                                      91,600
Issuance of common stock in
      exchange for purchase of CQ Systems                                                                           1,816,301
Issuance of common stock in
      exchange for accrued expenses                                                                                    49,968
Purchase of treasury shares                                                                                           (51,704)
Issuance of treasury shares for debt                                                                                   45,964
Capital contribution from issuance of
      subsidiary stock on foreign exchange                                                                            859,223
Fair market value of warrants issued                                                                                  249,638
Fair market value of options issued                                                                                     5,492
Cancellation of shares                              693,000                                                               --
Foreign currency translation adjustments                                          (282,129)                          (282,129)
Net income for the year                                                                            663,325            663,325

                                              -------------    -------------   -------------    -------------    ------------
Balance at June 30, 2005                      $    (616,650)   $     108,500   $    (520,691)   $ (30,318,988)   $ 15,249,552
                                              =============    =============   =============    =============    ============

       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         For the Years
                                                                         Ended June 30,
                                                                     2005            2004
                                                                  -----------    -----------
Cash flows from operating activities:
       Net income (loss) from continuing operations               $   663,325    $(2,577,058)
       Adjustments to reconcile net income (loss) to net cash
            Provided by (used in) operating activities:
       Depreciation and amortization                                1,979,603      1,640,044
       Impairment of assets                                                --        203,312
       Gain on forgiveness of debt                                   (404,136)      (320,318)
       Loss on sale of assets                                           2,082         35,173
       Minority interest in subsidiary                                111,073       (273,159)
       Stock issued for settlement costs                                   --        135,133
       Stock issued for services                                      183,695          9,000
       Stock issued to directors for services                              --         39,240
       Fair market value of warrants and stock options granted        255,130             --
       Beneficial conversion feature                                  209,848        137,230
       Changes in operating assets and liabilities:
       (Increase) decrease in assets:
            Accounts receivable                                    (3,644,646)      (324,094)
            Other current assets                                   (1,587,132)      (409,708)
       Increase (decrease) in liabilities:
            Accounts payable and accrued expenses                   2,161,633        (65,386)
            Deferred liabilities                                      313,397             --
                                                                  -----------    -----------
       Net cash provided by (used in) operating activities            243,872     (1,770,591)
Cash flows from investing activities:
       Purchases of property and equipment                         (1,468,499)    (2,861,754)
       Sales of property and equipment                                 88,736         75,490
       Purchases of certificates of deposit                        (1,517,640)    (3,241,403)
       Proceeds from sale of certificates of deposit                1,703,563      2,850,000
       Increase in intangible assets                               (3,827,466)      (439,297)
       Proceeeds from sale of minority interest of subsidiary              --        200,000
       Capital investments in minority interest of subsidiary         178,521         10,000
       Cash brought in at acquisition                                 145,297             --
                                                                  -----------    -----------
       Net cash used in investing activities                       (4,697,488)    (3,406,964)
Cash flows from financing activities:
       Proceeds from sale of common stock                           1,512,000      1,848,750
       Proceeds from the exercise of stock options and warrants     1,260,057      1,445,392
       Capital contributed from sale of subsidiary stock              859,223             --
       Purchase of treasury shares                                    (51,704)       (21,457)
       Proceeds from loans                                          1,533,690      1,685,781
       Proceeds from convertible debenture                                 --      1,200,000
       Payments on capital lease obligations & loans                 (286,339)      (384,210)
                                                                  -----------    -----------
       Net cash provided by financing activities                    4,826,927      5,774,256
Effect of exchange rate changes in cash                               127,255         59,970
                                                                  -----------    -----------
Net increase in cash and cash equivalents                             500,566        656,671
Cash and cash equivalents, beginning of year                          871,161        214,490
                                                                  -----------    -----------
Cash and cash equivalents, end of year                            $ 1,371,727    $   871,161
                                                                  ===========    ===========


       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    Continued

                                                                                  For the Years
                                                                                  Ended June 30,
                                                                              2005            2004
                                                                         -------------   -------------
SUPPLEMENTAL DISCLOSURES:
        Cash paid during the period for:
           Interest                                                      $     127,055   $     229,877
                                                                         =============   =============
           Taxes                                                         $      41,182   $      76,638
                                                                         =============   =============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
       Common stock issued for services and compensation                 $     246,650   $       9,000
                                                                         =============   =============
       Common stock issued for conversion of note payable and interest   $     413,788   $     861,429
                                                                         =============   =============
       Common stock issued for legal settlement                          $          --   $     135,133
                                                                         =============   =============
       Common stock issued for acquisition of product license            $      91,600   $     166,860
                                                                         =============   =============
       Common stock issued for settlement of debt                        $      45,965   $     209,200
                                                                         =============   =============
       Common stock issued to directors for services                     $          --   $      39,240
                                                                         =============   =============
       Common stock issued for acquisition of subsidiary                 $   1,816,301   $          --
                                                                         =============   =============
       Common stock issued for conversion of debentures                  $   1,050,000   $          --
                                                                         =============   =============

       See accompanying notes to these consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS AND CONTINUED OPERATIONS

NetSol Technologies, Inc. and subsidiaries (the "Company"), formerly known as NetSol International, Inc. and Mirage Holdings, Inc., was incorporated under the laws of the State of Nevada on March 18, 1997. During November of 1998, Mirage Collections, Inc., a wholly owned and non-operating subsidiary, was dissolved.

During April 1999, February 2000 and March 2000, the Company formed NetSol USA, Inc., NetSol eR, Inc. and NetSol (PVT), Limited, respectively, as wholly owned subsidiaries.


Business Combinations Accounted for Under the Purchase Method:

Network Solutions PVT, Ltd. and NetSol UK, Limited

On September 15, 1998 and April 17, 1999, the Company purchased from related parties, 51% and 49%, respectively, of the outstanding common stock of Network Solutions PVT, Ltd., a Pakistani Company, and 43% and 57% of the outstanding common stock of NetSol UK, Limited, a United Kingdom Company, for the issuance of 938,000 restricted common shares of the Company and cash payments of $775,000, for an aggregate purchase price of approximately $12.9 million. These acquisitions were accounted for using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which approximated $300,000. Included in the accompanying consolidated financial statements are other assets acquired at fair market value consisting of product licenses, product renewals, product enhancements, copyrights, trademarks, trade names and customer lists. At the date of acquisition, the management of the Company allocated approximately $6.3 million to these assets, based on independent valuation reports prepared for the Company. The excess of the purchase prices over the estimated fair values of the net assets acquired, was recorded as goodwill, and was being amortized by using the straight-line method from the date of each purchase. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. During June 2001, the management decided to close its operations in the United Kingdom, and accordingly, the Company recognized a loss from impairment of various intangible assets related to NetSol UK, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) seemed highly unlikely. On March 18, 2002, the final Winding-up Order was made relating to the liquidation of for NetSol UK on the petition of a creditor in respect of services supplied presented to the Court.

Mindsources, Inc.

On August 13, 1999, the Company through its wholly owned subsidiary, NetSol USA, Inc. acquired 100% of the outstanding capital stock of Mindsources, Inc., a Virginia and US based Company, through the issuance of 50,000 shares of Rule 144 restricted common shares of the Company for an aggregate purchase price of approximately $1,260,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values as determined by management on the date of
acquisition,   which  approximated  $900,000.  The  management  of  the  Company allocated the entire purchase price to customer lists acquired, and is being amortized by using the straight-line method from the date of acquisition. The excess of the purchase prices over the estimated fair values of the net assets acquired, approximately $360,000, was recorded as goodwill and is being amortized using the straight-line method from the date of purchase. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Network Solutions Group Limited and Subsidiaries

On August 18, 1999, the Company acquired 100% of the outstanding capital stock of Network Solutions Group Limited and Subsidiaries, a United Kingdom Company, through the issuance of 31,000 shares of Rule 144 restricted common shares of the Company for an aggregate purchase price of approximately $940,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which approximated a deficit of $700,000. The management of the Company allocated approximately $600,000 to customer lists, which are being amortized by using the straight-line method from the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired, approximately $1,040,000, was recorded as goodwill, and was being amortized by using the straight-line method over the estimated useful life from the date of acquisition. Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. During June 2001, the management decided to close its operations in the United Kingdom, and accordingly, the Company recognized a loss from impairment of various intangible assets related to these entities, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) seemed highly unlikely.

Intereve Corporation

During March 2001, the Company acquired 100% of the outstanding capital stock of Intereve Corporation for an aggregate purchase price of $245,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which equaled to zero. The management of the Company allocated the entire purchase price of $245,000 to customer lists. During June 2001, the management ceased operations of this entity and consequently, the Company recognized an impairment loss of $245,000 to customer list, as recoverability of these assets (measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset) seemed highly unlikely.

Altvia Corporation

On May 20, 2003, the Company acquired 100% of the outstanding capital stock of Altvia Technologies, Inc. for an aggregate purchase price of $257,000. This acquisition was accounted for using the purchase method of accounting under APB Opinion No. 16, and accordingly, the purchase price was allocated to the assets purchased and liabilities assumed based upon their estimated fair values on the date of acquisition, which equaled to $257,000. The management of the Company allocated $30,000 of the purchase price to customer lists & $23,688 to property and equipment. The excess of the purchase price over the estimated fair values of the net assets acquired of $203,312 was recorded as goodwill. During the year ended June 30, 2004, the goodwill was impaired.

Pearl Treasury System Ltd

On October 14, 2003, the Company executed an agreement to acquire the Pearl Treasury System Ltd, a United Kingdom company ("Pearl"). This acquisition required the Company to issue up to 60,000 shares of common stock to the shareholders of Pearl Treasury System, Ltd. In addition, during the year ended June 30, 2005, an additional 40,000 shares valued at $91,600 was issued to the shareholders of Pearl for milestones reached in the development of the software. After acquisition, all development activities of Pearl Treasury System, now called InBanking were transferred to NetSol UK; therefore, there are no separate financial statements for Pearl. The total acquisition value of $258,460 has been recorded as an intangible asset and is included in "product licenses" on the accompanying consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Raabta Online

During the quarter  ended  March 31,  2004,  the  Company's  subsidiary,  NetSol
Connect, purchased Raabta Online, a Pakistani company, for a cash price of 10,000,000 rupees or $173,500 representing 100% of the value of Raabta. This acquisition is expected to provide the Company with an established customer base and strong technical expertise. The purchase price has been allocated to property and equipment of the acquired entity. All activity of the acquired entity was absorbed by NetSol Connect after the acquisition.

CQ Systems

On January 19, 2005, the Company entered into an agreement to acquire 100% of the issued and outstanding shares of common stock of CQ Systems Ltd., a company organized under the laws of England and Wales. The acquisition closed on February 22, 2005. The initial purchase price was (pound)3,576,335 or $6,730,382, of which one-half was due at closing payable in cash and stock and the other half is due when the audited March 31, 2006 financial statements are completed. On the closing date, $1.7 million was paid and 681,965 shares were issued to the shareholders of CQ, valued at $1,676,795 at an average share price of $2.46 was recorded. In addition, the agreement called for the accumulated retained earnings amounting to (pound)423,711 or $801,915 of CQ Systems as of the closing date to be paid to the shareholders in cash and stock. In April 2005, the additional cash of (pound)350,000 or $662,410 was paid and 77,503 shares of the Company's common stock valued at $139,505 were issued. The total amount paid at closing was $4,178,710.

Business Combinations Accounted for Under the Pooling of Interest Method:

Abraxas Australia Pty, Limited

On January 3, 2000, the Company issued 30,000 Rule 144 restricted common shares in exchange for 100% of the outstanding capital stock of Abraxas Australia Pty, Limited, an Australian Company. This business combination was accounted for using the pooling of interest method of accounting under APB Opinion No. 16.

Formation of Subsidiary:

During the period ended December 31, 2002, the Company formed a subsidiary in the UK, NetSol Technologies Ltd., as a wholly-owned subsidiary of NetSol Technologies, Inc. This entity serves as the main marketing and delivery arm for services and products sold and delivered in the UK and mainland Europe.

During the period ended June 30, 2004, the Company formed a subsidiary in India, NetSol Technology India, Limited, as a wholly-owned subsidiary of NetSol Technologies, Inc. This entity is planned to serve as the main marketing and delivery arm for services and products sold and delivered in India. As of the date of this report, no operations have begun with this entity.

Joint Venture:

In January 2005, the Company formed TiG-NetSol (Pvt) Limited ("TiG-Netsol") as a joint venture with a UK based public company TIG Plc., with 50.1% ownership by NetSol Technologies, Inc. and 49.9% ownership by TiG. TiG-NetSol was incorporated in Pakistan on January 12, 2005 under the Companies Ordinance, 1984 as a private company limited by shares. The business of the Company is export of computer software and its related services developed in Pakistan.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetSol Technologies (Pvt), Ltd.("PK Tech"), NetSol (Pvt), Limited ("PK Private"), NetSol Technologies Limited
("UK"), NetSol-Abraxas Australia Pty Ltd. ("Abraxas"), NetSol Altvia, Inc. ("USA"), CQ Systems Limited ("CQ"), and its majority-owned subsidiaries, NetSol Connect (Pvt), Ltd. ("Connect"), and TIG-NetSol (Pvt) Limited ("TIG"). All material inter-company accounts have been eliminated in consolidation.

Company name change:

Effective February 8, 2002, the Company changed its name from NetSol International, Inc. to NetSol Technologies, Inc. The name change was approved by a majority of shareholders at the Company's annual shareholders meeting held on January 25, 2002.

Business Activity:

The Company designs, develops, markets, and exports proprietary software products to customers in the automobile finance and leasing industry worldwide. The Company also provides consulting services in exchange for fees from customers.

Use of Estimates:

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Effective April 1, 2001, the management determined that the remaining useful life of all its acquired intangible assets to be approximately five years, and accordingly, accelerated the amortization of these intangibles. This change in estimate increased the depreciation and amortization expense by approximately $700,000 for the year ended June 30, 2002 and $400,000 during the three months ended June 30, 2001. Due to impairment losses recognized to intangibles, the remaining net intangible balance of approximately $6,860,000 (including goodwill of $1,950,000) at the date of change in estimation in 2001 has been amortized over the remaining life of 57 months. The Company evaluates, on on-going basis, the accounting effect arising from the recently issued SFAS No. 142, "Goodwill and Other Intangibles" which became effective to the Company's financial statements beginning July 1, 2002.

Cash and Cash Equivalents:

Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Concentration

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable:

The Company's customer base consists of a geographically dispersed customer base. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis.

Revenues in excess of billings:

"Revenues in excess of billings" represent revenues recognized under the percentage-of-completion method prior to billing the customer. "Billings in excess of revenues" represent amounts billed to the customer pursuant to the contract terms that occur prior to the Company's recognition of revenues.

Property and Equipment:

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using various methods over the estimated useful lives of the assets, ranging from three to seven years.

The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company capitalizes costs of materials, consultants, and payroll and payroll-related costs for employees incurred in developing internal-use computer software. These costs are included with "Computer equipment and software." Costs incurred during the preliminary project and post-implementation stages are charged to general and administrative expense.

Intangible Assets:

Intangible assets consist of product licenses, renewals, enhancements, copyrights, trademarks, trade names, customer lists and goodwill. The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 is being evaluated in accordance with SFAS No. 142. The SFAS No. 142 is applicable to the financial statements of the Company beginning July 1, 2002.

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Statement of Cash Flows:

In  accordance  with  Statement  of  Financial   Accounting  Standards  No.  95,
"Statement of Cash Flows," cash flows from the Company's operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Revenue Recognition:

The Company recognizes its revenue in accordance with the Securities and Exchange Commissions ("SEC") Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") and The American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4 and SOP 98-9, SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," and Accounting Research Bulletin 45 (ARB 45) "Long-Term Construction Type Contracts." The Company's revenue recognition policy is as follows:

License Revenue: The Company recognizes revenue from license contracts without major customization when a non-cancelable, non-contingent license agreement has been signed, delivery of the software has occurred, the fee is fixed or determinable, and collectibilty is probable. Revenue from the sale of licenses with major customization, modification, and development is recognized on a percentage of completion method, in conformity with ARB 45 and SOP 81-1. Revenue from the implementation of software is recognized on a percentage of completion method, in conformity with Accounting Research Bulletin ("ARB") No. 45 and SOP 81-1. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. An output measure of "Unit of Work Completed" is used to determine the percentage of completion which measures the results achieved at a specific date. Units completed are certified by the Project Manager and EVP IT/ Operations.

Services Revenue: Revenue from consulting services is recognized as the services are performed for time-and-materials contracts. Revenue from training and development services is recognized as the services are performed. Revenue from maintenance agreements is recognized ratably over the term of the maintenance agreement, which in most instances is one year.

Fair Value:

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such amounts.

Advertising Costs:

The Company expenses the cost of advertising as incurred. Advertising costs for the years ended June 30, 2005 and 2004 were $127,602 and $37,801, respectively.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Loss Per Share:

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share." Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:

------------------------------------------------------------------------------------
 For the year ended June 30, 2005                   Net Income    Shares   Per Share
------------------------------------------------------------------------------------
Basic earnings per share:                           $  663,325   11,597,625   $0.06
      Net income available to common shareholders
Effect of dilutive securities
      Stock options                                               2,515,114
      Warrants                                                      663,584
                                                    ----------   ----------   -----
Diluted earnings per share                          $  663,325   14,776,323   $0.04
                                                    ==========   ==========   =====

The weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements for the year ended June 30, 2004 since the effect of dilutive securities is anti-dilutive.

Reverse stock split:

On August 18, 2003, the Company affected a 1 for 5 reverse stock-split for all the issued and outstanding shares of common stock. All historical share and per share amounts in the accompanying consolidated financial statements have been restated to reflect the 5:1 reverse stock split.

Other Comprehensive Income & Foreign Currency Translation:

SFAS 130 requires unrealized gains and losses on the Company's available for sale securities, currency translation adjustments, and minimum pension liability, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. The accounts of NetSol UK and CQ Systems use British Pounds; NetSol Technologies (Pvt) Ltd., NetSol Private, NetSol Connect, and TiG-Netsol use Pakistan Rupees; NetSol Abraxas uses the Australian dollar as the functional currencies. NetSol Technologies, Inc., and NetSol Altvia, Inc., uses U.S. dollars as the functional currencies. Assets and liabilities are translated at the exchange rate on the balance sheet date, and operating results are translated at the average exchange rate throughout the period. During the year ended June 30, 2005 and 2004, comprehensive income included net translation loss of $282,129 and $387,859, respectively. Other comprehensive loss, as presented on the accompanying consolidated balance sheet in the stockholders' equity section amounted to $520,691 as of June 30, 2005.

Accounting for Stock-Based Compensation:

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which applies the fair-value method of accounting for stock-based compensation plans. In accordance with this standard, the Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 44 (Interpretation 44), "Accounting for Certain Transactions Involving Stock Compensation." Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 became effective July 1, 2000, with certain provisions that were effective retroactively to December 15, 1998 and January 12, 2000. Interpretation 44 did not have any material impact on the Company's financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes:

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As of June 30, 2005, the Company had net federal and state operating loss carry forwards expiring in various years through 2025. During the year ended June 30, 2005, the valuation allowance increased by $651,617; primarily due to the application of the current year net loss for the US companies to the net operating loss carry forward. Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when in the opinion of management, utilization is not reasonably assured.

A summary at June 30, 2005 is as follows:

                                                          Federal          State                Total
                                                       ------------     ------------     ------------
Net operating loss carry forward - June 30, 2004       $ 22,479,286     $  9,503,419
Net loss                                                  3,245,957        3,245,957
                                                       ------------     ------------
    Net operating loss carry forward - June 30, 2005     25,725,243       12,749,376

Effective tax rate                                               32%               8%

                                                       ------------     ------------
Deferred tax asset                                        8,232,078        1,019,950        9,252,028
Valuation allowance                                      (6,672,078)        (629,950)      (7,302,028)
                                                       ------------     ------------     ------------
Net deferred tax asset                                    1,560,000          390,000        1,950,000

Deferred tax liability arising from
   non-taxable business combinations                      1,560,000          390,000        1,950,000
                                                       ------------     ------------     ------------
Net deferred tax liability                             $         (0)    $          0     $         (0)
                                                       ============     ============     ============

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

                                                         For the years
                                                         ended June 30,
                                                       2005          2004
                                                         %             %
Tax expense (credit) at statutory rate - federal           34           (34)
State tax expenses, net of federal tax                     (6)           (6)
Valuation allowance                                         -            16
Foreign tax rate differences                              (34)           18
Other                                                       7             6
                                                   ----------    ----------
Tax expense at actual rate                                  1           --
                                                   ==========    ==========

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instruments:

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. It further provides criteria for derivative instruments to be designated as fair value, cash flow and foreign currency hedges and establishes respective accounting standards for reporting changes in the fair value of the derivative instruments. After adoption, the Company is required to adjust hedging instruments to fair value in the balance sheet and recognize the offsetting gains or losses as adjustments to be reported in net income or other comprehensive income, as appropriate. The Company has complied with the requirements of SFAS 133, the effect of which was not material to the Company's financial position or results of operations as the Company does not participates in such activities.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of:

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

For goodwill not identifiable with an impaired asset, the Company establishes benchmarks at the lowest level (entity level) as its method of assessing impairment. In measuring impairment, unidentifiable goodwill is considered impaired if the fair value at the lowest level is less than its carrying amount. The fair value of unidentifiable goodwill is determined by subtracting the fair value of the recognized net assets at the lowest level (excluding goodwill) from the value at the lowest level. The amount of the impairment loss is equal to the difference between the carrying amount of goodwill and the fair value of goodwill. In the event that impairment is recognized, appropriate disclosures are made.

Goodwill of a reporting unit is reviewed for impairment if events or changes in circumstances indicate that the carrying amount of its goodwill or intangible assets may not be recoverable. Impairment of reporting unit goodwill is evaluated based on a comparison of the reporting unit's carrying value to the implied fair value of the reporting unit. Conditions that indicate that an impairment of goodwill exists include a sustained decrease in the market value of the reporting unit or an adverse change in business climate.

On June 30, 2004, the Company evaluated the valuation of goodwill based upon the performance and market value of NetSol USA. The Company determined the goodwill was impaired and recorded the impairment of $203,312 at June 30, 2004, in the accompanying consolidated financial statements.

Reporting segments:

Statement of financial accounting standards No. 131, Disclosures about segments of an enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries (see note 12).

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

New Accounting Pronouncements:

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "Accounting in Certain Investments in Debt and Equity Securities." EITF 03-01 also included accounting considerations subsequent to the recognition of other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however, the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006. The Company is evaluating the effects adoption of SFAS 123R will have on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior period's financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that the adoption of this standard will have no material impact on its financial statements.

Reclassifications:

For comparative purposes, prior year's consolidated financial statements have been reclassified to conform with report classifications of the current year.

NOTE 3 - MAJOR CUSTOMERS

The Company is a strategic business partner for DaimlerChrysler (which consists of a group of many companies), which accounts for approximately 20% of revenue for the fiscal years ended June 30, 2005 and 2004 and Toyota Motors (which consists of a group of many companies) accounts for approximately 35% of revenue for the fiscal year ended June 30, 2005. Accounts receivable at June 30, 2005 for these companies was $539,761 and $1,165,183. No other individual client represents more than 10% of the revenue for the fiscal years ended June 30, 2005 and 2004.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - OTHER CURRENT ASSETS

Other current assets consist of the following as of June 30, 2005:

Prepaid Expenses                                             $        494,315
Advance Income Tax                                                    162,682
Employee Advances                                                      11,342
Security Deposits                                                      56,472
Other Receivables                                                     187,613
Other Asset                                                            18,920
                                                             ----------------
     Total                                                   $        931,344
                                                             ================

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment, net, consist of the following at June 30, 2005:

Office furniture and equipment                              $         858,273
Computer equipment                                                  3,804,496
Assets under capital leases                                           623,008
Building                                                            2,930,258
Construction in process                                               424,991
Land                                                                  185,760
Autos                                                                 138,226
Improvements                                                          270,929
                                                            -----------------
      Subtotal                                                      9,235,941
Accumulated depreciation                                           (4,121,165)
                                                            -----------------
                                                            $       5,114,776
                                                            =================

For the years ended June 30, 2005 and 2004, fixed asset depreciation expense totaled $654,584 and $520,750, respectively. Of these amounts, $415,042 and $355,954, respectively, are reflected as part of cost of goods sold. Accumulated depreciation and amortization for assets under capital leases amounted to $363,433 and $335,156 at June 30, 2005 and 2004, respectively.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 2005:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       Product       Customer
                                       Licenses        Lists          Total
                                     -----------    -----------    -----------
Intangible asset - June 30, 2004     $ 5,450,357    $ 1,977,877    $ 7,428,234
Additions                              3,376,728      1,316,880      4,693,608
Effect of translation adjustment         (27,762)                      (27,762)
Accumulated amortization              (3,883,529)    (1,739,765)    (5,623,294)
                                     -----------    -----------    -----------
    Net balance - June 30, 2005      $ 4,915,794    $ 1,554,992    $ 6,470,786
                                     ===========    ===========    ===========

Amortization expense:
Year ended June 30, 2005             $   980,524    $   403,457    $ 1,383,981
Year ended June 30, 2004             $   803,629    $   315,665    $ 1,119,294

The above amortization expense includes amounts in "Cost of Goods Sold" for capitalized software development costs of $58,961 and $43,298 for the fiscal years ended June 30, 2005 and 2004, respectively.

At June 30, 2005 and 2004, product licenses, renewals, enhancements, copyrights, trademarks, and tradenames, included unamortized software development and enhancement costs of $1,507,792 and $908,508, respectively, as the development and enhancement is yet to be completed. Software development amortization expense was $94,682 and $97,744 for the years ended June 30, 2005 and June 30, 2004, respectively.

Amortization expense of intangible assets over the next five years is as follows:

----------------------------------------------------------------------------------------------------
                                                       FISCAL YEAR ENDING
     Asset                 6/30/06      6/30/07      6/30/08      6/30/09      6/30/10      TOTAL
----------------------------------------------------------------------------------------------------
Product Licences         $1,271,996   $  591,872   $  591,872   $  576,799   $  375,463   $3,408,002
Customer Lists              551,204      301,454      263,376      263,376      175,583    1,554,993

                         ----------   ----------   ----------   ----------   ----------   ----------
                         $1,823,200   $  893,326   $  855,248   $  840,175   $  551,046   $4,962,995
                         ==========   ==========   ==========   ==========   ==========   ==========


NOTE 7 - DEBTS

NOTES PAYABLE

Notes payable consist of the following at June 30, 2005:

-------------------------------------------------------------------------
                               Balance at      Current         Long-Term
      Name                       6/30/05      Maturities      Maturities
-------------------------------------------------------------------------
A. Zaman Settlement            $   16,300      $   16,300     $       --
First Funding                         475             475             --
D&O Insurance                      49,688          49,688             --
Noon Group                        518,794         518,794             --
Gulf Crown                        259,397         259,397             --
Maxim Group                       100,000         100,000             --
Subsidiary Capital Leases         144,538         144,538             --
                               ----------      ----------     ----------
                               $1,089,192      $1,089,192     $       --
                               ==========      ==========     ==========

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On September 25, 2002 the Company signed a settlement agreement with Adrian Cowler ("Cowler") and Surrey Design Partnership Ltd. The Company agreed to pay Cowler (pound)218,000 pound sterling or approximately $320,460 USD including interest, which the Company recorded as a note payable. The agreement called for monthly payments of (pound)3,000 until March 2004 and then (pound)4,000 per month until paid. As of June 30, 2004, the balance was $146,516. During the six months ended December 31, 2004, the Company paid (pound)12,000 or $21,997. In December 2004, the Company reached an agreement with Cowler to pay the balance of the loan in one lump-sum payment. Cowler agreed to accept (pound)52,000 or $103,371 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $21,148 in the accompanying consolidated financial statements.

In November 2002, the Company signed a settlement agreement with Herbert Smith for (pound)171,733 or approximately $248,871, including interest. The Company agreed to pay $10,000 upon signing of the agreement, $4,000 per month for twelve months, and then $6,000 per month until paid. The balance owing at June 30, 2003 was $164,871. During the year ended June 30, 2004, the Company paid (pound)41,044 or $73,000. In addition, the Company adjusted the amount due in USD to reflect the change in exchange rates from when the settlement was reached in 2002. As a result $107,450 was recorded to translation loss. As of June 30, 2004, the balance was $199,321. During the nine months ended March 31, 2005, the Company paid $56,000. In April 2005, an agreement was reached with Herbert Smith whereby they accepted $110,000 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $33,321 in the accompanying consolidated financial statements.

In December 2001, as part of the winding up of Network Solutions Ltd. the parent agreed to assume the note payable of one of the major creditors, Barclay's Bank PLC of (pound)130,000 or $188,500 USD. In November 2002, the parties agreed upon a settlement agreement whereby the Company would pay (pound)1,000 per month for twelve months and (pound)2,000 per month thereafter until paid. During the fiscal year ended June 30, 2003, the Company paid approximately (pound)2,000 or $3,336. The balance owing at June 30, 2003 was $185,164. During the year ended June 30, 2004, the Company paid (pound)66,000 or $69,421. During the quarter ended March 31, 2004, the Company entered into a settlement agreement with Barclay's whereby Barclay's agreed to accept (pound)69,000 or $79,098 as payment in full. As a result the Company recorded a gain on the reduction of debt in the amount of $99,146. As of June 30, 2004, (pound)60,000 or $62,500 has been paid on the settlement amount and the balance of (pound)9,000 or $16,598 was paid in July, 2004.

In June 2002, the Company signed a settlement agreement with a former consultant for payment of past services rendered. The Company agreed to pay the consultant a total of $75,000. The agreement calls for monthly payments of $1,500 per month until paid. The balance owing at June 30, 2004 was $26,300. During the current fiscal year the Company paid $10,000. As of June 30, 2005, the balance was $16,300. The entire balance has been classified as a current liability in the accompanying consolidated financial statements.

In January 2005, the Company renewed its director's and officer liability insurance for which the annual premium is $138,050. In February 2005, the Company arranged financing with AFCO Credit Corporation with a down payment of $27,610 with the balance to be paid in monthly installments. The balance owing as of June 30, 2005 was $49,688 and is classified as a current liability in the accompanying consolidated financials statements.

In October 2004, the Company renewed its professional liability insurance for which the annual premium is $5,944. The Company has arranged for financing with the insurance company with a down payment of $1,853 and nine monthly payment of $480 each. During the six months ended March 31, 2005, the Company paid $4,529. The balance owing at June 30, 2005 was $475 and is classified as a current liability in the accompanying consolidated financials statements.

In February 2005, the Company received a loan from a current shareholder Sir Gulam Noon in the amount of $500,000. The note carries an interest rate of 9.75% per annum and is due in one year. The maturity date of the loan may be extended at the option of the holder for an additional year. During the fiscal year ended June 30, 2005, $18,794 of accrued interest was recorded for this loan.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In February 2005, the Company received a loan from Gulf Crown Investments in the amount of $250,000. The note carries an interest rate of 9.75% per annum and is due in one year. The maturity date of the loan may be extended at the option of the holder for an additional year. During the fiscal year ended June 30, 2005, $9,397 of accrued interest was recorded for this loan.

In February 2005, the Company received a loan from a current shareholder Dr. Omar Atiq in the amount of $300,000. The note carries an interest rate of 12% per annum and is due on April 4, 2005. The maturity date of the loan may be extended at the option of the holder. During the quarter ended June 30, 2005, $150,000 cash was paid on the loan and 100,000 shares of the Company's common stock was issued valued at $156,160 to pay the debt in full, including $7,453 of accrued interest (see note 8). As a result, the Company recorded a gain on forgiveness of debt of $1,293 in the accompanying consolidated financial statements.

In May 2005, the Company received a loan from Maxim Group, LLC in the amount of $250,000. The note carries an interest rate of 12% and is due July 25, 2005. The note called for $150,000 to be paid with 80,214 shares the Company's common stock and the balance of $100,000 to be paid in cash. The market value of the shares issued was $152,968 (see Note 8). As a result, the Company recorded a loss on forgiveness of debt of $2,968 in the accompanying consolidated financial statements.

In addition, the various subsidiaries had current capital leases of $144,537 as of June 30, 2005.

LOANS PAYABLE - BANK

The Company's Pakistan subsidiary, NetSol Technologies (Private) Ltd., has two loans with a bank, secured by the Company's assets. These notes consist of the following as of June 30, 2005:

     TYPE OF               MATURITY      INTEREST        BALANCE
      LOAN                  DATE           RATE            USD
-------------------------------------------------------------------

Export Refinance          Every 6 months       4%       $  367,401
Line of Credit            On Demand            8%           21,688
                                                         ----------
Total                                                    $  389,089
                                                         ==========

DUE TO OFFICERS

The officers of the Company from time to time loan funds to the Company. As of June 30, 2004, the officers had loaned a total of $191,102, including $57,776 of accrued interest and had accrued wages of $102,087. During the fiscal year ended June 30, 2004, the officers exercised options against the amounts owing to them in the amount of $275,973. The balance owing as of June 30, 2004 was $17,219. During the current fiscal year, two officers deferred the increase in their wages for a total of $32,500. In addition, one officer exercised options against the amounts owing in the amount of $2,083. The balance owing as of June 30, 2005 was $47,636.

NOTE 8 - STOCKHOLDERS' EQUITY

Initial Public Offering:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On September 15, 1998, the Company completed the sale of its minimum offering of shares in its initial public offering which generated gross proceeds of $1,385,647 from the sale of 50,200 shares of common stock and 929,825 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $6.50 for a term of five years. The remaining unexercised warrants of 51,890 expired on September 15, 2003.

Business Combinations:

Altvia Technologies, Inc.

On May 20, 2003, the Company issued 212,000 Rule 144 restricted common shares in exchange for all the assets and certain liabilities of Altvia Technologies, Inc., a Delaware corporation in an Asset Purchase Agreement. The shares were valued at the time of the purchase at $212,000 or $1.00 per share.

In February 2004, an additional 100,000 shares were issued to Altvia as part of the purchase agreement for sales milestones achieved.

Pearl Treasury System Ltd

In October 2003, the Company entered into an agreement to acquire the Pearl Treasury System Ltd, a United Kingdom company ("Pearl"). This acquisition required the Company to issue up to 60,000 shares of common stock to the shareholders of Pearl Treasury System, Ltd. The shares were valued at the time of the purchase at $166,860 or $2.78 per share. On December 16, 2003, the initial shares of 41,700, valued at $115,968 due at the signing of the agreement were issued by the Company. In April 2004, the remaining 18,300 shares were issued upon the completion of the software delivery warranties valued at $50,892. The shares used to acquire this asset were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

In January 2005, certain milestones, set forth in the purchase and sale agreement by and between the Company and the former owners, were met in the development of the Pearl. As such, the former owners of the product license were due an additional 40,000 shares of the Company's common stock. The Company recorded an addition to the product licenses in the amount of $91,600.

CQ Systems, Inc.

In February 2005, the Company completed the acquisition of CQ Systems, (see note
15). As part of this agreement, the Company issued 759,468 shares of its common stock valued at $1,816,301 to the shareholders of CQ Systems.

Private Placements

In August 2004, the Company sold 190,476 shares of the Company's common stock for $200,000 in a private placement. Of this amount $91,500 had been received during the year and a total of 87,143 shares were issued to the purchaser. The remaining balance of $108,500 or 103,333 shares are shown as "Shares to Be Issued" on the accompanying financial statements.

During the quarter ended December 31, 2004, the Company sold 1,390,476 shares of its common stock for $1,250,000 in private placement agreements.

In addition, the Company received $170,500 as payment on stock subscriptions receivable during the fiscal year ended June 30, 2005.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In July 2003, the Company sold 1,026,824 shares of the Company's common stock in a private placement transaction. Maxim Group, LLC in New York acted as the placement agent for the transaction. The total funds raised were $1,215,000 with approximately $102,950 in placement fees, commissions, and other expenses paid from the escrow of the sale for a net of $1,102,050. An SB-2 registration statement was filed on October 15, 2003 to register the shares for the selling shareholders in this transaction. The investors included 12 individual accredited investors with no prior ownership of the Company's common stock.

In May 2004, the Company sold 386,363 shares of the Company's common stock in a private placement transaction. Maxim Group, LLC in New York acted as the placement agent for the transaction. The total funds raised were $850,000 with approximately $103,300 in placement fees, commissions, and other expenses paid from the escrow of the sale. In addition, the Company issued 243,182 warrants in connection with the sale. The warrants expire in five years and have an exercise price of $3.30 per share. The warrants were valued using the fair value method at $230,413 or $1.41 per share and were recorded against the proceeds of the financing in the accompanying consolidated financial statements. Net proceeds of the financing were $516,287. The investors included 9 individual accredited investors with no prior ownership of the Company's common stock. An SB-2 was filed on June 15, 2004 to register these shares.

Services, Accrued Expenses and Payables

During the years ended June 30, 2005 and 2004, the Company issued 188,972 and 3,613 restricted Rule 144 common shares in exchange for services rendered, respectively. The Company recorded an expense of $246,650 and $9,000 for the years ended June 30, 2005 and 2004, respectively. Compensation expense was calculated based upon the fair market value of the freely trading shares as quoted on NASDAQ through 2005 and 2004, over the service period.

In November 2004, the Company entered into an agreement with a vendor whereby the Company issued the vendor 20,000 shares valued at $22,968 for the payment of outstanding invoices in the amount of $16,052. As a result, the Company recorded a gain on settlement of debt in the amount of $6,916.

During the year ended June 30, 2005, the Company issued 14,528 shares of the Company's common stock for accrued expenses valued at $27,000.

In February 2003, the Board of Directors and officers were granted the right to receive 5,000 shares of the Company's common stock if certain conditions were met during their 2003 - 2004 term of office. These conditions were met and a total of 45,000 restricted Rule 144 common shares were issued in June 2004. The shares were valued at the fair market value at the date of grant of $39,240 or $0.87 per share.

Issuance of shares for Conversion of Debt and Settlement of Litigation

During the year ended June 30, 2005, nineteen of the convertible debenture holders elected to convert their notes into common stock. The total of the notes converted was $1,050,000 and the Company issued 564,519 shares of its common stock to the note holders.

During the year ended June 30, 2005, a total of 180,214 shares of the Company's common stock valued at $309,128 were issued for the payment of two notes payable of $300,000 plus $7,453 (see Note 7). In addition, 67,470 shares valued at $104,660 were issued to pay the debts of a subsidiary.

During the year ended June 30, 2004, a total of 123,350 shares of the Company's common stock, valued at $209,200, were issued to three investors as reimbursement for debts of the Company paid by the investors. In addition, three convertible notes payable of $850,000 plus $11,429 of interest was converted into 477,993 shares of the Company's common stock.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


During the year ended June 30, 2004, the Company issued 45,195 shares of common stock valued at $135,135 in settlement of litigation.

Options and Warrants Exercised

During the year ended June 30, 2005, the Company issued 1,210,110 shares of its common stock for the exercise of options valued at $1,807,733. Of these shares, 320,000 shares valued at $693,000 were cancelled. The Company received $969,733 in cash from the exercise of these options and recorded "Stock Subscription Receivable" in the amount of $145,000.

During the year ended June 30, 2004, the Company issued 1,067,309 shares of its common stock upon the exercise of stock options valued at $957,892; of this amount $290,000 was included in "Stock Subscription Receivable" in the accompany consolidated financial statements.

During the years ended June 30, 2005 and 2004, the Company issued 145,162 and 390,000 shares of its common stock upon the exercise of warrants valued at $290,324and $487,500, respectively.

Stock Subscription Receivable

Stock subscription receivable represents stock options exercised and issued that the Company has not yet received the payment from the purchaser as they were in processing when the quarter ended.

At June 30, 2004, the Company had receivables from three employees and one investor for options exercised totally $290,000. The total receivable at June 30, 2004, was $333,650.

During the year ended June 30, 2005, the Company recorded $874,500 in receivable and collected $561,500. In addition, a purchaser (consultant) decided not to complete the agreed purchase and therefore 20,000 shares were cancelled and the related value of $30,000 was reversed from the receivable account. The balance of the receivable at June 30, 2005 was $616,650.

Treasury Stock

During the year ended June 30, 2004, the Company purchased 10,000 shares of its common stock on the open market for $21,457 as treasury shares.

During the year ended June 30, 2005, the Company purchased 30,000 shares of its common stock on the open market for $51,704. The Company issued 24,004 of its treasury shares valued at $45,964 in settlement of a debt. The balance at June 30, 2005 was $27,197.

Common Stock Purchase Warrants and Options

From time to time, the Company issues options and warrants as incentives to employees, officers and directors, as well as to non-employees.

Common stock purchase options and warrants consisted of the following as of June 30, 2005:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                   Exercise          Exercise
                                                 Options           Price           Warrants           Price
                                             --------------    --------------   --------------    --------------
Outstanding and exercisable, June 30, 2004        1,862,277    $0.75 to $5.00          693,182    $0.50 to $5.00
      Granted                                     3,994,833    $0.75 to $5.00          282,260    $         3.30
      Exercised                                    (809,110)   $0.75 to $2.21         (145,162)   $         2.00
      Expired                                       (10,000)   $         1.00         (175,000)
                                             --------------                     --------------
Outstanding and exercisable, June 30, 2005        5,038,000                           655,280

During the year ended June 30, 2005, 3,596,333 options were granted to employees of the company and are fully vested and expire ten years from the date of grant unless the employee terminates employment, in which case the options expire within 30 days of their termination. An expense of $5,492 was recorded for the granting of these options.

During the year ended June 30, 2004, 2,087,578 options were granted to employees and officers of the company and are fully vested and expire ten years from the date of grant unless the employee terminates employment, in which case the options expire within 30 days of their termination. In addition, on March 26, 2004, 250,000 option shares were granted to the members of the Board of Directors. These options vest over a period of two years.

In  compliance  with FAS No. 148,  the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for years ended June 30, 2005 and 2004 as follows:

                                                        2005             2004
                                                   -------------    -------------
Net income (loss) - as reported                    $     663,325    $  (2,577,058)
Stock-based employee compensation expense,
     included in reported net loss, net of tax                --               --

Total stock-based employee compensation
     expense determined under fair-value-based
     method for all rewards, net of tax               (4,533,825)      (3,158,130)

                                                   -------------    -------------
Pro forma net loss                                 $  (3,870,500)   $  (5,735,188)
                                                   =============    =============

Earnings per share:
     Basic, as reported                                     0.06            (0.33)
     Diluted, as reported                                   0.04            (0.33)

     Basic, pro forma                                      (0.33)           (0.73)
     Diluted, pro forma                                    (0.03)           (0.73)

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

                                              2003                    2004
        Expected life (years)                 10 years                10 years
        Risk-free interest rate               3.25%                   3.25%
        Dividend yield                        -                       -
        Volatility                            100%                    114%

During the year ended June 30, 2005, nineteen debenture holders converted their notes into common stock. As part of the conversion, warrants to purchase a total of 282,260 common shares were issued to the note holders. The warrants expire in five years and have an exercise price of $3.30 per share. The warrants were valued using the fair value method at $249,638 and ranged between $0.69 and $0.92 per share and recorded the expense in the accompanying consolidated financial statements. The Black-Scholes option pricing model used the following assumptions:

        Risk-free interest rate                  3.25%
        Expected life                            5 years
        Expected volatility                      82%
        Dividend yield                            0%

During the year ended June 30, 2004, the Company issued 243,182 warrants in connection with the sale of stock under a private placement agreement. The warrants expire in five years and have an exercise price of $3.30 per share. The warrants were valued using the fair value method at $230,413 or $1.41 per share and were recorded against the proceeds of the financing in the accompanying consolidated financial statements. The Black-Scholes option pricing model used the following assumptions:


        Risk-free interest rate                  3.25%
        Expected life                            5 years
        Expected volatility                      100%
        Dividend yield                            0%


NOTE 9 - INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

The 1997 Plan

On April 1, 1997, the Company adopted an Incentive and Non-statutory Stock Option Plan (the "1997 Plan") for its employees and consultants under which a maximum of 100,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options listed in the summary compensation table ("Securities Underlying Options") were issued pursuant to the Plan. An additional 4,000 Incentive Stock Options were issued to a non-officer-stockholder of the Company. All options issued pursuant to the Plan vest over an 18 month period from the date of the grant per the following schedule: 33% of the options vest on the date which is six months from the date of the grant; 33% of the options vest on the date which is 12 months from the date of the grant; and 34% of the options vest on the date which is 18 months from the date of the grant. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


During the year ended June 30, 2004, all outstanding options in this plan expired.

The 1999 Plan

On May 18, 1999, the Company enacted an Incentive and Non-statutory Stock Option Plan (the "1999 Plan") for its employees, directors and consultants under which a maximum of 1,000,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees, directors and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one
(1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

During the year ended June 30, 2004, all outstanding options in this plan expired.


The 2001 Plan

On March 27, 2002, the Company enacted an Incentive and Non-statutory Stock Option Plan (the "2001 Plan") for its employees and consultants under which a maximum of 2,000,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one
(1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and exercise prices of options granted under the 2001 Plan for the years ended June 30, 2005 and 2004 are as follows:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                        Exercise                     Exercise
                                                         2005             Price        2004            Price
                                                      ----------------------------   ---------------------------
Outstanding and exercisable, beginning of year             269,777  $0.75 to $2.50       398,408  $0.25 to $1.25
      Granted                                              484,000  $0.75 to $2.50       635,913  $0.75 to $2.50
      Exercised                                           (632,777) $0.75 to $2.50      (764,544) $0.25 to $1.25
      Expired                                              (10,000)          -                -          -
                                                      ------------                   -----------
Outstanding and exercisable, end of year                   111,000  $0.75 to $2.50       269,777  $0.75 to $2.50

The 2002 Plan

In January 2003, the Company enacted an Incentive and Non-statutory Stock Option Plan (the "2002 Plan") for its employees and consultants under which a maximum of 2,000,000 options may be granted to purchase restricted Rule 144 common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one
(1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and weighted average exercise prices of options granted under the 2002 Plan for the year ended June 30, 2005 and 2004 are as follows:

                                                                        Exercise                     Exercise
                                                         2005             Price        2004            Price
                                                      ----------------------------   ---------------------------
Outstanding and exercisable, beginning of year         1,142,500  $0.75 to $2.50        93,600          -
      Granted                                             14,500  $1.00 to $5.00     1,351,665  $0.75 to $2.50
      Exercised                                          (17,500) $0.75 to $2.50      (302,765) $0.25 to $1.25
      Expired                                                 -          -                 -          -
                                                      ----------                    ----------
Outstanding and exercisable, end of year               1,139,500  $0.75 to $5.00     1,142,500  $0.75 to $2.50

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The 2003 Plan

In March 2004, the Company enacted an Incentive and Non-statutory Stock Option Plan (the "2003 Plan") for its employees and consultants under which a maximum of 2,000,000 options may be granted to purchase restricted Rule 144 common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one
(1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

The number and weighted average exercise prices of options granted under the 2003 Plan for the year ended June 30, 2005 and 2004 are as follows:

                                                                  Exercise                         Exercise
                                                     2005           Price            2004            Price
                                                 ----------------------------     ---------------------------
Outstanding and exercisable, beginning of year        450,000           -                 -            -
      Granted                                         386,500    $1.00 to $5.00      450,000    $2.64 to $5.00
      Exercised                                       (49,000)   $1.00 to $1.35           -           -
      Expired                                              -           -                  -           -
                                                 ------------                     ----------
Outstanding and exercisable, end of year              787,500    $1.00 to $5.00      450,000      $2.64 to $5.00

The 2004 Plan

In March 2005, the Company enacted an Incentive and Non-statutory Stock Option Plan (the "2004 Plan") for its employees and consultants under which a maximum of 5,000,000 options may be granted to purchase restricted Rule 144 common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Non-statutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is less than the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

Any Option granted to an Employee of the Corporation shall become exercisable over a period of no longer than ten (10) years and no less than twenty percent (20%) of the shares covered thereby shall become exercisable annually. No Incentive Stock Option shall be exercisable, in whole or in part, prior to one
(1) year from the date it is granted unless the Board shall specifically determine otherwise, as provided herein. In no event shall any Option be exercisable after the expiration of ten (10) years from the date it is granted, and no Incentive Stock Option granted to a Ten Percent Holder shall, by its terms, be exercisable after the expiration of ten (10) years from the date of the Option. Unless otherwise specified by the Board or the Committee in the resolution authorizing such option, the date of grant of an Option shall be deemed to be the date upon which the Board or the Committee authorizes the granting of such Option.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The number and weighted average exercise prices of options granted under the 2004 Plan for the year ended June 30, 2005 are as follows:

                                                                      Exercise
                                                    2005                Price
                                                 -------------------------------
Outstanding and exercisable, beginning of year               -           -
      Granted                                        3,109,833   $1.50 to $2.91
      Exercised                                       (109,833)           $1.50
      Expired                                                -           -
                                                 --------------
Outstanding and exercisable, end of year             3,000,000   $1.50 to $2.91

NOTE 10 - CONVERTIBLE DEBENTURE

On March 24, 2004, the Company entered into an agreement with several investors for a Series A Convertible Debenture (the "Bridge Loan") whereby a total of $1,200,000 in debentures were procured through Maxim Group, LLC. The Company received a net of $1,049,946 after placement expenses. The beneficial conversion feature of the debenture was valued at $252,257. The Company has recorded this as a contra-account against the loan balance and is amortizing the beneficial conversion feature over the life of the loan. During the years ended June 30, 2005 and 2004, the Company amortized $37,500 and $202,932, respectively. The unamortized balance at June 30, 2005 was $11,825.

During the year ended June 30, 2005, nineteen of the convertible debenture holders elected to convert their notes into common stock. The total of the notes converted was $1,050,000 and the Company issued 564,519 shares of its common stock to the note holders. The net balance at June 30, 2005, was $138,175.

Under the terms of the Bridge Loan agreements, and supplements thereto, the debentures bear interest at the rate of 10% per annum, payable on a quarterly basis in common stock or cash at the election of the Company. The maturity date is 24 months from the date of signing, or March 26, 2006. Pursuant to the terms of a supplemental agreement dated May 5, 2004 between NetSol and the debenture holders, the conversion rate was set at one share for each $1.86 of principal.

In addition, each debenture holder is entitled to receive at the time of conversion warrants equal to one-half of the total number of shares issued. The total number of warrants that may be granted is 322,582. The warrants expire in five years and have an exercise price of $3.30 per share. The fair value of the warrants will be calculated and recorded using the Black-Scholes method at the time of granting, when the debenture is converted. During the year ended June 30, 2005, nineteen debenture holders converted their notes into common stock. As part of the conversion, warrants to purchase a total of 282,260 common shares were issued to the note holders. The warrants were valued using the fair value method at $249,638. The expense was recorded in the accompanying consolidated financial statements.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Leases

In December 2003, the moved its headquarters from its previous facility to one with approximately 1,919 rentable square feet and a monthly rent of $3,934 per month. The term of the lease is for two years and expires on December 31, 2005. A security deposit of $3,934 was made and is included in other current assets in the accompanying consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The facilities in Maryland were on a month-to-month basis rented at the rate of $1,200 per month. In July 2004 the Maryland office moved to a new location to one with approximately 1,380 rentable square feet and a monthly rent of $2,530. The term of the lease is for three years and expires on June 30, 2007. A security deposit of $2,530 was made and is included in other current assets in the accompanying consolidated financial statements.

The Australia lease is a three-year lease that expires in September 2007 and currently is rented at the rate of $1,380 per month. UK operations are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $5,500 per month. Our London, UK operations are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $5,500 per month. The CQ System facilities, located in Horsham, United Kingdom, are leased until June 23, 2011 for an annual rent of (pound)75,000 (approximately $131,871.15) with an early termination option in June 2006. In June 2005, the Company opened a sales office in Beijing, China. The Beijing lease is a one year lease that expires in June 2006. The monthly rent is $2,280 per month with the first two months free bringing the average monthly rent to $1,900 per month.

Upon expiration of its leases, the Company does not anticipate any difficulty in obtaining renewals or alternative space. Rent expense amounted to $290,610 and $220,261 for the years ended June 30, 2005 and 2004, respectively.

Lahore Technology Campus

The newly built Technology Campus was inaugurated in Lahore, Pakistan in May 2004. This facility consists of 40,000 square feet of computer and general office space. This facility is state of the art, purpose-built and fully dedicated for IT and software development; the first of its kind in Pakistan. Title to this facility is held by NetSol Technologies Pvt. Ltd., and is not subject to any mortgages. The Company also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry would invest nearly 10 million Rupees (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. NetSol has relocated over 250 employees into this new facility.

Employment Agreements

Effective January 1, 2004, the Company entered into an employment agreement with Naeem Ghauri as Chief Executive Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of 110,000 pounds sterling. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to (pound)160,000 per annum (approximately $280,000 per annum based on an exchange rate of 1.75) and, to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase up to 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, the Company entered into an employment agreement with Najeeb Ghauri as Chief Financial Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of $200,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $250,000 per annum and, to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase up to 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Effective January 1, 2004, the Company entered into an employment agreement with Salim Ghauri as the President and Chief Executive Officer the Company's Pakistan subsidiary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either the Company or Mr. Ghauri. The agreement provides for a yearly salary of $110,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to the Company. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $150,000 per annum and, to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and optins to purchase up to 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, the Company entered into an employment agreement with Patti L. W. McGlasson as legal counsel. The agreement provides for a yearly salary of $82,000. Ms. McGlasson also received options to purchase up to 10,000 shares of common stock at an exercise price equal to the lesser of $2.30 or the market price of the shares on the date of exercise less $2.00. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Effective March 26, 2004, Ms. McGlasson was elected to the position of Secretary. In connection with her role as Secretary, Ms. McGlasson received options to purchase up to 10,000 shares of common stock at $3.00 per share. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Ms. McGlasson also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

All of the above agreements provide for certain Company-paid benefits such as employee benefit plans and medical care plans at such times as the Company may adopt them. The agreements also provide for reimbursement of reasonable business-related expenses and for two weeks of paid vacation. The agreements also provide for certain covenants concerning non-competition, non-disclosure, indemnity and assignment of intellectual property rights.

Litigation

Herbert Smith, a former attorney representing the Company, commenced a collection proceeding against the Company in the High Court of Justice, Queen's Bench Division, on July 31, 2002, claiming the Company owed a sum certain to it. The Company had signed an engagement letter dated October 18, 2000. Herbert Smith ("HS") was hired to proceed against Surrey Design Partnership Ltd. HS claimed the Company owed 171,733 pounds sterling or approximately $248,871 USD. This sum includes interest in the amount of 8% per annum and had been recorded as a note payable on the accompanying consolidated financial statements (see note 7). On November 28, 2002, a Consent Order was filed with the Court agreeing to a payment plan, whereby the Company is to pay $10,000 USD upon signing of the agreement, $4,000 USD a month for one year and $6,000 USD, per month thereafter until the debt is paid. During the years ended June 30, 2005 and 2004, the Company paid $166,000 and $73,000. In April 2005, an agreement was reached with Herbert Smith whereby they accepted $110,000 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $33,321 in the accompanying consolidated financial statements.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On January 29, 2002, the Company reached a settlement with Adrian Cowler and The Surrey Design Partnership Limited, the former owners of Network Solutions Group Limited ("NSGL"). The settlement had the following terms; I) NetSol to pay 50,000 pounds sterling; II) 3,000 pounds sterling to be paid for 24 months beginning 31, March 2002; III) 4,000 pounds sterling to be paid for 24 months beginning March 31, 2004; IV) NetSol to release 155,000 shares in escrow; V) 650,000 144 shares to be issued to Surrey Design. NetSol made some of the payments and issued all the shares. On June 11, 2002, Plaintiff filed an enforcement of judgment in California Superior Court of Los Angeles to enforce the judgment. A request for Entry of Default was filed on July 30, 2002. On September 10, 2002 NetSol filed its Opposition to Plaintiff's request for Entry of Judgment and on September 16, 2002, Plaintiff filed its Motion to Strike NetSol's Opposition. On September 25, 2002, the Company and Surrey Design entered into an Agreement to Stay Enforcement of Judgment. The terms of the Agreement included (i) NetSol to pay 25,000 pounds sterling upon execution of this Agreement; (ii) By February 20, 2003, NetSol to pay an addition 25,000 pounds sterling; (iii) From October 31, 2002 to February 28, 2003, NetSol to pay 3,000 pounds sterling; and (iv) from March 31, 2003 for a period of 24 months, NetSol to pay 4,000 pounds sterling. The settlement amount had been recorded in the accompanying consolidated financial statements as a note payable (see note
7). During the years ended June 30, 2005 and 2004, the Company paid $125,368 and $86,857. In December 2004, the Company reached an agreement with Cowler to pay the balance of the loan in one lump-sum payment. Cowler agreed to accept (pound)52,000 or $103,371 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $21,148 in the accompanying consolidated financial statements.

On March 27, 2003, Arab Commerce Bank ("ACB") filed a complaint in the Supreme Court of the State of New York (Index No. 600709/03) seeking damages for breach of a Note Purchase Agreement and Note. ACB alleged that NetSol did not issue stock in a timely manner in December 2000 resulting in compensatory damages in the amount of $146,466.72. The litigation arises out of a transaction from late 1999 in which Arab Commerce Bank invested $100,000 in the Company's securities through a private placement. ACB claimed that the removal of the legend on its shares of common stock longer than contractually required. During this purported delay, the market value of the Company's common shares decreased. Essentially, the ACB complaint sought the lost value of its shares. In the event ACB was unable to collect the amount sought, the complaint requested that NetSol repay the principal sum of the Note of $100,000 and interest at the rate of 9% per annum based on the maturity date of December 10, 2000. This matter has been settled pursuant to the terms of a settlement agreement whereby NetSol agreed to issue to ACB shares of common stock of the Company equal in value to $100,000 plus $39,178 of interest as of the effective date of the agreement. On December 16, 2003, the Company issued 34,843 shares of its common stock in satisfaction of the principal amount due. On February 6, 2004, the Company issued 10,352 shares of its common stock for the accrued interest.

On March 3, 2004, Uecker and Associates, Inc. as the assignee for the benefit of the creditors of PGC Systems, Inc. f.k.a. Portera Systems Inc. filed a request for arbitration demanding payment from the Company for the amounts due under the agreement in the amount of $175,700. On March 31, 2004, the Company filed an Answering Statement to the Request of Uecker & Associates denying each and every allegation contained in the Claim filed by Uecker & Associates and stating NetSol's affirmative defenses. There was an administrative conference scheduled with the case manager of the American Arbitration Association on March 17, 2004. An arbitrator has been selected and the parties are selecting dates for arbitration in this matter. A settlement was reached by and between the Company and Portera on November 11, 2004 whereby Portera agreed to a settlement of any and all issues related to the claim in exchange for one time payment of $75,000 which was paid by December 3, 2004.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On June 24, 2004, the Company reached a settlement agreement with, Brobeck, Phelger, et al, a vendor, for amounts in dispute. The vendor agreed to accept $108,500 as payment in full to be paid in three installments totaling $54,250 and one payment of $54,250 to be paid either in cash or in the Company's common stock. As of June 30, 2004, the Company recorded a gain of $102,119 from the settlement of this debt in the accompanying consolidated financial statements. In September 2004, the Company issued 24,004 of Treasury Shares valued at $45,965 (see Note 8), as a result the Company recorded a gain of $8,285 from the settlement of this debt in the accompanying consolidated financial statements.

On May 12, 2004, Merrill Corporation served an action against NetSol for account stated, common counts, open book account and unjust enrichment alleging amounts due of $90,415.33 together with interest thereon from August 23, 2001. On June 24, 2004, the parties reached a settlement agreement. The vendor agreed to accept $75,450 as payment in full to be paid $10,450 at the time of signing the agreement and the balance in five monthly installments of $13,000. The Company recorded a gain of $14,965 from the settlement of this debt in the accompanying consolidated financial statements. During the fiscal year ended June 30, 2005, the monthly installments were paid as agreed.

NOTE 12 - SEGMENT AND GEOGRAPHIC AREAS

The following table presents a summary of operating information and certain year-end balance sheet information for the years ended June 30, 2005 and 2004:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                2005            2004
 Revenues from unaffiliated customers:
      North America                         $    295,725    $    676,857
      International                           12,141,928       5,072,205
                                            ------------    ------------
         Consolidated                       $ 12,437,653    $  5,749,062
                                            ============    ============

Operating income (loss):
      North America                         $ (2,810,508)   $ (3,452,920)
      International                            3,875,213         744,902
                                            ------------    ------------
         Consolidated                       $  1,064,705    $ (2,708,018)
                                            ============    ============

Identifiable assets:
      North America                         $  6,373,169    $  4,309,332
      International                           14,752,865       7,668,716
                                            ------------    ------------
         Consolidated                       $ 21,126,034    $ 11,978,048
                                            ============    ============

Depreciation and amortization:
      North America                         $  1,324,098    $  1,080,498
      International                              240,464         160,294
                                            ------------    ------------
         Consolidated                       $  1,564,562    $  1,240,792
                                            ============    ============

Capital expenditures:
      North America                         $         --    $     55,986
      International                            1,468,499       2,805,768
                                            ------------    ------------
         Consolidated                       $  1,468,499    $  2,861,754
                                            ============    ============

NOTE 13 - MINORITY INTEREST IN SUBSIDIARY

NetSol Connect:

In August 2003, the Company entered into an agreement with United Kingdom based Akhter Group PLC ("Akhter"). Under the terms of the agreement, Akhter Group acquired 49.9 percent of the Company's subsidiary; Pakistan based NetSol Connect PVT Ltd. ("Connect"), an Internet service provider ("ISP"), in Pakistan through the issuance of additional Connect shares. As part of this Agreement, Connect changed its name to NetSol Akhter. The partnership with Akhter Computers is designed to rollout connectivity and wireless services to the Pakistani national market. On signing of this Agreement, the Shareholders agreed to make the following investment in the Company against issuance of shares of Connect.

           Akhter                          US$  200,000
           The Company                     US$   50,000

During the quarter ended September 30, 2003, the funds were received by Connect and a minority interest of $200,000 was recorded for Akhter's portion of the subsidiary. During the quarter ended December 31, 2003, Akhter paid an additional $10,000 to the Company for this purchase. Per the agreement, it was anticipated that Connect would require a maximum of $500,000 for expansion of its business from each partner. Akhter was to meet the initial financial requirements of the Connect until November 1, 2003. As of December 31, 2004, both NetSol and Akhter had injected the majority of their committed cash to meet the expansion requirement of the company. As of June 30, 2005, a total of $751,356 had been transferred to Connect, of which $410,781 was from Akhter.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


For the years ended June 30, 2005 and 2004, the subsidiary had net losses of $27,422 and $689,000, respectively, of which $13,684 and $273,159 respectively, was recorded against the minority interest. The balance of the minority interest at June 30, 2005 was $323,938.

NetSol-TiG:

In December 2004, NetSol forged a new and a strategic relationship with a UK based public company TIG Plc. A new Joint Venture was signed by the two companies to create a new company, TiG NetSol Pvt Ltd. ("NetSol-TiG"), with 50.1% ownership by NetSol Technologies, Inc. and 49.9% ownership by TiG. The agreement anticipates TiG's technology business to be outsourced to NetSol's offshore development facility. Both companies, according to this agreement, would invest a total of $1 million or $500,000 each in next few months for infrastructure, dedicated personnel and systems in the NetSol IT campus in Lahore.

During year ended June 30, 2005, the Company invested $253,635 and TiG invested $251,626 and the new subsidiary began operations.

For the year ended June 30, 2005, the subsidiary had net income of $250,013, of which $124,756 was recorded against the minority interest. The balance of the minority interest at June 30, 2005 was $376,382.

NOTE 14 - GAIN ON SETTLEMENT OF DEBT

In September 2004, the Company transferred 24,004 of its treasury shares valued at $45,965 to Brobeck Phleger & Harrison, LLP, in exchange of debt, as part of a settlement agreement. The Company recorded a gain of $8,285 on the settlement.

During the quarter ended September 30, 2004, the Company evaluated the liabilities of its discontinued operations and determined that $41,989 was no longer payable. The Company recorded a gain of $41,989 as a result of the write-off of these liabilities from its financial statements.

In October 2004, the Company reached an agreement with a vendor to settle the amounts owing. The vendor agreed to accept $29,642 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $11,029.

In December 2004, the Company reached an agreement with Cowler to pay the balance owing on the loan in one lump-sum payment (see note 7). Cowler agreed to accept (pound)52,000 or $103,371 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $21,148.

During the quarter ended December 31, 2004, a former officer of Abraxas, the Company's Australian subsidiary, agreed to forgive amounts accrued to him for long-term service leave prior to the Company's acquisition in 1999. The amounts accrued were during the period of 1984 to 1999. As a result, the Company recorded a gain on forgiveness of debt of $139,549.

In February 2005, the Company reached an agreement with a former vendor to settle amounts owing. The vendor agreed to accept $27,580 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $27,581.

In April 2005, the Company reached an agreement with Herbert Smith to pay the balance owing on the loan in one lump-sum payment (see note 7). Smith agreed to accept $135,000 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $33,321.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In June 2005, the Company reached an agreement with a former vendor to settle amounts owing. The vendor agreed to accept $3,000 as payment in full. As a result, the Company recorded a gain on forgiveness of debt of $1,958.

In May 2005, the Company issued shares of its common stock as payment for two notes payable and accrued interest (see note 7). As a result, the Company recorded a net loss on forgiveness of debt of $1,675.

During the year ended June 30, 2005, the Company wrote-off old invoices for services under the statute of limitations. The vendors had not contacted the Company in over four years and the original services were in dispute at the time they were rendered. As a result, the Company recorded a gain on forgiveness of debt of $120,951.

NOTE 15 - ACQUISITION OF CQ SYSTEMS

On January 19, 2005, the Company entered into an agreement to acquire 100% of the issued and outstanding shares of common stock of CQ Systems Ltd., a company organized under the laws of England and Wales. The acquisition closed on February 22, 2005.

According to the terms of the Share Purchase Agreement, the Company acquired 100% of the issued and outstanding shares of CQ from CQ's current shareholders, whose identity is set forth in the Share Purchase Agreement (the "CQ Shareholders") at the completion date in exchange for a purchase price consisting of: a) 50.1% of CQ's total gross revenue for the twelve month period ending March 31, 2005 after an adjustment for any extraordinary revenue, i.e. non-trading revenue ("LTM Revenue") multiplied by 1.3 payable: (i) 50% in shares of restricted common stock of the Company at a per share cost basis of $2.313 and as adjusted by the exchange rate of U.S. Dollar to British Pound (at the spot rate for the purchase of sterling with U.S. dollars certified by NatWest Bank plc as prevailing at or about 11:00 a.m.) on January 19, 2005 and, (ii) 50% in cash; and b) 49.9% of CQ's LTM Revenue for the period ending March 31, 2006 multiplied by 1.3 payable, at the Company's discretion: (i) wholly in cash; or
(ii) on the same basis and on the same terms as the initial payment provided, however that the cost basis of the Company's common stock shall be based on the 20 day volume weighted average of the Company's shares of common stock as traded on NASDAQ 20 days prior to March 31, 2005 and, provided that under no circumstances shall the total number of shares of common stock issued to the CQ Shareholders exceed 19% of the issued and outstanding shares of common stock, less treasury shares, of the Company at January 19, 2005.

The initial purchase price was (pound)3,576,335 or $6,730,382, of which one-half was due at closing payable in cash and stock and the other half is due when the audited March 31, 2006 financial statements are completed. On the closing date, $1.7 million was paid and 681,965 shares were issued to the shareholders of CQ, valued at $1,676,795 at an average share price of $2.46 (see note 8) was recorded. In addition, the agreement called for the accumulated retained earnings amounting to (pound)423,711 or $801,915 of CQ Systems as of the closing date to be paid to the shareholders in cash and stock. In April 2005, the additional cash of (pound)350,000 or $662,410 was paid and 77,503 shares of the Company's common stock valued at $139,505 were issued. The total amount paid at closing was $4,178,710.

In accordance with SFAS 141, the Company has recognized the lesser of the maximum amount of the contingent consideration based on earnings or the excess of the fair market value of assets acquired over the purchase price as a deferred liability. The deferred liability balance at June 30, 2005 was $313,397. The purchase price has been allocated as follows:

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Purchase Price Allocation:
Purchase Price                             $    7,532,297
Less contingent consideration                  (3,353,587)
                                           --------------
   Net purchase price                      $    4,178,710
                                           ==============

Net tangible assets                        $      984,420
Intangible Assets:
  Product License                               2,190,807
  Customer Lists                                1,316,880
Deferred liability                               (313,397)
                                           --------------
  Net purchase price                       $    4,178,710
                                           ==============

The following is the proforma financial information of the Company assuming the transaction had been consummated at the beginning of the fiscal years ended June 30, 2004 and 2005:

                                                           For the years
                                                           Ended June 30,
                                                     2005               2004

Statement of Operations:
Revenues                                       $   15,910,061    $   10,389,715
Cost of Sales                                       6,684,419         4,533,669
                                               --------------    --------------
Gross Profit                                        9,225,642         5,856,046

Operating Expenses                                  7,974,393         8,354,927
                                               --------------    --------------
Income (loss) from operations                       1,251,249        (2,498,881)

Other income and (expenses)                          (337,346)         (357,018)
                                               --------------    --------------
Income (loss) before minority interest                913,903        (2,855,899)
Minority interest in subsidiary                      (111,073)          273,159
                                               --------------    --------------
Net Income (loss)                              $      802,830    $   (2,582,740)
                                               ==============    ==============


Earnings Per Share:
     Basic                                     $         0.07    $        (0.30)
     Diluted                                   $         0.05    $        (0.30)


NOTE 16 - SUBSEQUENT EVENTS

On July 31, 2005, the Company entered into an agreement with Butura Properties to terminate the lease on the Maryland office space before the lease expiration. The Company was required to pay $23,000 for accrued rent of $7,590 and $15,410 in early termination fees. In addition, the security deposit of $2,530 was forfeited.

In  August  2005,  the  Company  listed  its  wholly-owned  subsidiary,   NetSol
Technologies Ltd. on the Karachi Stock Exchange ("KSE"). The initial public offering of stock, of NetSol Technologies Ltd., together with the pre-initial public offering private placement, raised over $5.83 million. NetSol Technologies Ltd. is listed on the KSE under the symbol "NETSOL". Trading of `NETSOL' on the KSE commenced on August 26, 2005.

                               CQ SYSTEMS LIMITED



                             COMPANY NUMBER: 1998080
                             (Registered in England)

                              FINANCIAL STATEMENTS
                           AND ADDITIONAL INFORMATION



                            YEAR ENDED 31 MARCH 2004

                               CQ SYSTEMS LIMITED

                               COMPANY INFORMATION
                        FOR THE YEAR ENDED 31 MARCH 2004


                 DIRECTORS:               P J Grace
                                          G E Tarrant
                                          I M Tarrant
                                          A Elliott
                                          J Halliday
                                          J Manktelow
                                          C S Taylor

                 SECRETARY:               P M Tarrant

                 REGISTERED OFFICE:       Planet House
                                          North Heath Lane
                                          Horsham
                                          West Sussex
                                          United Kingdom
                                          RH12 5QE

                 REGISTERED NUMBER:       1998080 (England)

                 ACCOUNTANTS & AUDITORS:  CMB Partnership
                                          Chartered Accountants and
                                          Registered Auditors
                                          Chapel House
                                          1 Chapel Street
                                          Guildford
                                          Surrey
                                          United Kingdom
                                          GU1 3UH

                               CQ SYSTEMS LIMITED



                                    CONTENTS

FINANCIAL STATEMENTS                                                    PAGE



      Directors Report                                                  1

      Independent Auditor's Report                                      2

      Consolidated Balance Sheets                                       3

      Consolidated Statements of Income and Retained Earnings           4

      Consolidated Statements of Comprehensive Income                   4

      Consolidated Statements of Cash Flows                             5-6

      Notes to the Financial Statements                                 7-10

      Company Balance Sheet                                            11

                               CQ SYSTEMS LIMITED

REPORT OF THE DIRECTORS
FOR THE YEAR ENDED 31 MARCH 2004

The directors present their report with the financial statements of the group for the year ended 31 March 2004.

PRINCIPAL ACTIVITY
The principal activity of the group in the year under review was that of the provision of computer software and services.

DIRECTORS
The directors during the year under review were:

P J Grace
G E Tarrant
I M Tarrant
A Elliott
J Halliday
J Manktelow
C S Taylor - appointed 05/02/04

The beneficial interests of the directors holding office on 31 March 2004 in the issued share capital of the company were as follows:

                                                01.04.03
                                               or date of
                                               appointment
                                    31.03.04    if later
                                    --------   -----------
Ordinary (pound)0.20 shares
P J Grace                             75,000        75,000
G E Tarrant                          150,000       150,000
I M Tarrant                          150,000       150,000
A Elliott                             55,983        55,983
J Halliday                            38,034        38,034
J Manktelow                           30,983        30,983
C S Taylor                                --            --


The directors' interests above include shares held by connected persons.

STATEMENT OF DIRECTORS' RESPONSIBILITIES
Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to
-     select suitable accounting policies and then apply them consistently;
-     make judgements and estimates that are reasonable and prudent;
- prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

ON BEHALF OF THE BOARD:



Secretary:  P. Tarrant
Date:  24th January 2005

                               CQ SYSTEMS LIMITED

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
NetSol Technologies, Inc. and Subsidiaries
Calabasas, California


We have audited the consolidated balance sheets of CQ Systems Limited, a United Kingdom corporation, as of March 31, 2004 and 2003, and the related statements of operations, and cash flows for the years ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit of these statements in accordance with auditing standards generally accepted in the United Kingdom. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of CQ Systems Limited as of March 31, 2004 and 2003, and the results of its consolidated operations and its cash flows for the years ended March 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. The details were extracted from the financial statements prepared under United Kingdom GAAP. The financial statements prepared under United Kingdom GAAP were audited by ourselves with an unqualified Audit Report issued.



/s/ CMB Partnership
CMB Partnership

Surrey, United Kingdom
24 January 2005

                               CQ SYSTEMS LIMITED

                       CONSOLIDATED BALANCE SHEET - ASSETS

                                                                                        March 31
                                                                                     2004        2003
                                                                         Note      (pound)     (pound)
                                                                        -------   ---------   ---------
CURRENT ASSETS
  Cash and cash equivalents                                                         809,488     448,136
  Accounts receivable (net of (pound)5,000 bad debt provision)                      400,280     435,806
  Prepaid expenses and other receivables                                             60,501      47,216
                                                                                  ---------   ---------

TOTAL CURRENT ASSETS                                                              1,270,269     931,158
                                                                                  ---------   ---------

AUTOMOBILES & EQUIPMENT                                                   2
  Automobiles                                                                        64,725      39,732
  Furniture and equipment                                                           172,841     155,093
  Computer equipment                                                                580,772     546,646
                                                                                  ---------   ---------
                                                                                    818,338     741,471

Less accumulated depreciation                                                       676,768     616,420
                                                                                  ---------   ---------

                                                                                    141,570     125,051
                                                                                  ---------   ---------

                                                                                  1,411,839   1,056,209
                                                                                  =========   =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                         March 31
                                                                                     2004        2003
                                                                                   (pound)     (pound)
                                                                                  ---------   ---------
CURRENT LIABILITIES
  Accounts payable                                                                   16,682      21,365
  Hire purchase liabilities                                                          23,428      32,153
  Payroll, Vat and corporation taxes payable                                        283,017     135,117
  Dividends payable                                                                  53,062      30,000
  Accrued liabilities                                                                75,197      92,911
  Deferred income                                                                   418,581     410,193
                                                                                  ---------   ---------

TOTAL CURRENT LIABILITIES                                                           869,967     721,739

LONG TERM LIABILITIES AND PROVISIONS
  Hire purchase liabilities                                                          38,270       5,275
  Deferred tax                                                                        2,916       1,198
                                                                                  ---------   ---------

TOTAL LIABILITIES                                                                   911,153     728,212

SHAREHOLDERS' EQUITY                                                      7
  Ordinary Shares
   1,000,000 shares authorised (pound)0.20 par value
   Issued and outstanding 500,000 shares                                            100,000     100,000
  Retained earnings                                                                 400,686     227,997
                                                                                  ---------   ---------

                                                                                  1,411,839   1,056,209
                                                                                  =========   =========

....................                            ...................
Approved and signed on behalf of the board of directors on

                       See notes to financial statements.

                               CQ SYSTEMS LIMITED

             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                           Year ended    Year ended
                                            March 31      March 31
                                              2004          2003
                                    Note    (pound)       (pound)
                                    ----   ----------    ----------

NET REVENUE                         1.b     2,739,303     2,471,477

COST OF REVENUE                             1,082,577     1,069,974
                                           ----------    ----------

GROSS PROFIT                                1,656,726     1,401,503

OPERATING EXPENSES                  1.e     1,119,171     1,302,176
                                           ----------    ----------

INCOME FROM OPERATIONS                        537,555        99,327

OTHER INCOME (EXPENSES)
  Interest income                              19,483        10,257
  Interest payable                             (5,238)       (3,530)
                                           ----------    ----------

INCOME BEFORE CORPORATION                     551,800       106,054
AND DEFERRED TAXES

UK CORPORATION AND DEFERRED TAXES     3      (141,049)      (29,076)
                                           ----------    ----------

NET INCOME                                    410,751        76,978

RETAINED EARNINGS
  Beginning of year                           227,997       181,019
  Less: Dividends                            (238,062)      (30,000)
                                           ----------    ----------

  End of year                                 400,686       227,997

                                           ==========    ==========


                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                           Year ended    Year ended
                                            March 31      March 31
                                              2004          2003
                                            (pound)       (pound)
                                           ----------    ----------

NET INCOME                                    410,751        76,978

                                           ----------    ----------

COMPREHENSIVE INCOME                          410,751        76,978

                                           ==========    ==========


                       See notes to financial statements.

                               CQ SYSTEMS LIMITED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              Year ended    Year ended
                                               March 31      March 31
                                                 2004          2003
                                               (pound)       (pound)
                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES

  Cash received from customers                 2,761,544     2,343,179
  Cash paid to suppliers and employees        (2,074,453)   (2,235,165)
  Interest received                               19,483        10,257
  Interest paid                                   (5,238)       (3,530)
  Corporation tax paid                           (27,878)       (8,782)
                                              ----------    ----------

  Net cash provided by operating activities      673,458       105,959

                                              ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES

  Net sales (purchases) of equipment             (97,106)      (27,462)
                                              ----------    ----------

  Net cash used by investing activities          (97,106)      (27,462)
                                              ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES

  Dividends paid                                (215,000)           --
                                              ----------    ----------

  Net cash used by financing activities         (215,000)           --
                                              ----------    ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS        361,352        78,497

CASH AND CASH EQUIVALENTS

  Beginning of year                              448,136       369,639
                                              ----------    ----------

  End of year                                    809,488       448,136

                                              ==========    ==========


                       See notes to financial statements.

                               CQ SYSTEMS LIMITED

                                                    Year ended   Year ended
                                                     March 31     March 31
                                                       2004         2003
                                                     (pound)      (pound)
                                                    ----------   ----------

RECONCILIATION OF NET INCOME TO CASH
PROVIDED BY OPERATING ACTIVITIES

Net Income                                             410,751       76,978

Adjustments to reconcile net income to net cash provided by operating activities:

  Depreciation                                          80,587      111,390
  Decrease/(increase)  in accounts receivable and
   other debtors                                        22,241     (128,297)
  Increase in accounts payable and other
   creditors                                            46,708       25,594
  Increase in corporation taxes payable                111,453       19,096
  Increase in deferred taxes                             1,718        1,198
                                                    ----------   ----------

                                                       262,707       28,981

                                                    ----------   ----------

                                                       673,458      105,959

                                                    ==========   ==========


                       See notes to financial statements.

                               CQ SYSTEMS LIMITED

                          NOTES TO FINANCIAL STATEMENTS


1.    Summary of significant accounting policies

      The  accompanying   consolidated  financial  statements  are  prepared  in
      accordance with accounting principles generally accepted in the United States of America (US GAAP) and are stated in United Kingdom sterling.

      In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      a.    Principles of consolidation

            The consolidated financial statements include the financial statements of the company and its subsidiary. The group's subsidiary is Custom Quest Limited, a dormant company that has not traded since 31 May 2001 in which the group has a 100% direct holding in the voting rights. The net assets of the subsidiary company since cessation of trade is (pound)nil.

      b.    Revenue

            The group recognises its revenue in accordance with the Securities and Exchange Commissions ("SEC") Staff Accounting Bulletin No 104 "Revenue recognition in Financial Statements".

            Licence revenue is recognised where orders have been signed and the product is delivered. In contracts with multiple elements revenues are allocated to each element based on the fair value on completion, delivery and acceptance by the customer. For other services related activity, revenue is recognised on a time and material basis.

      c.    Automobiles and equipment

            Depreciation is provided at the following rates in order to write off each asset over its useful life;

            Computer software               50% straight line
            Office furniture and fittings   15% straight line
            Computer equipment              33.33% straight line
            Automobiles                     25% straight line

            The group evaluates tangible fixed assets for impairment losses at least annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or is greater than its fair value.

            Long-lived assets

            Effective January 1 2002, the group adopted Statement of Financial Accounting Standards No 144 "Accounting for the impairment or disposal of long-lived assets" ("SFAS 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The group has evaluated the carrying value of long-lived assets held in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets when indicators of impairment are present where the carrying amount exceeds the fair value of the asset. Based on its review, the group believes that as of March 31 2004 and 2003, there were no significant impairments of its long-lived assets.

                               CQ SYSTEMS LIMITED

      d.    Deferred Tax

            Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date. These reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities at the balance sheet date and their respective tax bases.

      e.    Research and Development

            Expenditure on research and development is written off in the year in which it is incurred. Development costs on computer software that is to be sold relates to bespoke work undertaken for particular customers as and when requested. Under these circumstances, these costs are written off as incurred rather than capitalised and amortised, as they relate solely to the individual customers specifications rather than being available for general release to customers.

      f.    Advertising

            The company expenses advertising costs as they are incurred.

      g.    Hire Purchase and Leasing Commitments

            Assets obtained under hire purchase contracts are capitalised in the balance sheet and are depreciated over their useful estimated lives.

            The interest element of these obligations are charged to the statement of income and retained earnings over the lease term. The capital element of the future payments is treated as liability.

            Rentals paid under operating leases are charged to the statement of income and retained earnings on a straight line basis.

      h.    Pensions

            The  company  operates  a  defined   contribution   pension  scheme.
            Contributions payable for the year are charged in the statement of income and retained earnings.

      i.    Cash and cash equivalents

            Cash and cash equivalents consist of cash at bank and in hand.

      j.    Foreign currency transactions

            Accounting principles generally require that recognised revenue, expenses, gains and losses be included in net income. Certain statements however require entities to report specific changes in assets and liabilities, such as a gain or loss on a foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. Cumulative translation adjustments were insignificant in both the year and preceding year.

2.    SECURED CREDITORS

      The amounts owed under hire purchase contracts totalling (pound)61,698 (2003 - (pound)37,428) are secured on the assets acquired.

                               CQ SYSTEMS LIMITED

3.    CORPORATION AND DEFERRED TAXES

      Provision is made for United Kingdom corporation tax payable on the group's taxable net income. This is provided for at the rate of tax prevailing at that time. The current standard corporation tax rate in the United Kingdom is 30%. Deferred tax is provided using the standard rate.

      The UK corporation and deferred tax charge is stated below:-

                              Year Ended   Year Ended
                               March 31     March 31
                                 2004         2003
                               (pound)      (pound)
                              ----------   ----------

            Corporation tax      139,331       27,878
            Deferred tax           1,718        1,198
                              ----------   ----------
                                 141,049       29,076
                              ----------   ----------


      The corporation tax assessed for the year is set out below:-

                                                 Year Ended    Year Ended
                                                  March 31      March 31
                                                    2004          2003
                                                  (pound)       (pound)
                                                 ----------    ----------

            Net Income                              551,800       106,064
                                                 ==========    ==========

            Net income multiplied by standard
            rate of corporation tax of 30%
            (2003: small companies corporation
            tax rate of 19%)                        165,540        20,150

            Effects of:-

            Excess of capital allowances over
            depreciation                             (1,099)        6,950
            Expenses not allowable for tax              977           778
            Marginal relief                         (26,087)           --
                                                 ----------    ----------

                                                    139,331        27,878

                                                 ----------    ----------


4.    COMMITMENTS

      The group is committed to making operating lease payments of (pound)82,500 in the forthcoming year.

                               CQ SYSTEMS LIMITED

5.    MAJOR CUSTOMERS

      Revenue from customers accounting for more than 10% of the total net revenue for the year are as follows:

      Singer & Friedlander Insurance Finance Limited              (pound)689,375
      Cattles Commercial Leasing Limited and Cattles
      Commercial Finance Limited                                  (pound)544,459


6.    DIVIDENDS

      The shareholders of the company in their meeting dated 23 September 2003 approved a dividend of (pound)185,000. A further dividend of (pound)53,062 was approved at a meeting held on 26 February 2004.

7.    SHAREHOLDERS EQUITY


                                          March 31    March 31
                                            2004        2003
                                          (pound)     (pound)
                                          --------    --------

            Net income for year            410,751      76,978
            Dividends                     (238,062)    (30,000)
                                          --------    --------

            Net addition to
            shareholders equity            172,689      46,978

            Opening Shareholders equity    327,997     281,019
                                          --------    --------

            Closing Shareholders equity    500,686     327,997
                                          --------    --------

                               CQ SYSTEMS LIMITED

                         COMPANY BALANCE SHEET - ASSETS


                                                                               March 31
                                                                           2004        2003
                                                                 Note    (pound)     (pound)
                                                                 ----   ---------   ---------
CURRENT ASSETS
  Cash and cash equivalents                                               809,488     448,136
  Accounts receivable (net of (pound)5,000 bad debt provision)            400,280     435,806
  Prepaid expenses and other debtors                                       60,501      47,216
                                                                        ---------   ---------

TOTAL CURRENT ASSETS                                                    1,270,269     931,158
                                                                        ---------   ---------

EQUIPMENT                                                         2
  Automobiles                                                              64,725      39,732
  Furniture and equipment                                                 172,841     155,093
  Computer equipment                                                      580,772     546,646
                                                                        ---------   ---------
                                                                          818,338     741,471

Less accumulated depreciation                                             676,768     616,420
                                                                        ---------   ---------

                                                                          141,570     125,051
                                                                        ---------   ---------

                                                                        1,411,839   1,056,209
                                                                        =========   =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                               March 31
                                                                           2004        2003
                                                                         (pound)     (pound)
                                                                        ---------   ---------
CURRENT LIABILITIES
  Accounts payable                                                         16,682      21,365
  Hire purchase liabilities                                                23,428      32,153
  Payroll, Vat and corporation taxes payable                              283,017     135,117
  Dividends payable                                                        53,062      30,000
  Accrued liabilities                                                      75,197      92,911
  Deferred income                                                         418,581     410,193
                                                                        ---------   ---------

TOTAL CURRENT LIABILITIES                                                 869,967     721,739

LONG TERM LIABILITIES AND PROVISIONS
  Hire purchase liabilities                                                38,270       5,275
  Deferred tax                                                              2,916       1,198
                                                                        ---------   ---------

TOTAL LIABILITIES                                                         911,153     728,212

SHAREHOLDERS' EQUITY
  Ordinary Shares
    1,000,000 shares authorised (pound)0.20 par value
    Issued 500,000 shares                                                 100,000     100,000
  Retained earnings                                                       400,686     227,997
                                                                        ---------   ---------

                                                                        1,411,839   1,056,209
                                                                        =========   =========

..........................               .........................
Approved and signed on behalf of the board of directors on

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

      We are required by our Bylaws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that we are permitted to indemnify. Our Bylaws it to indemnify such parties to the fullest extent permitted by Nevada law.

      Nevada corporation law permits us to indemnify our directors, officers, employees, or agents against expenses, including attorneys fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees, or agents of the corporation. In order to be eligible for such indemnification, however, our directors, officers, employees, or agents must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In addition, with respect to any criminal action or proceeding, the officer, director, employee, or agent must have had no reason to believe that the conduct in question was unlawful.

      In derivative actions, we may only indemnify our officers, directors, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is not permitted in the event that the director, officer, employee, or agent is actually adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought so determines.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our controlling directors, officers, or persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Expenses of Issuance and Distribution

The following is an estimate of the expenses that we expect to incur in connection with this registration. We will pay all of these expenses, and the selling stockholders will not pay any of them.


         SEC Registration fee                        $        478.85
         Printing and engraving expenses             $        300.00*
         Legal fees and expenses                     $      1,500.00*
         Accounting fees and expenses                $          0.00*
         Miscellaneous                               $          0.00*
                                                     ----------------
                  Total                              $      2,278.85*
                                                     ================


         * Estimate, and subject to future contingencies.

Recent Sale of Unregistered Securities

In May 2003, Peter J. Jegou was granted warrants to acquire 20,000 shares of common stock of NetSol Technologies at the price of $1.75 per share until May 31, 2004 and warrants to acquire 20,000 shares of common stock at the exercise price of $3.75 per share until May 31, 2004. These warrants were granted to Mr. Jegou as compensation as compensation under the terms of a consulting agreement with NetSol. Mr. Jegou also holds 19,485 shares of common stock, which he acquired, in the July private placement of NetSol stock. NetSol relied on an exemption available under Regulation D of the Securities Act in providing him with these shares and warrants.

In August 2003 Mr. Hugh Duddy was issued options to acquire 160,000 shares of NetSol Technologies, Inc. stock through as compensation for consulting services provided by Mr. Duddy. Mr. Duddy's options entitle him to acquire up to 40,000 shares of common stock at the exercise price of $1.00 per share; 40,000 shares of common stock at the exercise price of $2.50 per share; 40,000 shares at the exercise price of $3.75 per share; and 40,000 shares at the exercise price of $5.00 per share. Each option may be exercised from the date of grant until November 14, 2007 or as otherwise limited by NetSol's nonstatutory stock option plan.

In February 2003, DCD Holdings Ltd., a UK investment company, signed an agreement to acquire 1,350,000 Rule 144 restricted shares of NetSol Technologies, Inc., in a private placement. The agreement also includes warrants for underlying shares of restricted Rule 144 stock totaling 2,750,000 with an average price of $0.625. NetSol immediately received approximately $260,000. The shares were issued in reliance on an exemption from registration available under Regulation S of the Securities Act of 1933.

In an offering closing prior to the reverse stock split in August 2003, we sold 809,999, post-reverse split, shares of restricted common stock to 12 accredited investors for total consideration of $1,215,000 in reliance on an exemption from registration available under Rule 506 of Regulation D of the Securities Act of 1933, as amended. This offering originally provided units consisting of shares of common stock and warrants to acquire common stock but was amended to adjust the number of shares consistent with NASDAQ compliance requirements. As part of the placement agent agreement with Maxim Group LLC, we issued warrants to purchase 81,000 shares of common stock to Maxim Partners, nominee of Maxim Group LLC.

On August 20, 2003, we entered into a loan agreement with an accredited non-U.S. investor. Under the terms of the loan, we borrowed $500,000 from the investor. The note has an interest rate of 8% per annum. The note is due on a date that is one hundred (120) days from the issuance date. In the event of default by us only, the note is convertible into shares of common stock at $1.75 per share, and 100,000 warrants at the exercise price of $3.25 which expire one year from the conversion date, and 100,000 warrants at an exercise price of $5.00 per share which expire two years from the conversion date. On the due date of the note, the note holder agreed to extend the term and compromise the debt with stock rather than a cash payment and the warrants were cancelled. The note was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On October 14, 2003, we announced the execution of an agreement to acquire Pearl Treasury System Ltd, a United Kingdom company. This acquisition requires us to issue up to 60,000 shares of common stock to the shareholders of Pearl Treasury System, Ltd. The shares used to acquire this asset were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On December 16, 2003, we issued 34,843 shares, valued at $100,000, to ACB, Ltd., formerly Arab Commerce Bank, as part of a settlement of an action instituted by ACB Ltd. against NetSol. The shares were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On December 17, 2003, NetSol entered into a loan agreement with an accredited non-U.S. investor, Noon Group. Under the terms of the loan, NetSol borrowed $100,000 from the investor. The note has an interest rate of 6% per annum. The note is due on a date that is six months from the issuance date. In the event of default by NetSol only, the note is convertible into shares of common stock at $1.95 per share, and 51,282 warrants at the exercise price of $3.25 per share which expire one year from the conversion date. The note was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. While the note was not automatically convertible except in the case of a default, the company elected, prior to default and, with the agreement of the note holder, to compromise the debt with stock rather than a cash payment. On March 24, 2004, the loan was converted into 51,282 shares of NetSol's common stock.

On December 24, 2003, NetSol entered into a loan agreement with an accredited non-U.S. investor, Akhtar Group. Under the terms of the loan, NetSol borrowed $250,000 from the investor. The note has an interest rate of 6% per annum. The note is due on a date that is one hundred and twenty (120) days from the issuance date. In the event of default by NetSol only, the note is convertible into shares of common stock at $1.85 per share, and 135,135 warrants at the exercise price of $3.00 per share which expire six months from the conversion date. The note was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. While the note was not automatically convertible except in the case of a default, the company elected, prior to default and, with the agreement of the note holder, to compromise the debt with stock rather than a cash payment. In addition, the detachable warrants were cancelled at this time. Effective March 8, 2004, the loan was converted into 135,135 shares of NetSol's common stock.

On February 6, 2004, NetSol issued an additional 10,352 shares valued at $35,135 for interest to ACB (formerly Arab Commerce Bank) pursuant to the terms of the legal settlement dated November 3, 2003. These shares were issued as part of the settlement agreement with Arab Commerce Bank and NetSol and were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On March 26, 2004, NetSol issued debentures to 23 accredited investors in a principal amount of one million two hundred thousand dollars ($1,200,000). The debentures mature two years from the date of the debenture, or March 26, 2006 and bear interest at the rate of 10% per annum payable in common stock or cash at NetSol's option, on a quarterly basis. Pursuant to the terms of a supplement between NetSol and the debenture holders, the conversion rate was set at one share for each $1.86 of principal. As part of that amendment, each debenture holder is entitled to receive, only at conversion, warrants to purchase up to 50% of the shares issuable to the debenture holders at conversion at the exercise price of $3.30 per share. These warrants expire in June 2009. These debentures and warrants were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

On May 20, 2004, NetSol issued 386,362 shares of common stock and warrants to acquire up to 193,182 shares of common stock at the exercise price of $3.30 per share to 9 accredited investors. These shares and warrants were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

In June 2004, NetSol issued a total of 45,000 shares of common stock, valued at $39,240, to its directors as compensation for board service completed in January 2004. These shares were issued in reliance on an exemption from registration available under Regulation D and S of the Securities Act of 1933, as amended.

During the fiscal year ended June 30, 2004 and 2003, employees exercised options to acquire 1,067,309 and 954,983 shares of common stock in exchange for a total exercise price of $1,370,551 and $850,816, respectively.

Certain sales milestones were achieved for the NetSol Altvia subsidiary during the current year. NetSol issued 100,000 shares to Altvia as agreed in the acquisition agreement. These shares were issued in reliance on an exemption available under Regulation D of the Securities Act of 1933, as amended.

During the year, a total of 123,350 shares of NetSol's common stock, valued at $209,200, were issued to three investors as reimbursement for debts of NetSol paid by the investors. These shares were issued in reliance on an exemption available under Regulation S of the Securities Act of 1933, as amended.

In August 2004, the Company issued 50,000 shares valued at $55,960 to Westrock Advisors for consulting services. These shares were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

In August and September 2004, three holders of $150,000 in convertible debentures converted their notes into 80,645 shares of the Company's common stock.

In December 2004, 16 holders of $900,000 in convertible debentures converted their notes into 483,873 shares of the Company's common stock.

In the quarter ended December 31, 2004, the Company sold 1,250,000 shares of common stock to 4 accredited non-U.S. investors. These shares were issued in reliance on an exemption from registration available under Regulation S of the Securities Act of 1933, as amended.

In the quarter ended March 31, 2005, 681,965 shares of the Company's common stock valued at $1,676,795 was issued to ten individual United Kingdom based shareholders to acquire CQ Systems, a UK company. The shares were issued to the former CQ shareholders in reliance on an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended.

During the quarter ended March 31, 2005, the Company issued 20,162 shares of its common stock for the exercise of warrants valued at $40,324. Such warrants were acquired as part of a private placement conducted in May 2004.


During the fiscal years ended June 30, 2005 and 2004, employees exercised options to acquire 890,110 and 1,067,309 shares of common stock in exchange for a total exercise price of $1,114,733and $957,892, respectively.

Exhibits and Financial Statement Schedules

(a)   Exhibits

      3.1 Articles of Incorporation of Mirage Holdings, Inc., a Nevada corporation, dated March 18, 1997, incorporated by reference as
            Exhibit 3.1 to NetSol's Registration Statement No. 333-28861 filed on Form SB-2 filed June 10. 1997

      3.2 Amendment to Articles of Incorporation dated May 21, 1999, incorporated by reference as Exhibit 3.2 to NetSol's Annual Report for the fiscal year ended June 30, 1999 on Form 10K-SB filed September 28, 1999.

      3.3 Amendment to the Articles of Incorporation of NetSol International, Inc. dated March 20, 2002 incorporated by reference as Exhibit 3.3 to NetSol's Annual Report on Form 10-KSB/A filed on February 2, 2001. 3.4 Amendment to the Articles of Incorporation of NetSol Technologies, Inc. dated August 20, 2003 incorporated by reference as Exhibit A to NetSol's Definitive Proxy Statement filed June 27, 2003. 3.5 Amendment to the Articles of Incorporation of NetSol Technologies, Inc. dated March 14, 2005 incorporated by reference as
            Exhibit 3 to NetSol's Interim Report on Form 10-QSB filed on May 10, 2005.

      3.6 Bylaws of Mirage Holdings, Inc., as amended and restated as of November 28, 2000 incorporated by reference as Exhibit 3.3 to NetSol's Annual Report for the fiscal year ending in June 30, 2000 on Form 10K-SB/A filed on February 2, 2001.

      3.7 Amendment to the Bylaws of NetSol Technologies, Inc. dated February 16, 2002 incorporated by reference as Exhibit 3.5 to NetSol's Registration Statement filed on Form S-8 filed on March 27, 2002.

      4.1   Form of Common Stock Certificate.(1)

      4.2   Form of Warrant.(1)

      5.1 Opinion of Malea Farsai, counsel to NetSol, as to the legality of the securities being registered.(*)

      10.1 Lease Agreement for Calabasas executive offices dated December 3, 2003 incorporated by reference as Exhibit 99.1 to NetSol's Current Report filed on Form 8-K filed on December 24, 2003.

      10.2 Company Stock Option Plan dated May 18, 1999 incorporated by reference as Exhibit 10.2 to the Company's Annual Report for the Fiscal Year Ended June 30, 1999 on Form 10K-SB filed September 28, 1999.

      10.3 Company Stock Option Plan dated April 1, 1997 incorporated by reference as Exhibit 10.5 to NetSol's Registration Statement No. 333-28861 on Form SB-2 filed June 10, 1997.

      10.4  Company 2003 Incentive and Nonstatutory incorporated by reference as
            Exhibit 99.1 to NetSol's Definitive Proxy Statement filed February 6, 2004.

      10.5 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Naeem Ghauri incorporated by reference as
            Exhibit 10.1 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

      10.6 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Najeeb Ghauri incorporated by reference as
            Exhibit 10.2 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

      10.7 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Salim Ghauri incorporated by reference as
            Exhibit 10.3 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

      10.8 Company 2001 Stock Options Plan dated March 27, 2002 incorporated by reference as Exhibit 5.1 to NetSol's Registration Statement on Form S-8 filed on March 27, 2002.

      10.9 Consulting Contract, dated September 1, 1999 by and between Irfan Mustafa and NetSol International, Inc. incorporated by reference as
            Exhibit 10.10 to NetSol's Annual Report for the Fiscal Year Ended June 30, 2000 on Form 10K-SB filed on October 15, 2000.

      10.10 Sublease Agreement between RPMC, Inc. and NetSol Technologies, Inc. dated September 20, 2002 incorporated by reference as Exhibit 10.11 to NetSol's Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002.

      10.11 Lease Agreement between Century National Insurance Company and NetSol Technologies, Inc. dated December 15, 2003 incorporated by reference as Exhibit 99.1 to Form 8-K filed on December 24, 2003.


      10.12 Lease Agreement between Butera properties V, LLC and NetSol USA, Inc. dated June 2004

      10.13 Frame Agreement by and between DaimlerChrysler Services AG and NetSol Technologies dated June 4, 2004 10.2 Promissory Note by and between NetSol Technologies, Inc. and Maxim Partners, LLC.(*)

      10.15 Amendment to Employment Agreement, dated April 1 ,2005, by and between NetSol Technologies, Inc. and Naeem Ghauri. Incorporated by reference as Exhibit 10.8 to form 10-KSB filed on September 15, 2005.

      10.16 Amendment to Employment Agreement, dated April 1, 2005, by and between NetSol Technologies, Inc. and Najeeb Ghauri. Incorporated by reference as Exhibit 10.9 to form 10-KSB filed on September 15, 2005.

      10.17 Amendment to Employment Agreement, dated April 1, 2005, by and between NetSol Technologies, Inc. and Salim Ghauri and incorporated by reference as Exhibit 10.10 to form 10-KSB filed on September 15, 2005.

      10.18 Lease Agreement with Regus Business Services (Shanghai) Ltd.(1) incorporated by reference as Exhibit 10.18 to form 10-KSB on September 15, 2005.


      21.1  A list of all subsidiaries of NetSol (1)

      23.1  Consent of Kabani & Company (*)

      23.2  Consent of CMB Partnership (*)

      23.3  Consent of Saeed Kamran Patel (*)

      ----------
      *     Filed Herewith
      (1)   Previously filed

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any additional or changed material information on the plan of distribution.

(2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, State of California on October 4, 2005.


                                 NETSOL TECHNOLOGIES, INC.

                                 By:/s/ Naeem Ghauri
                                    --------------------------------------------
                                    Naeem Ghauri, Chief Executive Officer



POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Naeem Ghauri, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


       Name and Signature                         Title                             Date
------------------------------------     ------------------------------------    ---------------

/s/ Naeem Ghauri                         Director and Chief Executive Officer    October 4, 2005
------------------------------------


/s/ Najeeb U. Ghauri                     Director and Chairman                   October 4, 2005
------------------------------------


/s/ Tina Gilger                          Chief Financial Officer                 October 4, 2005
------------------------------------


/s/ Derek Soper                          Director                                October 4, 2005
------------------------------------


/s/ Salim Ghauri                         Director and President                  October 4, 2005
------------------------------------


/s/ James Moody                          Director                                October 4, 2005
------------------------------------


/s/ Eugen Beckert                        Director                                October 4, 2005
------------------------------------


/s/ Shahid Javed Burki                   Director                                October 4, 2005
------------------------------------

                                       70